Exhibit 10.1

LEASE

i

v

TABLE OF CONTENTS

EXHIBITS
Exhibit A	–	Description of the Facility
Exhibit B	–	Legal Description
Exhibit C	–	Intentionally Omitted
Exhibit D	–	Gaming Licenses
Exhibit E	–	Form of Guaranty
Exhibit F	–	Form of Nondisturbance And Attornment Agreement (Sublease)
Exhibit G	–	Form of Subordination, Nondisturbance And Attornment Agreement
Exhibit H	–	Form of Memorandum Of Lease
Exhibit I	–	Form of Notice of Waiver
Exhibit J	–	Financial Covenant Compliance Report
Exhibit K	–	Example Required Capex Report
Exhibit L	–	EBITDA Calculation
Exhibit M	–	Quarterly Reporting Package
Exhibit N	–	Captive Insurance Company Requirements
Exhibit O	–	Existing Title Exceptions

SCHEDULES
Schedule 1	–	Excluded Assets
Schedule 2	–	Intentionally Omitted
Schedule 3	–	Property Specific IP
Schedule 4	–	Existing Accounting Guidelines
Schedule 5	–	Intentionally Omitted
Schedule 6	–	Intentionally Omitted
Schedule 7	–	Corporate Allocation Schedule
Schedule 8	–	Schedule 8 Capital Improvements
Schedule 9	–	Reserve Disbursement Requirements
Schedule 10	–	Intentionally Omitted
Schedule 11	–	Intentionally Omitted
Schedule 12	–	Escalated Base Rent
Schedule 13	–	Specified Communications
Schedule 14	–	Landlord’s Original Sponsors’ Tenant Competitor Properties
Schedule 15	–	Schedule 15 Property Documents

LEASE

This LEASE (the “Lease”) is entered into as of May 17, 2022 (the “Effective Date”), by and between MARKER LV PROPCO LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Landlord”), and NEVADA PROPERTY 1 LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”).

RECITALS

A. Capitalized terms used in this Lease and not otherwise defined herein are defined in Article II hereof.

B. Pursuant to that certain Purchase Agreement, dated as of September 26, 2021, by and between TCOLV Propco LLC, as seller (“PropCo Seller”), and Marker LV JV LLC, as buyer (“PropCo Purchaser”) (as the same may be amended from time to time, the “PropCo Purchase Agreement”), PropCo Purchaser is acquiring as of the Effective Date one hundred percent (100%) of the limited liability company interests of PropCo Seller in and to Landlord.

C. Pursuant to that certain Purchase Agreement, dated as of September 26, 2021, by and between BRE Spade Parent LLC, BRE Spade Propco Holdings LLC, BRE Spade Mezz 1 LLC and BRE Spade Voteco LLC, collectively, as seller (“OpCo Seller”), and MGM Resorts International, as buyer (“OpCo Purchaser”) (as the same may be amended from time to time, the “OpCo Purchase Agreement”; together with the PropCo Purchase Agreement, collectively, the “Purchase Agreement”), OpCo Purchaser is acquiring as of the Effective Date one hundred percent (100%) of the limited liability company interests of OpCo Seller in and to Tenant.

D. Landlord desires to lease the Leased Property to Tenant and Tenant desires to lease the Leased Property from Landlord upon the terms set forth in this Lease.

E. The facility covered by this Lease is described in Exhibit A attached hereto (the “Facility”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

LEASED PROPERTY

1.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant accepts and leases from Landlord all of Landlord’s rights and interests in and to the Facility (collectively, the “Leased Property”), including, without limitation, each of the following and any other real property owned by Landlord or its Subsidiaries, whether or not described below:

(a) the real property or properties described on Exhibit B attached hereto (collectively, the “Land”);

(b) all buildings, structures, and other improvements of every kind now or hereafter located on the Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), podium, basement, parking areas and roadways appurtenant to such buildings and structures of the Facility (collectively, the “Leased Improvements”); provided, however, that the foregoing shall not affect or contradict the provisions of this Lease which specify that Tenant shall be entitled to certain benefits of and rights with respect to the Tenant Capital Improvements;

(c) all easements, rights and appurtenances, covenants, development rights, mineral, gas and oil rights, water rights, if any, and other rights appurtenant to the Land and the Leased Improvements, all right, title and interest of Landlord, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, relating to, in front of or adjoining the Land and the Leased Improvements and to the center line thereof;

(d) all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Leased Improvements, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”); provided, however, that the foregoing shall not affect Tenant’s rights with respect to Tenant Capital Improvements pursuant to Section 11.1(a); and

(e) any and all existing water-related infrastructure, facilities, equipment and fixtures, including, without limitation, pumps, pump stations, pipes, reservoirs and vaults used to dewater the groundwater under the service tunnel area and theater to the extent located on the Land and to discharge such water pursuant to the National Pollutant Discharge Elimination System Permit NV0023515 (the “Water Permit”) (collectively, the “Water Infrastructure”).

The Leased Property shall not, for any purposes under this Lease, include those assets described on Schedule 1 attached hereto (collectively, the “Excluded Assets”). The Leased Property is leased subject to the covenants, conditions, restrictions, easements and other matters affecting the Leased Property as of the Effective Date which are set forth on Exhibit O and such subsequent covenants, conditions, restrictions, easements and other matters permitted by this Lease or as may be agreed to by Landlord or Tenant in accordance with the terms of this Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property.

1.2 Single, Indivisible Lease. This Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Property to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all components of the Leased Property collectively as one unit. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased

Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property. The parties may elect to amend this Lease from time to time to modify the boundaries of the Land and/or to exclude one or more components or portions thereof, and/or to include one or more additional components as part of the Leased Property, and any such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Lease and all of the foregoing provisions shall continue to apply in full force. For the avoidance of doubt, the parties acknowledge and agree that this Section 1.2 is not intended to and shall not be deemed to limit, vitiate or supersede anything contained in Section 41.15 hereof.

1.3 Term. The “Term” of this Lease is the Initial Term plus all Renewal Terms, to the extent exercised. The initial term of this Lease (the “Initial Term”) shall commence on Effective Date and end on the last day of the calendar month in which the thirtieth (30th) anniversary of the Effective Date occurs, subject to renewal as set forth in Section 1.4 below.

1.4 Renewal Terms.

(a) The term of this Lease may be extended for three (3) separate terms (each a “Renewal Term”) of ten (10) years each if: (i) at least thirty-six (36) months prior to the end of the then current Term, Tenant delivers to Landlord an irrevocable written notice that Tenant is exercising its right to extend this Lease for one (1) Renewal Term (a “Renewal Notice”); and (ii) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (the “Exercise Date”) or on the last day of the then current Term; provided, however, that if Tenant fails to deliver to Landlord a Renewal Notice prior to the date that is thirty-six (36) months prior to the then current expiration date of the Term that Tenant does not intend to renew in accordance with this Section 1.4(a)(i), then it shall automatically and without further action be deemed for all purposes that Tenant has delivered the Renewal Notice required by this Section 1.4(a)(i). During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Lease shall remain in full force and effect. After the last Renewal Term, Tenant shall have no further right to renew or extend the Term.

(b) During each Renewal Term, Base Rent shall continue to be determined pursuant to the definition of such term set forth in this Lease.

1.5 Prior Operating Lease. Each of Landlord and Tenant hereby acknowledges and agrees that (a) prior to the execution and delivery of this Lease, each of PropCo Seller and Tenant was a party to the Prior Operating Lease, (b) immediately prior to execution and delivery of this Lease, PropCo Seller and Tenant terminated the Prior Operating Lease, (c) Landlord and Tenant are entering into this Lease with this Lease to be effective immediately upon the termination of the Prior Operating Lease, and (d) it is the intent of Landlord and Tenant that notwithstanding the termination of the Prior Operating Lease and the execution and delivery of this Lease immediately thereafter, Tenant shall hold and be deemed to have held a continuous, uninterrupted leasehold estate in the Leased Property. Notwithstanding the foregoing or anything to the contrary set forth in this Lease, in no event shall Landlord or Tenant have (or be deemed to have) any obligation, liability, duty, or responsibility with respect to the Prior Operating Lease. It is the intent of each of Landlord and Tenant that, notwithstanding the termination of the Prior Operating Lease and the execution and delivery of this Lease immediately thereafter, any and all subleases, management agreements, and other instruments and agreements granting any right of possession in or to any portion of the Leased Property as of the Effective Date and immediately prior to the termination of the Prior Operating Lease shall continue as if the termination of the Prior Operating Lease had not occurred. Each of Landlord and Tenant agrees to reasonably cooperate and do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Section 1.5.

ARTICLE II

DEFINITIONS

2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (ii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; (iii) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision; (v) for the calculation of any financial ratios or tests referenced in this Lease (including the EBITDAR to Rent Ratio), this Lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent and Additional Charges payable hereunder shall be treated as Operating Expenses; (vi) all uses of the term “EBITDA” herein shall have the meaning of the definition of “EBITDA” in this Lease; (vii) all references herein to items to be prepared or determined “in accordance with GAAP” are intended to mean “in accordance with GAAP and the Existing Accounting Guidelines”; and (viii) all Exhibits, Schedules and other attachments annexed to the body of this Lease are hereby deemed to be incorporated into and made an integral part of this Lease.

“Accounts”: All accounts, including deposit accounts, all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of any space within the Leased Property and/or from goods sold or leased or services rendered from the Leased Property (including, without limitation, from goods sold or leased or services rendered from the Leased Property by any subtenant) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.

“Additional Charges”: All Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Lease and, in the event of any failure on the part of Tenant to pay or causing to be paid any of those items (except (i) where such failure is due to the wrongful or negligent acts or omissions of Landlord and (ii) where Tenant shall have furnished Landlord with no less than ten (10) days’ notice of such act or omission of which Tenant is aware), every fine, penalty, interest and cost which may be added for non-payment or late payment of such items pursuant to the terms hereof, applicable law or otherwise.

“Affiliate”: When used with respect to any corporation, limited liability company, partnership or any other Person, the term “Affiliate” shall mean any Person which, directly or indirectly, controls or is controlled by or is under common control with such other Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other Equity Interests.

“Affiliate Agreements”: Any contract between Affiliates of Tenant’s Parent with respect to the Facility.

“Affiliate SNDA”: As defined in Section 22.10.

“Ancillary Space”: Those portions of the Facility that are not Primary Space.

“ANI”: As defined in Section 13.1(j).

“Annual Certificate”: A certificate of Tenant, signed by an authorized officer of Tenant, certifying to Tenant’s knowledge in all material respects as to the matters described in Section 8.5 and Section 22.3(d) to be included in such certificate.

“Applicable Coverage Ratio”: As defined in Section 23.3.

“Applicable CPI Adjustment Factor”: For any Lease Year beginning with the sixteenth (16th) Lease Year, the quotient of (A) the CPI as of the date which is thirty (30) days prior to the commencement of such Lease Year divided by (B) the CPI as of the date which is one year prior to the date described in the preceding clause (A).

“Appraiser”: As defined in Section 3.5.

“Approved Accounting Firm”: (1) Any “big four” accounting firm designated by Tenant or (2) one of the other largest independent public accounting firms in the United States selected by Tenant’s Parent or Tenant and reasonably approved by Landlord.

“Approved Trustee” (1) Any of Chicago Title Insurance Company, First American Title Insurance Company or Fidelity National Title Insurance Company (including such title companies’ relevant Nevada-affiliated entities, provided that such entity provides an insured closing letter to Tenant in form and substance reasonably acceptable Tenant) or (2) one of the other largest title companies in the United States selected by Landlord and reasonably approved by Tenant.

“Architect”: As defined in Section 10.1(b)(iii).

“Award”: All compensation, sums or anything of value awarded, paid or received with respect to a total or partial Condemnation.

“Bank Secrecy Act”: As defined in Section 39.1(a).

“Base Rent”: An annual amount equal to Two Hundred Million Dollars ($200,000,000); provided, however, that commencing on the first day of the calendar month immediately following the first anniversary of the Effective Date and continuing at the beginning of each Lease Year thereafter during the Term, the Base Rent shall increase to an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Escalation, as illustrated on Schedule 12 hereto. At the commencement of the first Renewal Term, the Base Rent shall increase to an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Escalation. The Base Rent determined in accordance with the preceding sentence shall be payable throughout the remainder of the first Renewal Term except that the Base Rent shall increase on the first day of each Lease Year to an amount equal to the sum of (x) the Base Rent for the immediately preceding Lease Year, and (y) the Escalation. At the commencement of each of the second and third Renewal Terms, Base Rent shall be reset to be equal to the greater of (i) the sum of (x) the Base Rent for the immediately preceding Lease Year, and (y) the Escalation, and (ii) the Fair Market Rent of the Facility as determined pursuant to Section 3.5 hereof. The Base Rent determined in accordance with the preceding sentence shall be payable throughout the remainder of the second or third Renewal Term, as applicable, except that the Base Rent shall increase on the first day of each Lease Year to an amount equal to the sum of (x) the Base Rent for the immediately preceding Lease Year, and (y) the Escalation.

“BetMGM”: BetMGM, LLC (formerly known as RoarDigital, LLC).

“Bookings”: Reservations, bookings, exhibitions or other short-term arrangements with conventions, conferences, hotel guests, tours, vendors and other groups or individuals (it being understood that whether or not such arrangements or agreements are short-term or temporary shall be determined without regard to how long in advance such arrangements or agreements are entered into).

“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday which, in each case, is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“CapEx Certification Date”: As defined in Section 9.1(e)(i).

“CapEx Disbursement Request”: As defined in Section 9.1(e)(v).

“CapEx Grace Period” As defined in Section 9.1(e)(iii).

“CapEx Reserve”: As defined in Section 9.1(e)(iv).

“CapEx Reserve Funds”: As defined in Section 9.1(e)(iv).

“CapEx Testing Period”: Each five (5) year period (on a rolling basis) through the Term, with the first period commencing on January 1, 2022 and expiring on December 31, 2026 and the second period commencing on January 1, 2023 and expiring on December 31, 2027.

“CapEx Testing Period Certificate”: As defined in Section 9.1(e)(i).

“Capital Improvement Notice”: As defined in Section 10.5(a).

“Capital Improvements”: Any improvements or alterations or modifications of the Leased Improvements, including without limitation capital improvements and structural alterations, modifications or improvements, or one or more additional structures annexed to any portion of any of the Leased Improvements or the expansion of existing improvements, which are constructed on any parcel or portion of the Land, during the Term, including construction of a new wing or new story, in each case which are permanently affixed to the Leased Property such that they constitute real property under applicable Legal Requirements.

“Capital Improvements Threshold”: As defined in Section 10.1(b)(vi).

“Cash”: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

“Casualty Event”: Any loss of title or any loss of or damage to or destruction of, or any Condemnation or other taking (including by any governmental authority) of, any portion of the Leased Property. “Casualty Event” shall include, but not be limited to, any taking of all or any portion of the Leased Property, in or by Condemnation or other eminent domain proceedings pursuant to any applicable law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of or any part thereof by any governmental authority, civil or military.

“Code”: The Internal Revenue Code of 1986 as amended from time to time.

“Competitor Restriction Open Date”: As defined in Section 18.1(a).

“Condemnation”: A taking by the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

“Condemnor”: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

“Condo Articles of Incorporation”: Collectively, the Condo Articles of Incorporation (East Tower) and Condo Articles of Incorporation (West Tower), as the same may be amended from time to time in accordance with the terms of this Lease.

“Condo Articles of Incorporation (East Tower)”: Nonprofit Articles of Incorporation of The Cosmopolitan of Las Vegas East Tower Unit Owners Association, filed with the Nevada Secretary of State on July 22, 2010, as the same may be amended from time to time in accordance with the terms of this Lease.

“Condo Articles of Incorporation (West Tower)”: Nonprofit Articles of Incorporation of The Cosmopolitan of Las Vegas West Tower Unit Owners Association, filed with the Nevada Secretary of State on July 22, 2010, as the same may be amended from time to time in accordance with the terms of this Lease.

“Condo Association”: Collectively, the Condo Association (East Tower) and Condo Association (West Tower), as the same may be amended from time to time in accordance with the terms of this Lease.

“Condo Association (East Tower)”: The Cosmopolitan of Las Vegas East Tower Unit Owners Association, a Nevada nonprofit corporation, its respective successors and assigns.

“Condo Association (West Tower)”: The Cosmopolitan of Las Vegas West Tower Unit Owners Association, a Nevada nonprofit corporation, its respective successors and assigns.

“Condo Board”: Collectively, the Condo Board (East Tower) and Condo Board (West Tower), as the same may be amended from time to time in accordance with the terms of this Lease.

“Condo Board (East Tower)”: The board of directors of the Condo Association (East Tower).

“Condo Board (West Tower)”: The board of directors of the Condo Association (West Tower).

“Condo By-Laws”: Collectively, the Condo By-Laws (East Tower) and Condo By-Laws (West Tower), as the same may be amended from time to time in accordance with the terms of this Lease.

“Condo By-Laws (East Tower)”: Bylaws of The Cosmopolitan of Las Vegas East Tower Unit Owners Association, dated January 14, 2011, as the same may be amended from time to time in accordance with the terms of this Lease.

“Condo By-Laws (West Tower)”: Bylaws of The Cosmopolitan of Las Vegas West Tower Unit Owners Association, dated January 14, 2011, as the same may be amended from time to time in accordance with the terms of this Lease.

“Condo Declaration”: Collectively, the Condo Declaration (East Tower) and Condo Declaration (West Tower), as the same may be amended from time to time in accordance with the terms of this Lease.

“Condo Declaration (East Tower)”: Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for The Cosmopolitan of Las Vegas East Tower, by Tenant, dated January 10, 2011 and recorded January 13, 2011 as Instrument No. 201101130002555 of Official Records, as assigned pursuant to that certain Assignment and Assumption of Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for The Cosmopolitan of Las Vegas East Tower, by and among Tenant, as assignor, and Landlord, as assignee, dated as of December 19, 2014, and recorded on December 22, 2014 as Instrument No. 201412220001315 of Official Records.

“Condo Declaration (West Tower)”: Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for The Cosmopolitan of Las Vegas West Tower, by Tenant, dated January 10, 2011 and recorded January 13, 2011 as Instrument No. 201101130002556 of Official Records, as assigned pursuant to that certain Assignment and Assumption of Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for The Cosmopolitan of Las Vegas West Tower, by and among Tenant, as assignor, and Landlord, as assignee, dated as of December 19, 2014, and recorded on December 22, 2014 as Instrument No. 201412220001316 of Official Records.

“Condo Documents”: Collectively, the Condo Documents (East Tower), the Condo Documents (West Tower) and the Condo REA.

“Condo Documents (East Tower)”: Collectively, the Condo Declaration (East Tower), the Condo Map (East Tower), the Condo By-Laws (East Tower) and the Condo Articles of Incorporation (East Tower).

“Condo Documents (West Tower)”: Collectively, the Condo Declaration (West Tower), the Condo Map (West Tower), the Condo By-Laws (West Tower) and the Condo Articles of Incorporation (West Tower).

“Condo Map (East Tower)”: the Final Map of Cosmopolitan (East Tower) (A Resort Condominium/Commercial Condominium Subdivision), recorded on October 27, 2010 in Book 142 of Plats, Page 83 in the Official Records, as amended by that certain Amended Plat of a portion of Cosmopolitan (East Tower) (A Resort Condominium/Commercial Condominium Subdivision), recorded on May 5, 2011 in Book 143 of Plats, Page 25 in the Official Records, excepting therefrom a portion of the podium parcel that was subdivided and transferred to a third party pursuant to quitclaim deed recorded as Instrument No. 201012230001038 of the Official Records, as the same may be amended from time to time in accordance with the terms of this Lease.

“Condo Map (West Tower)”: the Final Map of Cosmopolitan (West Tower) (A Resort Condominium/Commercial Condominium Subdivision), recorded on October 27, 2010 in Book 142 of Plats, Page 84 in the Official Records, as amended by that certain Amended Plat of a portion of Cosmopolitan (West Tower) (A Resort Condominium/Commercial Condominium Subdivision), recorded on May 5, 2011 in Book 143 of Plats, Page 26 in the Official Records, as the same may be amended from time to time in accordance with the terms of this Lease.

“Condo REA”: that certain Declaration of Reciprocal Easements for the Cosmopolitan of Las Vegas, recorded January 13, 2011, as Instrument No. 2011011302554 of Official Records, as assigned pursuant to that certain Assignment and Assumption of Declaration of Reciprocal Easements for The Cosmopolitan of Las Vegas, by and among Tenant, as assignor, and Landlord, as assignee, dated as of December 19, 2014 and recorded on December 22, 2014 as Instrument No. 201412220001314 of Official Records, as the same may be amended from time to time in accordance with the terms of this Lease.

“Condominium”: Collectively, the Condominium Hotel Property (as defined in the Condo Declaration (East Tower)) and the Condominium Hotel Property (as defined in the Condo Declaration (West Tower)).

“Condominium Property”: Collectively, the Condominium and the Podium Parcel (as defined in the Condo REA).

“Confidential Information”: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of Landlord or Tenant or their respective Related Persons, whether furnished before or after the Effective Date, and regardless of the manner in which it was furnished, and any material prepared by either Landlord or Tenant or their respective Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by either Landlord or Tenant or their respective Related Persons in breach of this Lease; (ii) was or becomes available to either Landlord or Tenant or their respective Related Persons on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of Landlord or Tenant or their Related Persons, provided, that the source of the information is not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other without the use of any Confidential Information, as evidenced by its written records.

“Connector Actions”: As defined in Section 7.2(c).

“Construction Security”: (A) cash, (B) cash equivalents, (C) a Letter of Credit or (D) an alternative security reasonably acceptable to Landlord (or a combination thereof), in an amount equal to (x) in the case of Capital Improvements, the cost by which the budgeted cost of such Capital Improvements exceeds the Capital Improvements Threshold, and (y) in the case of a Restoration Deficiency, the amount of such deficiency.

“Construction Security Escrow Account”: As defined in Section 10.1(c).

“Control”: The ability, directly or indirectly, whether through the ownership of voting securities or other Equity Interests, by contract, or otherwise (including by being the managing member or general partner of the Person in question), to direct or cause the direction of the management and policies of a Person.

“Covenant Failure Period”: The period beginning upon the failure of the Financial Covenant or the Listing Covenant and ending upon a Covenant Security Coverage Cure with respect to such failure.

“Covenant Security Coverage Cure”: (1) Following the failure of the Financial Covenant, (A)(i) as of the last day of the most recent Test Period and the last day of the Test Period immediately preceding the most recent Test Period, the EBITDAR to Rent Ratio shall have been equal to or greater than the Applicable Coverage Ratio or (ii) Tenant’s Parent’s Market Capitalization, on the last day of the most recent Test Period and the last day of the Test Period immediately preceding the most recent Test Period, shall exceed Six Billion Dollars ($6,000,000,000.00); and (B) Tenant’s satisfaction of the Listing Covenant; or (2) following the failure of the Listing Covenant, as of the last day of the most recent Test Period and the last day of the Test Period immediately preceding the most recent Test Period, the EBITDAR to Rent Ratio shall have been greater than 2.00:1.00.

“Covenant Security Escrow Account”: An escrow account established by Tenant with a reputable, nationally recognized title insurance company selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) with an office located in Las Vegas, Nevada. An Approved Trustee is hereby preapproved by Landlord and Tenant.

“Covenant Security Escrow Instructions”: Whenever Tenant has deposited sums as required hereunder into a Covenant Security Escrow Account, irrevocable escrow instructions (reasonably satisfactory to Tenant and Landlord) to the title company holding the Covenant Security Escrow Account to hold such funds in escrow, and to release them directly to Landlord promptly upon written demand by Landlord certifying that an Event of Default exists hereunder, without any further instructions, action or approval from Tenant, or to release them to Tenant upon the joint written instructions of Tenant and Landlord (which, upon Tenant’s request, Landlord shall execute and deliver when a Covenant Security Coverage Cure shall have occurred or following the expiration of this Lease).

“CPI”: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States, all as reasonably determined by Landlord and Tenant.

“Current Insurance Limits”: As defined in Section 13.5.

“Customary Hotel Art”: All art, artwork, paintings, sculptures or other artistic installments or displays which are (x) generally affixed to the walls of guest rooms, hallways, convention rooms, casino areas and ancillary spaces which are consistent with the Operating Standard or (y) otherwise located at the Facility, and, in each case, not costing in excess of $10,000 for any individual item.

“Data”: As defined in the definition of Intellectual Property.

“Date of Taking”: The date the Condemnor has the right to possession of the property being condemned.

“Debt Agreement”: If designated by Tenant to Landlord in writing to be included in the definition of “Debt Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Tenant and/or its Subsidiaries, (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, (iii) which are secured by assets of Tenant and/or its Subsidiaries, including, but not limited to, their Cash, Accounts, Tenant’s Property, real property and leasehold estates in real property (including this Lease) and (iv) which shall provide Landlord, (x), the right to receive copies of notices of Specified Debt Agreement Defaults thereunder in accordance with Section 17.3 hereof and (y) the right to cure such defaults in accordance with Section 17.2 hereof.

“Debt Facilities”: One or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers.

“Deferred Required CapEx”: As defined in Section 7.2(d).

“Designated Tenant’s Property”: As defined in Section 36.1.

“Disclosure Documents”: Collectively, any written materials used or provided to any prospective investors and/or the rating agencies in connection with any public offering or private placement in connection with a securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

“Dispute Notice”: As defined in Section 16.1(b).

“Dollars” and “$”: The lawful money of the United States.

“EBITDA”: For any Test Period and with respect to any Person or the Facility (as applicable), the sum of (a) Net Income of such Person or the Facility for that period, plus or minus the following (without duplication in each case) to the extent reflected in Net Income for that period, plus (b) any extraordinary loss and, without duplication, any loss associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, minus (c) any extraordinary gain and, without duplication, any gains associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, plus (d) interest charges of such Person or the Facility for that period, less (e) interest income of such Person or the Facility for that period, plus (f) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person or the Facility for that period excluding Gaming taxes (whether or not payable during that period), minus (g) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person or the Facility for that period excluding Gaming taxes (whether or not receivable during that period), plus (h) depreciation, amortization, plus (i) all non-recurring and/or other non-cash expenses which shall be limited to third party expenses in connection with an acquisition or disposition of an asset, plus (j) loss on sale or disposal of an asset, and write downs and impairments of an asset, minus (k) all non-recurring and/or other non-cash income in connection with an acquisition or disposition, and gain on sale of an asset, plus (l) expenses classified as “pre-opening and start-up expenses” on the applicable financial statements of that Person or the Facility for that fiscal period which shall be limited to costs related directly to the Facility’s Primary Intended Use, minus (m) non-cash reversal of an accrual or reserve not recorded in the ordinary course, plus or minus (n) the impact of any foreign currency gains or losses and related swaps, plus (o) all long-term non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, stock appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights, plus or minus (p) any equity income from the earnings of an equity method investee and plus (q) any equity loss from the earnings of an equity method investee, in each case as determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“EBITDAR”: For any Test Period, with respect to any Person or Facility, EBITDA plus, without duplication, any rent associated with this Lease (as may be amended from time to time) reflected in Net Income, and, without duplication, in each case as determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“EBITDAR to Rent Ratio”: For any date, the ratio of (i) EBITDAR derived from the Facility by Tenant or its Affiliates (without duplication) for the Test Period most recently ended prior to such date to (ii) Rent for the Test Period most recently ended prior to such date. For purposes of the calculation of Rent in clause (ii) above for the first year following the Effective Date, Rent shall be Two Hundred Million Dollars ($200,000,000).

“Effective Date”: As defined in the Recitals.

“Eligible Account”: A separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa2” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution”: Either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or (b) Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. or Bank of America, N.A. or any of their affiliates or successors provided that the rating by S&P and Moody’s for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings set forth in clause (a) hereof.

“Encumbrance”: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to the Leased Property, or any portion thereof or interest therein.

“End of Term Asset Transfer Notice”: As defined in Section 36.1.

“Environmental Costs”: As defined in Section 32.4.

“Environmental Laws”: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act, NRS Chapters 444, 445A, 445B, 445C, 445D, 459, 590 and NRS Sections 618.750 to 618.850.

“Equity Interests”: With respect to any Person, any and all shares, interests, participations or other equivalents, including ownership or membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“ERISA Affiliate”: Any entity which, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escalated Base Rent”: For each of the first fifteen (15) Lease Years (other than the first Lease Year), an amount equal to one hundred and two percent (102%) of the Base Rent as of the end of the immediately preceding Lease Year, as set forth on Schedule 12 hereto. Thereafter, “Escalated Base Rent” for each Lease Year shall mean (A) the greater of (1) an amount equal to one hundred and two percent (102%) of the Base Rent as of the end of the immediately preceding

Lease Year, and (2) the Applicable CPI Adjustment Factor multiplied by the Base Rent as of the end of the immediately preceding Lease Year; provided, however, that in no event shall the Escalated Base Rent for any Lease Year increase by more than three percent (3%) of the Base Rent payable for the immediately preceding Lease Year (the “Escalation Cap”), as shown in the Theoretical Example of Year 16 Rent Calculation attached hereto in Schedule 12.

“Escalation”: For any Lease Year (other than the first Lease Year), an amount equal to the difference between (i) the Escalated Base Rent for such Lease Year and (ii) the Base Rent for the immediately preceding Lease Year. For purposes of determining the Escalations pursuant to Section 23.3, the Escalated Base Rent during the 16th Lease Year until the expiration of the Term shall be calculated using the Escalation Cap.

“Escalation Cap”: As defined in the definition of Escalated Base Rent.

“Essential Property Charges”: As defined in Section 4.3.

“Estoppel Certificate”: As defined in Section 23.1(a).

“Event of Default”: As defined in Section 16.1(a).

“Event of Default Notice”: As defined in Section 16.2(b).

“Exchange Act”: The U.S. Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.

“Excluded Assets” As defined in Section 1.1.

“Exercise Date”: As defined in Section 1.4(a).

“Existing Accounting Guidelines”: Tenant’s Parent’s accounting guidelines and policies in effect as of the Effective Date, as more particularly set forth on Schedule 4 hereto and which shall be subject to change to the extent not material or to the extent needed to reflect changes in GAAP and which shall be applied on a Non-Discriminatory basis consistent with Tenant’s and Tenant’s Affiliates past practice with respect to their other Gaming Facilities.

“Existing Management Agreement”: Any management agreement with a third party not affiliated with Tenant with respect to a portion of the Facility in effect as of the Effective Date. For the avoidance of doubt, the Existing Marriott Agreement is not and shall not be deemed to be an Existing Management Agreement.

“Existing Marriott Agreement”: That certain Cosmopolitan of Las Vegas License Agreement, dated as of August 24, 2010 by and between Marriott International, Inc., as licensor, and Tenant, as licensee (as amended, supplemented or otherwise modified). Tenant shall have the right to terminate the Existing Marriott Agreement at any time without Landlord’s consent at Tenant’s sole cost and expense.

“Existing Sublease”: Any sublease with respect to a portion of the Facility in effect as of the Effective Date.

“Existing Title Violation”: As defined in Section 9.2.

“Expert”: An independent third party professional, with expertise in respect of a matter at issue, appointed by the agreement of Landlord and Tenant or otherwise in accordance with Article XXXIV hereof.

“Expert Fair Market Rent”: As defined in Section 34.1(b)(i).

“Facility”: As defined in the Recitals. “Facility” shall not include any off-track betting facilities located off-site or other offsite Gaming facilities.

“Facility Mortgage”: As defined in Section 13.1.

“Facility Mortgage Documents”: With respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

“Facility Mortgagee”: As defined in Section 13.1.

“Fair Market Rent”: With respect to the Leased Property or the Facility, at any time in question and as the context may require, the prevailing fair market Base Rent which would be determined in an arm’s-length negotiation by Landlord and Tenant if neither party were under any compulsion to enter into a lease, taking into account all of the material terms and conditions of this Lease (including the obligation to pay Additional Charges and the presence of any remaining Renewal Terms) and, taking into account the fact that Landlord will not be entitled to the benefit of any of Tenant’s Property other than its rights with respect to Tenant’s Property pursuant to Section 6.4 and Article XXXVI for a ten (10) year term beginning as of the commencement of such Renewal Term, such Fair Market Rent to be determined by mutual agreement by the parties or in accordance with Section 3.5.

“Fair Market Rent Assumptions”: The Expert shall assume the following (1) neither the tenant nor landlord is under any compulsion to lease and that both have reasonable knowledge of all relevant facts, are acting prudently and knowledgeably in a competitive and open market, and assuming price is not affected by undue stimulus, (2) such lease contains terms and conditions identical to the terms and conditions of this Lease, other than with respect to the length of term and payment of Rent and any ability of Tenant to cease operations pursuant to Section 7.2(d), (3) neither party is paying any broker a commission in connection with the transaction, (4) that the tenant thereunder will pay such Fair Market Rent for the entire term of such demise (i.e., no early termination)), (5) the Leased Property to be valued pursuant hereto (as improved by all then existing Leased Improvements, and all Capital Improvements thereto), shall be valued as (or as part of) a fully-permitted Facility operated in accordance with the provisions of this Lease for the Primary Intended Use, free and clear of any lien or encumbrance evidencing a debt (including any Permitted Leasehold Mortgage) or judgment (including any mortgage, security interest, tax lien, or judgment lien), (6) in determining the Fair Market Rent with respect to damaged or destroyed Leased Property, such value shall be determined as if such Leased Property had not been so damaged or destroyed, (7) the Fair Market Rent shall represent the normal rent for the Leased

Property unaffected by sales (or leasing) concessions granted by anyone associated with the transaction, (8) the following specific matters shall be factored in or out, as appropriate, in determining Fair Market Rent as the case may be: (i) the negative value of (x) any deferred maintenance or other items of repair or replacement of the Leased Property to the extent arising from breach or failure of Tenant to perform or observe its obligations hereunder, (y) any then current or prior Gaming or other licensure violations by Tenant, Guarantor or any of their Affiliates, and (z) any breach or failure of Tenant to perform or observe its obligations hereunder (in each case with respect to the foregoing clauses (x), (y) and (z), without giving effect to any applicable cure periods hereunder), shall not be taken into account; rather, the Leased Property and every part thereof shall be deemed to be in the condition required by this Lease and Tenant shall at all times be deemed to have operated the Facility in compliance with and to have performed all obligations of Tenant under this Lease, and (ii) such determination shall be without reference to any savings Landlord may realize as a result of any extension of the Term of this Lease, such as savings in free rent and tenant concessions, and without reference to any “start-up” costs a new tenant would incur were it to replace the existing Tenant for any Renewal Term or otherwise, (9) the Leased Property will be leased as a whole or substantially as a whole to a single user and (10) in determining the Fair Market Rent with respect to any portion of the Leased Property for which Tenant has temporarily ceased operations, such value shall be determined as if such operations had not been ceased.

“FASB”: As defined in the definition of GAAP.

“Fee Mortgage”: Any mortgage, pledge agreement, security agreement, assignment of leases and rents, fixture filing or similar document creating or evidencing a lien on Landlord’s interest in the Leased Property (or an indirect interest therein, including without limitation, a lien on direct or indirect interests in Landlord pursuant to a mezzanine loan or otherwise) in accordance with the provisions of Article XXXI hereof.

“Fee Mortgage Documents”: With respect to each Fee Mortgage and Fee Mortgagee, the applicable Fee Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

“Fee Mortgagee”: The holder(s) or lender(s) under each Fee Mortgage (which for the avoidance of doubt may include the holder(s) or lender(s) under any mezzanine loan secured by a direct or indirect interest in Landlord’s interest in the Leased Property) or the agent or trustee acting on behalf of any such holder(s) or lender(s).

“Fee Mortgagee Securitization”: Any sale or financing by a Fee Mortgagee (including, without limitation, issuing one or more participations) of all or a portion of the loan secured by a Fee Mortgage, including, without limitation, a public or private securitization of rated single- or multi-class securities secured by or evidencing ownership interests in all or any portion of the loan secured by a Fee Mortgage or a pool of assets that includes such loan.

“Fee Mortgagee Securitization Indemnitee”: Any Fee Mortgagee, any Affiliate of a Fee Mortgagee that has filed any registration statement relating to a Fee Mortgagee Securitization or has acted as the sponsor or depositor in connection with a Fee Mortgagee Securitization, any Affiliate of a Fee Mortgagee that acts as an underwriter, placement agent or initial purchaser of securities issued in a Fee Mortgagee Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of securities issued in a Fee Mortgagee Securitization, in each case under or relating to the Fee Mortgage, and each of their respective officers, directors and Affiliates and each Person or entity who “controls” any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

“FF&E”: Collectively, furnishings, fixtures, inventory, and equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of the Facility, including (without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, Gaming Equipment and other casino equipment and all other hotel and casino resort equipment, supplies and other tangible property owned by Tenant, or in which Tenant has or shall have an interest, now or hereafter located at the Leased Property or used or held for use in connection with the present or future operation and occupancy of the Facility; provided, however, that FF&E shall not include Excluded Assets or items owned by subtenants that are neither Tenant nor an Affiliate of Tenant, by guests or by other third parties.

“FF&E Disbursement Request”: As defined in Section 9.1(f).

“FF&E Reserve”: As defined in Section 9.1(f).

“FF&E Reserve Funds”: As defined in Section 9.1(f).

“Final Financial Covenant Compliance Report”: As defined in Section 23.1(b)(iv).

“Finance Lease”: As applied to any Person, any lease of any Property by that Person as lessee that is required to be classified and accounted for as a finance lease in conformity with GAAP; and provided, that, for the avoidance of doubt, this Lease will not be deemed to be a Finance Lease.

“Financial Covenant”: As defined in Section 23.3.

“Financial Statements”: (i) For a Fiscal Year, consolidated statements of operations, shareholders’ equity and cash flows of Tenant’s Parent and its Subsidiaries for such Fiscal Year and the related consolidated balance sheet as at the end of such Fiscal Year, prepared in accordance with GAAP as at such date and audited by an Approved Accounting Firm, and (ii) for each fiscal quarter (other than the fourth fiscal quarter in any Fiscal Year), the consolidated statements of operations and cash flows of Tenant’s Parent and its Subsidiaries for such fiscal quarter and for the portion of the Fiscal Year ended with such fiscal quarter, and the related consolidated balance sheet as at the end of such fiscal quarter, prepared in accordance with GAAP and Existing Accounting Guidelines.

“Fiscal Year”: The annual period commencing January 1 and terminating December 31 of each year.

“Fixtures”: As defined in Section 1.1(d).

“Foreclosure Assignment”: As defined in Section 22.2(a)(i).

“Foreclosure COC”: As defined in Section 22.2(a)(i).

“Foreclosure Purchaser”: As defined in Section 31.1.

“Foreclosure Transferee”: A transferee that meets all of the following requirements:

(a) such transferee is or has engaged or is otherwise Controlled by a Qualified Operator with respect to the operation of the Facility;

(b) such transferee (directly or through one or more of its Subsidiaries) is licensed or certified by each Gaming Authority with jurisdiction over any portion of the Leased Property as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of this Lease);

(c) such transferee is Solvent, and, other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party or a Permitted Credit Facility Lender, if such transferee has a Parent Company, the Parent Company of such transferee is Solvent, and

(d) such transferee is, or is Controlled by, a Qualified Transferee and such Qualified Transferee has executed and delivered a Guaranty.

“GAAP”: Generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification® and rules and interpretive releases of the SEC under authority of federal securities laws, that are applicable to the circumstances as of the date of determination, consistently applied; provided, that if any change in accounting principles is required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB or the SEC and such change results in a change in the method of calculation of any financial ratio or term in this Lease, then Tenant and Landlord shall negotiate in good faith in order to amend such provision so as to equitably reflect such change with the desired result that the criteria for evaluation of the relevant Person’s financial condition shall be the same after such change as if such change had not occurred; provided further that until such time as an amendment shall have been executed, all such financial covenants and terms in this Lease shall continue to be calculated or construed as if such change had not occurred.

“Gaming”: Casino, racetrack racing, video lottery terminal or other gaming activities, including, but not limited to, the operation of slot machines, video lottery terminals, table games, pari-mutuel wagering or other applicable types of wagering (including, but not limited to, sports wagering). For avoidance of doubt, the terms “gaming” and “gambling” as used in this Lease are intended to include the meanings of such terms under NRS Section 463.0153.

“Gaming Authorities”: Any of the Nevada Gaming Commission, the Nevada Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and any other gaming regulatory body or any agency or governmental authority which has, or may at any time after the Effective Date have, jurisdiction over the gaming activities at the Leased Property or any successor to such authority.

“Gaming Corridor”: The greater Las Vegas Strip area bounded on the south by St. Rose Parkway (but, for the avoidance of doubt, including the M Resort), the north by US 95, on the east by Paradise Road or Maryland Parkway, as applicable, and on the west by Decatur Boulevard.

“Gaming Equipment”: All equipment, software systems and/or gaming devices, gaming devices parts inventory and other related gaming equipment and supplies used to conduct gambling games authorized by applicable Gaming Regulations at a Gaming Facility including without limitation, all slot machines, video lottery terminals, table games, cards, dice, chips, tables, player tracking systems, cashless wagering systems, electronic betting systems, mobile gaming systems, gaming kiosks, pari-mutuel wagering systems, and/or other software systems and devices used now or in the future (including any variation or derivative of any of the foregoing, or any newly created equipment, software system or gaming device) for the purposes of conducting gambling games, slot machines, gaming devices and live games.

“Gaming Facility”: The portion of any property upon which Gaming Equipment is utilized to generate Gaming revenues in accordance with a required Gaming License.

“Gaming License”: Any license, permit, approval, finding of suitability, finding of qualification or other authorization issued by Gaming Authorities to operate, carry on or conduct any gambling game, race book or sports pool, pari-mutuel wagering and/or offer to play any Gaming Equipment on the Leased Property, as required by any Gaming Regulation, including each of the licenses, permits or other authorizations set forth on Exhibit D, as amended from time to time, and those related to the Facility that are added to this Lease after the Effective Date.

“Gaming Regulation(s)”: Any and all laws, statutes, ordinances, rules, regulations, policies, orders, resolutions, codes, decrees or judgments, and Gaming License conditions or restrictions, and requirements of any agreement with a local municipality, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility or the conduct of a Person holding a Gaming License, including, without limitation, any contractual requirements or requirements imposed by a regulatory agency, commission, board, municipality, county, parish or other governmental body (including any Gaming Authority) pursuant to the jurisdiction and authority granted to it under applicable law.

“Government List”: (1) any list or annex to Presidential Executive Order 13224 issued on September 24, 2001 (“EO13224”), including any list of Persons who are determined to be subject to the provisions of EO13224 or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (2) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (3) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (4) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America.

“Guarantor”: Tenant’s Parent or any Qualified Transferee which delivers a Guaranty in accordance with this Lease or consented to by Landlord.

“Guaranty”: That certain Guaranty of Lease dated as of the Effective Date by and between Guarantor and Landlord, a form of which is attached as Exhibit E hereto, as the same may be amended or supplemented or restated from time to time in accordance with the terms of this Lease and the Guaranty, and any other form of guaranty in form and substance satisfactory to Landlord in its sole discretion (it being acknowledged by Landlord that a Guaranty in the form of Exhibit E attached hereto is satisfactory) executed by a Guarantor in favor of Landlord (as the same may be amended or supplemented or restated from time to time in accordance with this Lease and the Guaranty) pursuant to which such Guarantor agrees to guaranty all of the obligations of Tenant hereunder.

“Guest Data”: Any and all information and data identifying, describing, concerning or generated by website visitors or prospective, actual or past guests or customers of casinos, hotels, retail locations, restaurants, bars, spas, entertainment venues, or other facilities or services, including without limitation any and all guest or customer profiles, contact information (e.g. addresses, phone numbers, facsimile numbers and email addresses), histories, preferences, game play and patronage patterns, experiences, results and demographic information, whether or not any of the foregoing constitutes personally identifiable information, together with any and all other guest or customer information in any database of Tenant, Tenant’s Parent or their respective Affiliates, regardless of the source or location thereof, and including without limitation such information obtained or derived by Tenant, Tenant’s Parent or any of their respective Affiliates from (i) guests or customers of the Facility (for the avoidance of doubt, including Property Specific Guest Data); or (ii) any other sources and databases, including websites, central reservations databases, operational data bases (ODS) and any player loyalty programs (e.g. the Tenant Rewards Program).

“Handling”: As defined in Section 32.4.

“Hazardous Substances”: Collectively, any petroleum, petroleum product or by product or any substance, material or waste that is defined, regulated or classified pursuant to any applicable Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect.

“Impositions”: All taxes, special and general assessments, including assessments for public improvements or benefits, whether or not commenced or completed prior to the Effective Date and whether or not to be completed within the Term, rents or other amounts payable under any Property Documents, water rents, rates and charges, commercial rent taxes, sewer and other utility rents, rates and charges, excise tax levies, fees including license, permit, inspection, authorization and similar fees, and other governmental impositions, levies and charges of every kind and nature whatsoever, that may be assessed, levied, confirmed, imposed or become a lien on the Leased Property or any part thereof or any rent therefore or any estate, right, title or interest therein or any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof prior to, during or with respect to any period during the Term hereof through the expiration or earlier termination of this Lease together with (i) any taxes and assessments that may be levied, assessed or imposed upon the gross income arising from any Rent or in lieu of or as a substitute, in whole or in part, for any Imposition and (ii) all interest and penalties on the foregoing attributable to any failure in payment by Tenant (other than failures arising from the wrongful or negligent acts of Landlord where Tenant shall have furnished Landlord with no less than ten (10) days’ notice of such act which Tenant is aware). Except as described in clause (ii) above, the term “Impositions” shall, however, not include any of the following, all of which the parties agree shall be the responsibility of (and paid, before any fine, penalty, interest or cost may be added for non-payment, by) Landlord: (a) any franchise, income, excess profits, estate, inheritance, succession, transfer, gift, corporation, business, commerce, capital levy, or profits tax of Landlord, (b) any tax imposed with respect to the sale, exchange or other disposition by Landlord of the fee estate in the Leased Property or Landlord Change of Control, and (c) interest, penalties and other charges with respect to the foregoing items (a) and (b).

“Indebtedness”: Of any Person, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business or other accounts payable in the ordinary course of business in accordance with ordinary trade terms, (y) financing of insurance premiums and (z) any earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP); (e) all Indebtedness of others to the extent secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Finance Lease of such Person, the amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) the net amount of the obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including swap contracts); (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten (10) Business Days; and (i) all guaranty obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above (other than, for the avoidance of doubt, in connection with any completion guarantee); provided, that for purposes of this definition, deferred purchase price obligations shall be calculated based on the net present value thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness becomes due, in which case the amount of such Indebtedness shall be the amount due that is payable by such Person. For the avoidance of doubt, it is understood and agreed that (x) unredeemed casino chips and tokens and gaming winnings of customers, (y) any obligations of such Person in respect of cash management agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness. For all purposes hereof, the Indebtedness of the Tenant shall exclude (i) any obligations under this Lease and any similar lease and (ii) intercompany liabilities arising from the Tenant’s cash management, tax, and accounting operations and intercompany loan advances.

“Initial Term”: As defined in Section 1.3.

“Insurance Requirements”: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

“Intellectual Property” or “IP”: All rights, title and interests in, to and under any intellectual property, as they exist anywhere in the world, whether registered or unregistered, including: (i) all patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether or not patentable), invention disclosures, improvements, business information, know-how, trade secrets, Confidential Information, designs, plans, blueprints, formulas, drawings, research and development, business and marketing plans, proposals and surveys, customer lists, tangible and intangible proprietary information, and all documentation relating to any of the foregoing, (iii) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (iv) all industrial designs and any registrations and applications therefor, (v) all trademarks, service marks, trade dress, trade styles, logos, trade names, brand names, assumed names, corporate names, Internet domain names and other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of like nature, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, “Trademarks”), (vi) all databases and data collections (including all Guest Data) and all rights therein (collectively, “Data”), (vii) all moral and economic rights of authors and inventors, however denominated, (viii) all social media user names and accounts, (ix) all computer software, firmware, microcode, operating systems, embedded applications or other programs, including all source code, object code, specifications, databases, designs and documentation related thereto, (x) all Internet addresses, electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, (xi) all rights of privacy and publicity, (xii) any other similar intellectual property and proprietary rights of any kind, nature or description and (xiii) any copies of tangible embodiments therefrom (in whatever form or medium).

“Intercreditor Agreement”: As defined in Section 17.1(a).

“Investment Fund”: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are Tenant and its Subsidiaries and/or this Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.

“IP Licenses”: Collectively, any agreements or arrangements pursuant to which Tenant or any of its Subsidiaries is granted a license to use any System-Wide IP other than readily available off-the-shelf software.

“Item Subject to Deemed Consent”: As defined in Section 35.2.

“Land”: As defined in Section 1.1(a).

“Landlord”: As defined in the preamble.

“Landlord Approved Capital Improvements”: As defined in Section 10.1(b).

“Landlord Change of Control”: If any Person other than one or both of Landlord’s Original Sponsors shall Control or hold any direct or indirect beneficial ownership of fifty percent (50%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Landlord entitled to vote in an election of directors of Landlord; provided, however, any change in the direct or indirect ownership in any Landlord’s Parent or any publicly reporting Person in one or more transactions shall not constitute a Landlord Change of Control.

“Landlord Indemnified Party”: As defined in Section 21.1.

“Landlord Party”: As defined in the definition of Licensing Event.

“Landlord Representatives”: As defined in Section 23.4.

“Landlord Tax Returns”: As defined in Section 4.1(b).

“Landlord’s Original Majority Sponsor”: BREIT Operating Partnership L.P. and its successors and assigns from time to time.

“Landlord’s Original Minority Sponsor”: individually or collectively, Stonepeak Infrastructure Partners and Cherng Family Trust, and their successors and assigns from time to time.

“Landlord’s Original Sponsors”: Landlord’s Original Majority Sponsor and Landlord’s Original Minority Sponsor.

“Landlord’s Parents”: Landlord’s Original Sponsors and their respective successors and assigns from time to time.

“Landlord’s Parent REITs”: Blackstone Real Estate Income Trust Inc. and any other Subsidiary of a Landlord’s Parent that is a “real estate investment trust” (within the meaning of Section 856(a) of the Code) through which a Landlord’s Parent holds an interest in Landlord.

“Landlord Work”: As defined in Section 10.6.

“Lease”: As defined in the preamble.

“Lease Year”: The first Lease Year shall be the period commencing on the Effective Date and ending on the last day of the twelfth (12th) full calendar month following the Effective Date, and each subsequent Lease Year shall be each period of twelve (12) full calendar months thereafter.

“Leased Improvements”: As defined in Section 1.1(b).

“Leased Property”: As defined in Section 1.1.

“Leasehold Estate”: As defined in Section 17.1(a).

“Legal Requirements”: All applicable federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Gaming Regulations and Environmental Laws) affecting any parties to this Lease (or the Guaranty), the Leased Property, Tenant’s Property or Capital Improvements or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property and Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.

“Lessor Lien”: Any lien, encumbrance, attachment, title retention agreement or claim (other than any of the foregoing that arise as a result of a Facility Mortgage (or other security interest filing in relationship to a Facility Mortgage), or result from the transactions contemplated by this Lease, or that consist of liens and encumbrances of record or based on facts or occurrences affecting or relating to the Facility as of the Effective Date or liens or encumbrances which are consented to by Tenant in writing, which consent shall not be unreasonably withheld, conditioned or delayed as provided in Section 7.2(c)) encumbering the Leased Property and that arises after the Effective Date solely as a result of (a) any act or omission of Landlord or any of its Affiliates which is in violation of any of the terms of this Lease after notice from Tenant and failure to cure within all applicable cure periods, (b) any third-party claim against Landlord or its Affiliates that is unrelated to the use, ownership, operation or maintenance of the Leased Property and (i) for which Tenant is not required to indemnify Landlord pursuant to this Lease, and (ii) that is unrelated to the acts or omissions of Tenant, Tenant’s Subsidiaries or any of their respective Affiliates, or (c) any third-party claim against Landlord arising out of any transfer, sale, assignment, encumbrance or disposition by Landlord of all or any portion of the interest of Landlord in the Leased Property or any portion thereof (or any Landlord Change of Control) in violation of this Lease.

“Letter of Credit”: An irrevocable, unconditional, clean sight draft letter of credit reasonably acceptable to Landlord and Fee Mortgagee (as applicable) in favor of Landlord or, at Landlord’s direction, Fee Mortgagee and entitling Landlord or Fee Mortgagee (as applicable) to draw thereon based solely on a statement executed by an officer of Landlord or Fee Mortgagee (as applicable) stating that it has the right to draw thereon under this Lease in a location in the United States reasonably acceptable to Landlord or Fee Mortgagee (as applicable), issued by one or more domestic Eligible Institutions or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Landlord or Fee Mortgagee (as applicable) shall have the right to draw in full: (a) if Landlord or Fee Mortgagee (as applicable) has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days or less prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; and/or (c) thirty (30) days after Landlord or Fee Mortgagee (as applicable) has given a proper notice to Tenant that any of the financial institutions issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above.

“Licensing Event”: A communication (whether oral or in writing) by or from any Gaming Authority to Tenant or any of its Affiliates (each, a “Tenant Party”) or to a Landlord Party or other action by any Gaming Authority that indicates that (i) such Gaming Authority has found that the association of a Tenant Party with Landlord is likely to (A) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any Gaming License or any other rights or entitlements held or required to be held by Landlord or any of its Affiliates (each, a “Landlord Party”) under any Gaming Regulations or (B) violate any Gaming Regulations to which a Landlord Party is subject; or (ii) a Tenant Party is required to be licensed, registered, qualified or found suitable under any Gaming Regulations, and such Tenant Party does not remain so licensed, registered, qualified or found suitable or, after becoming so licensed, registered, qualified or found suitable, fails to remain so, and, solely for purposes of determining whether an Event of Default has occurred under Section 16.1(a)(xii), the same causes cessation of Gaming activity at the Facility and would reasonably be expected to have a material adverse effect on the Facility.

“Lien”: As defined in Section 11.1(a).

“Liquor Authority”: As defined in Section 41.13(a).

“Liquor Laws”: As defined in Section 41.13(a).

“Listing Covenant”: As defined in Section 23.3.

“Market Capitalization”: With respect to a Person, the number of shares outstanding as reflected on the balance sheet included in such Person’s Financial Statements for the applicable fiscal quarter multiplied by the closing price of such Person’s shares on the applicable stock exchange on the last trading day of the applicable fiscal quarter.

“Material Indebtedness”: Any Indebtedness of the type referenced in clauses (a), (b), or (e) of the definition of Indebtedness of Tenant, the outstanding principal amount of which is in excess of One Hundred Million Dollars ($100,000,000).

“Net Income”: With respect to any fiscal period and with respect to any Person, the net income (or net loss) of that Person, determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Net Revenue”: With respect to any fiscal period, the net revenue derived from the Facility by Tenant or its Affiliates (without duplication) for that period, determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines; provided that “Net Revenue” shall exclude RSB Net Revenue.

“Net Worth”: (i) An entity’s equity as its total assets (including any available uncalled or unfunded capital commitments of investors) minus its total actual liabilities including the capitalization of any operating lease rent obligations at ten times (10x) the rent amount but excluding any operating lease liability recorded in total actual liabilities, in each case calculated in accordance with GAAP, and (ii) as it relates to an entity publicly traded and listed on the New York Stock Exchange, AMEX or NASDAQ, its Market Capitalization.

“New Lease”: As defined in Section 17.1(f).

“Non-Discriminatory”: Consistent, commercially reasonable treatment of all Persons regardless of the ownership, control or affiliations of any such Persons (i) subject to the same or substantially similar policies and procedures, including policies and procedures related to the standards of service and quality required to be provided by such Persons or (ii) participating jointly in the same transactions or relationships or participating in separate, but substantially similar, transactions or relationships for the procurement of goods or services (and whether such goods are purchased or leased), in each case, including, without limitation, the unbiased and consistent allocation of costs, expenses, savings and benefits of any such policies, procedures, relationships or transactions on the basis of a reasonable methodology; provided, however, that goods and services shall not be required to be provided in a manner that exceeds the standard of service required to be provided at the Leased Property under the terms of this Agreement to be deemed “Non-Discriminatory” nor shall the standard of service and quality provided at the facilities owned or operated by each such Person be required to be similar so long as, in each case, both (x) a commercially reasonable business justification (without giving effect to Lease economics) that is not discriminatory to Landlord or the Leased Property exists for the manner in which such goods and services are provided, as reasonably determined by Tenant in good faith, and (y) the manner in which such goods and services are provided is not intended or designed to frustrate, vitiate or reduce the rights of Landlord under this Lease, as reasonably determined by Tenant in good faith.

“Notice”: A notice given in accordance with Section 35.1.

“Notice of Termination”: As defined in Section 17.1(f).

“NRS”: As defined in Section 41.14.

“OFAC”: As defined in Section 39.1(a).

“Officer’s Certificate”: A certificate of Tenant or Landlord, as the case may be, signed by an authorized officer of such party.

“Official Records”: The Office of the County Recorder of Clark County, Nevada.

“OpCo Purchase Agreement”: As defined in the Recitals.

“OpCo Purchaser”: As defined in the Recitals.

“OpCo Seller”: As defined in the Recitals.

“Operating Expenses”: With respect to any fiscal period, the operating expenses of the Facility (without duplication) for that period, determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Operating Standard”: Operation of the Leased Property for the Primary Intended Use in a first class manner and at least substantially consistent with the standard of operations of the Facility on the Effective Date and which shall be performed in a Non-Discriminatory manner with other assets owned, leased, managed or operated by Tenant’s Parent or its Subsidiaries, including without limitation, with respect to the usage and allocation of proprietary information and systems related to the operating of Gaming, hotel and related businesses, Tenant Rewards Program, centralized services, purchasing programs, insurance programs, Intellectual Property, Guest Data, complimentaries, room rates and cross-marketing and cross-promotional activities with other properties owned, leased or operated by Tenant’s Parent and its Subsidiaries.

“Overdue Rate”: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under Legal Requirements.

“Ownership Term”: The period of time equal to what would have been the duration of the Initial Term plus all Renewal Terms, but for the earlier termination of the Lease due to an Event of Default.

“Pandemic”: Any public health crisis of any form as determined by public health officials, including without limitation, a mass influenza outbreak or any other illness or health issue, or any pandemic, epidemic, or widespread contagion or threat to human health, including but not limited to COVID-19, and any event or situation that a governmental authority has labelled a pandemic or similar term or as to which any governmental or quasi-governmental authority has issued a mandate, directive or recommendation to close, or limit or restrict any of the operations or occupancy at, the Facility.

“Parent Company”: With respect to any Person in question, any other Person (other than an Investment Fund) (x) as to which such Person in question is a Subsidiary; and (y) which other Person is not a Subsidiary of any other Person (other than (1) an Investment Fund, which shall be deemed not to have any Parent Company, and (2) in the case of a Foreclosure Transferee that is an Investment Fund, no parent of such Investment Fund shall be required to provide a Guaranty pursuant to the last sentence of Section 22.2, if applicable, so long as a Qualified Transferee Controlling such Foreclosure Transferee has provided a Guaranty).

“Patriot Act Offense”: Any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the U.S.A. Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Payment Date”: Any due date for the payment of the installments of Rent or any other sums payable under this Lease.

“PCAOB”: The Public Company Accounting Oversight Board.

“Permitted Affiliate Agreement”: Any Affiliate Agreement which (i) is for a bona fide purpose consistent with the Operating Standard and not used by Tenant to evade or avoid the Financial Covenant or the Listing Covenant or to distort the economic performance of the Facility in any material respect, (ii) does not subject Landlord to any obligations or liabilities with respect thereto, (iii) will not bind Landlord upon expiration or earlier termination of this Lease, (iv) is not otherwise designed to frustrate Landlord’s ability to enter into a new lease or management agreement at the expiration of this Lease and (v) will not result in a violation of Legal Requirements.

“Permitted Capital Improvements”: As defined in Section 10.1(a).

“Permitted Credit Facility Lender”: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement secured in part by a Permitted Credit Facility Pledge, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement pursuant to the terms thereof; provided, such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking institution or other eligible indenture trustee under the Trust Indenture Act of 1940, as amended, in each case, in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement.

“Permitted Credit Facility Pledge”: A pledge or similar agreement creating a security interest in the direct or indirect interests in Tenant or its Subsidiaries, granted to or for the benefit of a Permitted Credit Facility Lender as collateral for the obligations under a Debt Agreement; provided, however, such Debt Agreement must be a bona fide corporate credit facility of Tenant’s Parent which is recourse to Tenant’s Parent.

“Permitted FF&E Expenditures”: As defined in Section 9.1(f).

“Permitted Leasehold Mortgage”: A document creating or evidencing an encumbrance on Tenant’s leasehold interest in the Leased Property, granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the obligations under a Debt Agreement; provided, however, so long as, at the time of entering into such Permitted Leasehold Mortgage, (i) such Debt Agreement is, or will be pursuant to the terms thereof, secured by assets of Tenant’s Parent and any subsidiaries thereof acting as borrowers and guarantors of such Debt Agreement and (ii) the fair market value (as reasonably determined by Tenant’s Parent in good faith and after giving effect to the terms of this Lease) of Tenant’s interest in the Leased Property does not exceed one-third of the fair market value (as reasonably determined by Tenant’s Parent in good faith) of all of the assets of Tenant’s Parent, the borrowers and guarantors, taken as a whole, providing collateral for such Debt Agreement at the time such Debt Agreement is executed.

“Permitted Leasehold Mortgage Excluded Collateral”: As defined in Section 17.1(n).

“Permitted Leasehold Mortgagee”: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Permitted Leasehold Mortgage, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Permitted Leasehold Mortgage pursuant to the terms thereof; provided, such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking institution or other eligible indenture trustee under the Trust Indenture Act of 1940, as amended, in each case, in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement.

“Permitted Leasehold Mortgagee Designee”: An entity designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders, noteholders or investors represented by the Permitted Leasehold Mortgagee.

“Permitted Leasehold Mortgagee Foreclosing Party”: A Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee that forecloses on this Lease and assumes this Lease or a Subsidiary of a Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee that assumes this Lease in connection with a foreclosure on this Lease by a Permitted Leasehold Mortgagee.

“Permitted Management Agreement”: The RSB Services Agreement, any Existing Management Agreement, or any new management agreement or amendment or modification of the RSB Services Agreement or any Existing Management Agreement which is entered into after the Effective Date and which (i) is for a bona fide purpose consistent with the Operating Standard, (ii) in the event of any new management agreement or an amendment or renewal thereof or the RSB Services Agreement which could extend the term of an Existing Management Agreement or of the RSB Services Agreement (including any grants of additional renewal or extension options), is expressly subject and subordinate to this Lease (with Landlord having no obligations or liabilities with respect thereto and such manager or other parties thereto having no rights after expiration or termination of this Lease, except to the extent provided by any subordination, non-disturbance and attornment agreement delivered by Landlord in accordance with this Lease), (iii) is not otherwise designed to frustrate Landlord’s ability to enter into a new lease or management agreement at the expiration or earlier termination of this Lease, (iv) does not grant any right to purchase, right of first offer or right of first refusal with respect to the purchase of any portion of the Leased Property, (v) does not result in a violation of any Legal Requirements and (vi) with respect only to the RSB Services Agreement, any amendment or modification thereto which is entered into after the Effective Date, (a) does not result in a material adverse effect on the financial performance of the Leased Property (including, without limitation, Net Revenue and

EBITDA) as compared to the effect on the financial performance of the Leased Property caused by the RSB Services Agreement in effect immediately prior to giving effect to such amendment or modification and (b) does not expand the RSB Space by an amount such that, after giving effect to such expansion, the square footage of the RSB Space is greater than one hundred fifty percent (150%) of the square footage of the race and sports book space existing as of the effective date of the OpCo Purchase Agreement, or, to the extent that such expansion exceeds the foregoing square footage amount, the Tenant is charging fair market rent for any such excess RSB Space pursuant to the RSB Services Agreement or any other Permitted Management Agreement or Permitted Sublease.

“Permitted Sublease”: Any (x) Existing Sublease or (y) any new sublease or amendment or renewal of an Existing Sublease which is entered into after the Effective Date and which, (i) if the sublessee is not an Affiliate of Tenant, is on commercially reasonable, arms’ length terms and with respect to Primary Space only, with market rent as determined by Tenant in good faith, (ii) is for a bona fide purpose consistent with the Operating Standard, (iii) in the event of any new sublease or an amendment or renewal which could extend the term of an Existing Sublease (including any grants of additional renewal or extension options), is expressly subject and subordinate to this Lease (with Landlord having no obligations or liabilities with respect thereto and such subtenant having no rights after expiration or termination of this Lease, except to the extent provided by any subordination, non-disturbance and attornment agreement delivered by Landlord in accordance with this Lease), (iv) is not otherwise designed to frustrate Landlord’s ability to enter into a new lease or management agreement at the expiration of this Lease, (v) does not grant any right to purchase, right of first offer or right of first refusal with respect to the purchase of any portion of the Leased Property, and (vi) does not result in a violation of any Legal Requirements.

“Person” or “person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“PLL”: As defined in Section 13.1(j).

“Preliminary Financial Covenant Compliance Report”: As defined in Section 23.1(b)(iii).

“Primary Intended Use”: Hospitality, entertainment, entertainment venues, Gaming and/or pari-mutuel use generally consistent with prevailing hospitality, entertainment or Gaming industry use at any time, together with all ancillary or complementary uses consistent with such use and operations (including hotels, resorts, convention centers, retail facilities, restaurants, spas, clubs, bars, etc.), together with any other uses in effect on the Effective Date and together with any other uses otherwise generally consistent with the Operating Standard.

“Primary Space”: Those portions of the Facility that are used primarily for hotel, casino or convention purposes as of the Effective Date (as may be reasonably adjusted from time to time in accordance with the Primary Intended Use).

“Prime Rate”: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided, that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.

“Prior Operating Lease”: That certain Lease and Operating Agreement, dated as of December 19, 2014, by and between PropCo Seller, as lessor, and Tenant, as lessee, as amended through the Effective Date.

“Proceeding”: As defined in Section 23.1(b)(ix).

“PropCo Purchase Agreement”: As defined in the Recitals.

“PropCo Purchaser”: As defined in the Recitals.

“PropCo Seller”: As defined in the Recitals.

“Prohibited Persons”: As defined in Section 39.1(a).

“Property”: Any right, title or interest in or to property or assets of any kind whatsoever, whether real, Personal (as defined in the UCC) or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, equity interests or other ownership interests of any other Person owned by the first Person.

“Property Charges”: As defined in Section 4.3.

“Property Documents”: (1) Declarations, reciprocal easement and/or operating agreements, easements, covenants, exceptions, conditions and restrictions in each case affecting the Leased Property or any portion thereof (i) that are listed on Exhibit O or (ii) made after the Effective Date in accordance with the terms of this Lease, but excluding, in any event, all Fee Mortgage Documents, (2) the Condo Documents and (3) the Schedule 15 Property Documents.

“Property Rights”: As defined in Section 8.4.

“Property Specific Guest Data”: Any and all Guest Data, to the extent owned by or under the possession or control of Tenant, Tenant’s Parent or their respective Affiliates, identifying, describing, concerning or generated by website visitors or prospective, actual or past guests and/or customers, in each case, of the Facility and which is used with respect to the Facility, including retail locations, restaurants, bars, casino and Gaming Facilities, spas and entertainment venues therein, but excluding, in all cases, (i) Guest Data that has been integrated into analytics, reports, or other similar forms, including in connection with the Tenant Rewards Program (it being understood that this exception shall not apply to such Guest Data itself, i.e., in its original form prior to integration into such analytics, reports, or other similar forms in connection with the Tenant Rewards Program), (ii) Guest Data that concerns facilities other than the Facility and (iii) Guest Data that concerns proprietary information and systems related to the operation of Gaming, hotel and related businesses and is not related to the Facility.

“Property Specific IP”: All Intellectual Property (other than Data) that is both (i) exclusively related to the Facility and (ii) currently or hereafter owned by Tenant, Tenant’s Parent or any of their respective Affiliates, including the Intellectual Property set forth on Schedule 3, attached hereto, but excluding the Property Specific Trademarks.

“Property Specific Trademarks”: Collectively, (i) “The Cosmopolitan of Las Vegas” (or any Trademark that replaces “The Cosmopolitan of Las Vegas” as the primary brand name used to identify the Facility) brands and Trademarks containing “The Cosmopolitan of Las Vegas” or the stylized “C” and all variations and derivations thereof, in any format, font, style or design, whether alone or in combination with any other terms, phrases, symbols, logos, styles or designs, including all registrations and applications therefor, and Intellectual Property set forth on Schedule 3 and (ii) associated copyrights.

“Purchase Agreement”: As defined in the Recitals.

“Qualified Operator”: A Person that (A) has revenues derived from hotels or facilities for gaming (or both), in accordance with GAAP, of not less than One Billion and No/100 Dollars ($1,000,000,000.00) per year for each of the preceding three (3) years as of the date of determination and (B) leases, operates or manages resorts with at least 2,500 rooms and casino operations of at least 100,000 square feet of gaming area, 1,300 slots and 100 gaming tables. At the time of appointment, such Person (a) shall not be subject to a bankruptcy, insolvency or similar proceeding, (b) shall have never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and shall not be on any Government List, (c) shall not be, and shall not be controlled by, a Prohibited Person or a person that has been found “unsuitable,” for any reason, by any applicable Gaming Authority, (d) shall have not been the subject of a material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude, (e) shall have not been found liable pursuant to a non-appealable judgment in a civil proceeding for attempting to hinder, delay or defraud creditors, and (f) shall have all required licenses and approvals required under applicable law (including Gaming Regulations), including all required Gaming Licenses for itself, its officers, directors, and Affiliates (including officers and directors of its Affiliates) to manage the Facility.

“Qualified Transferee”: A Person that satisfies each of the following requirements: (a) a Net Worth (exclusive of the Leased Property) of no less than Five Billion Dollars ($5,000,000,000.00) of which at least Two Billion Dollars ($2,000,000,000.00) relates to assets located in the United States (exclusive of the Leased Property), (b) such transferee and all of its applicable officers, directors and Affiliates (including the officers and directors of its Affiliates), to the extent required under applicable Gaming Regulations or other Legal Requirements, are licensed by the Gaming Authority or otherwise found suitable to lease the Leased Property in accordance herewith, (c) such transferee has not been the subject of a material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude and has not been found liable pursuant to a non-appealable judgment in a civil proceeding for attempting to hinder, delay or defraud creditors, (d) such transferee has never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List; (e)

such transferee has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding during the prior five (5) years from the applicable date of determination; (f) such transferee is not, and is not Controlled by a Prohibited Person or a person that has been found “unsuitable” for any reason or has had any application for a Gaming License withdrawn “with prejudice” by any applicable Gaming Authority; (g) such transferee complies with any Fee Mortgagee’s customary “know your customer” requirements applicable to such transferee and its equity holders; and (h) such transferee is not associated with a person who has been found “unsuitable”, denied a Gaming License or otherwise precluded from participation in the Gaming industry by any Gaming Authority where such association would reasonably be expected to adversely affect any of Landlord’s or its Affiliates’ Gaming Licenses or Landlord’s or its Affiliates’ then-current standing with any Gaming Authority.

“Qualifying CapEx”: Expenditures relating to the installation or restoration of Capital Improvements or FF&E with respect to the Leased Property, which shall (x) exclude any costs incurred that (A) are related to ordinary course maintenance and repairs and not capitalized in accordance with GAAP, (B) are included in Operating Expenses, determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines, (C) relate to Permitted Leasehold Mortgages, purchase money financing, equipment financing, equipment lease, or financing secured by liens on Capital Improvements or FF&E (but excluding any Permitted Credit Facility Pledge), or (D) would constitute capitalized interest, and (y) be limited to costs which are with third parties dealing at arms’ length or with Affiliates dealing on arms’ length terms (with any costs paid to Affiliates not exceeding market rates) and capitalized in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Quarterly Operating Report”: As defined in Section 23.1(b)(v).

“Radius”: As defined in Section 13.6.

“Recharacterization”: As defined in Section 11.1(c).

“Recharacterized Deed of Trust”: As defined in Section 11.1(c).

“Recharacterized Deed of Trust Trustee”: As defined in Section 11.1(c).

“Related Persons”: With respect to a party, such party’s Affiliates and Subsidiaries and the directors, officers, employees, agents, partners, managers, members, advisors and controlling persons of such party and its Affiliates and Subsidiaries.

“Renewal Notice”: As defined in Section 1.4(a).

“Renewal Term”: As defined in Section 1.4(a).

“Rent”: The Base Rent.

“Representative”: With respect to the lenders or holders under a Debt Agreement, a Person designated as agent or trustee or a Person acting in a similar capacity or as representative for such lenders or holders.

“Required CapEx”: An aggregate amount of Qualifying CapEx spent during the applicable CapEx Testing Period equal to the product of (x) the Specified CapEx Percentage (based on the applicable Specified CapEx Percentage for each Lease Year during such CapEx Testing Period) and (y) the actual Net Revenue during such CapEx Testing Period.

“Required CapEx Funding Deadline”: As defined in Section 9.1(e)(i).

“Reserve Control Trigger Period”: (A) Any Covenant Failure Period, or (B) any period during which an Event of Default exists (provided that, with respect to Section 16.1(a)(v) and Section 16.1(a)(vi), for purposes of this definition only, the cure periods provided in Section 16.1(a)(v) and Section 16.1(a)(vi), respectively, shall not be taken into account).

“Reserve Disbursement Requirements”: The requirements for disbursements of CapEx Reserve Funds and FF&E Reserve Funds identified on Schedule 9.

“Responsible Officer”: Tenant’s or Tenant’s Parent’s, as applicable, chief executive officer, chief operating officer, treasurer, assistant treasurer, secretary, assistant secretary, executive vice presidents and senior vice presidents and, regardless of designation, the chief financial officer of Tenant’s Parent, provided, that Tenant’s Parent may designate one or more other officers as Responsible Officers.

“Restricted Information”: As defined in Section 23.1(c).

“Restricted Reserve Accounts”: As defined in Section 9.1(g).

“Restoration Deficiency”: As defined in Section 14.2(c).

“RSB Net Revenue”: The “Net Revenue” (as defined in the RSB Services Agreement) that is contractually earned (or borne) by BetMGM under the RSB Services Agreement.

“RSB Purposes”: A race book and/or sports pool and similar sports wagering activities at the portions of the Facility dedicated to race book and/or sports pool.

“RSB Services Agreement”: That certain Race Book and Sports Pool Services Agreement, dated as of July 15, 2019, by and among MGM Resorts Interactive, LLC and BetMGM, and various other parties to the agreement, as amended by that certain First Amendment to Race Book and Sports Pool Service Agreement, dated as of June 9, 2021, as amended or supplemented by a joinder and acknowledgment thereto, entered into on or after the Effective Date, confirming that the Facility will be an “Added Facility” thereunder, which joinder and acknowledgment shall be in form and substance that is not materially less favorable to the Leased Property than the form joinder and acknowledgement attached to the RSB Services Agreement as of the Effective Date, and as the same may be further modified, amended, restated, bifurcated or otherwise supplemented from time to time in accordance with the terms of this Lease (including as provided in the definition of “Permitted Management Agreements”, provided that the Facility is treated on a Non-Discriminatory basis consistent with Tenant’s and Tenant’s Affiliates other Gaming Facilities subject to the RSB Services Agreement).

“RSB Space”: That portion of the Facility used primarily for the RSB Purposes, as such area may be modified from time to time in accordance with the terms of this Lease.

“Sanctions Authority” As defined in Section 39.1(a).

“Schedule 8 Capital Improvements”: As defined in Section 10.1(a).

“Schedule 15 Property Documents”: Collectively, each of the documents, agreements, and other instruments set forth on Schedule 15 attached hereto and made a part hereof.

“SEC”: The United States Securities and Exchange Commission.

“SEC Filing Deadline”: As defined in Section 23.1(b)(i).

“SEC Reports”: All quarterly and annual reports required under the Exchange Act and related rules and regulations to be filed with the SEC on Forms 10-Q and 10-K.

“Section 4.3 Certification”: As defined in Section 4.3.

“Section 4.3 Waiver”: As defined in Section 4.3.

“Securities Act”: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Solvent”: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities) as they become absolute and matured, (c) such Person has not incurred, and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification No. 450).

“Specified CapEx Percentage”: With respect to each calendar year (a) during the period from January 1, 2022 through December 31, 2026, 2.0%, (b) during the period from January 1, 2027 through December 31, 2031, 2.5%, (c) during the period from January 1, 2032 through December 31, 2041, 3.0% and (d) thereafter, 3.5%.

“Specified Communications”: The items set forth on Schedule 13 attached hereto to the extent required to be delivered to Landlord in accordance with the indicated provisions of this Lease.

“Specified Debt Agreement Default”: Any event or occurrence under a Debt Agreement that enables or permits the lenders or holders (or Representatives of such lenders or holders) to accelerate the maturity of the Indebtedness outstanding under a Debt Agreement.

“Specified Tenant Securitization Matters”: Those portions of the Disclosure Documents for a Fee Mortgage which specifically describe (i) Tenant, (ii) Tenant’s Parent or (iii) historical financial performance of the Facility from and after the Effective Date (including occupancy, ADR, RevPAR, revenues by department, departmental expenses, operating expenses and fixed expenses), (iv) the gaming overview of the Facility (including slot units, table units and historical hold percentage) and (v) historical capital expenditures at the Facility from and after the Effective Date.

“State”: Nevada.

“Subsidiary”: As to any Person, (i) any corporation at least fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has at least a fifty percent (50%) equity interest at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Lease shall refer to a Subsidiary or Subsidiaries of Tenant, except to the extent expressly stated to be with respect to a Subsidiary or Subsidiaries of Landlord.

“System-Wide IP”: All of the Intellectual Property (in each case, excluding Property Specific IP, Property Specific Guest Data and Property Specific Trademarks) that (i) Tenant’s Parent or any of its Affiliates (other than Tenant or its Subsidiaries) currently license or otherwise provide to Tenant or its Subsidiaries pursuant to a written agreement or otherwise in order to provide services to the Facility or (ii) is otherwise licensed to, but not owned by, Tenant or its Subsidiaries for their respective properties, including any and all such Intellectual Property comprising and/or related to the Tenant Rewards Program.

“Temporary Taking”: As defined in Section 15.3.

“Tenant”: As defined in the preamble.

“Tenant Capital Improvement”: A Capital Improvement constructed by or at the direction of Tenant at the Facility after the Effective Date.

“Tenant Change of Control”: (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Tenant’s Parent and its Affiliates, shall have acquired direct or indirect beneficial ownership or control of thirty-five percent (35%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Tenant entitled to vote in an election of directors of Tenant or Tenant’s Parent, (ii) the direct or indirect sale by Tenant or Tenant’s Parent of all or substantially all of Tenant’s assets, whether held directly or through Subsidiaries, relating to the Facility in one transaction or in a series of related transactions (excluding sales to Tenant or its Subsidiaries) to a Person that is not wholly owned and controlled (directly or indirectly) by Tenant’s Parent, or (iii) Tenant ceasing to be a wholly-owned and Controlled Subsidiary (directly or indirectly) of Tenant’s Parent. Notwithstanding the foregoing, no acquisition of shares of or transfer of any interest in a publicly traded Person listed on the New York Stock Exchange, AMEX or NASDAQ (including, without limitation, Tenant’s Parent) in one or more transactions shall result in a Tenant Change of Control, provided that after giving effect to such Tenant Change of Control, Tenant would be able to make the representations and warranties and comply with the covenants in Section 39.1 without qualification.

“Tenant Competitor”: A Person or Affiliate of any Person (other than an Affiliate of Tenant) which (i) is among the top 10 global gaming companies by annual revenues or (ii) operates, leases or manages resorts with at least 1,000 rooms in the Gaming Corridor; provided, that notwithstanding anything to the contrary contained herein, “Tenant Competitor” shall not include (w) commercial or corporate banks, pension funds, mutual funds, and any other funds that are managed or controlled by a commercial or corporate banks which funds principally invest in commercial loans or debt securities, (x) any real estate investment trust whose primary business activity is limited to acting as a landlord of properties under long-term triple net leases (which, for the avoidance of doubt may include other Gaming Facilities), (y) any investment vehicle or other similar entity whose primary business activity is limited to acting as a landlord of properties under long-term triple net leases (which, for the avoidance of doubt may include other Gaming Facilities), or (z) owners of real estate used for Gaming purposes but leased to or otherwise operated by third parties.

“Tenant Information”: Information concerning Tenant, Tenant’s Parent or their respective Affiliates, or any of their respective assets or businesses, including, without limitation, the operation of the Leased Property from and after the Effective Date.

“Tenant Party”: As defined in the definition of Licensing Event.

“Tenant Representatives”: As defined in Section 23.4.

“Tenant Rewards Program”: The M-Life Rewards Program or any other customer loyalty program of Tenant’s Parent and its Affiliates to the extent used at, or in connection with the marketing, advertising or promotion of, the Leased Property.

“Tenant’s Original Parent”: MGM Resorts International.

“Tenant’s Parent”: (i) Tenant’s Original Parent, (ii) any successor by operation of law (whether through a merger, consolidation or similar transaction) to the obligations of Tenant’s Original Parent under the Guaranty, (iii) any other entity that acquires all or substantially all of the assets of Tenant’s Original Parent and delivers a Guaranty to Landlord (with any such entity being required hereunder to deliver a Guaranty to Landlord), or (iv) in connection with any Foreclosure Assignment or Foreclosure COC, the Qualified Transferee that delivers a Guaranty to Landlord (with any such Qualified Transferee being required to deliver a Guaranty to Landlord).

“Tenant’s Pledged Property”: Tenant’s Property but excluding (a) any cash, securities or investments, (b) all products and proceeds of Tenant’s Pledged Property, (c) all Intellectual Property, and (d) any Gaming Licenses. Notwithstanding the foregoing, in no event shall Tenant’s Pledged Property include (i) any asset or property to the extent the grant of a security interest is prohibited by any Legal Requirements or requires a consent not obtained by any governmental authority pursuant to any Legal Requirements; (ii) any asset or property subject to shared services on a Non-Discriminatory basis consistent with Tenant’s and Tenant’s Affiliates past practice with respect to their other Gaming Facilities and in accordance with the Operating Standard; and (iii) any lease (other than any off-site agreements that are exclusive or primarily related to the Property for parking, office space or warehouse space), license or other agreement or contract (including joint venture agreements) or any property subject to a purchase money security interest or similar arrangement (including equipment financing) entered into in the ordinary course of business consistent with the Operating Standard and does not impair in any material respect Landlord’s rights under Section 36.1.

“Tenant’s Property”: All assets which, in each case are (i) owned by Tenant or its Subsidiaries, (ii) located at the Leased Property and (iii) primarily related to or used in connection with the operation of the business conducted on or about the Leased Property, together with all replacements, modifications, additions, alterations and substitutes therefor, but specifically excluding the Excluded Assets.

“Tenant’s Property FMV”: As defined in Section 36.1.

“Term”: As defined in Section 1.3.

“Termination Notice”: As defined in Section 17.1(d).

“Test Period”: For any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person for which financial statements are available or are required to have been delivered hereunder, commencing with the first “Test Period” which shall be from April 1, 2022 through March 31, 2023. By way of example, with respect to the Preliminary Financial Covenant Compliance Report and the Final Financial Covenant Compliance Report to be delivered on April 15, 2023 and May 30, 2023, the Test Period shall be April 1, 2022 through March 31, 2023.

“Title Violation”: As defined in Section 9.2.

“Trademarks”: As defined in the definition of Intellectual Property.

“Transition Services Agreement”: That certain Transition Services Agreement, dated as of the Effective Date, between Landlord and Tenant.

“UCC”: Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unavoidable Delay”: Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental or quasi-governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty, governmental mandates, directives or recommendations, Pandemic, or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder, including any situation in which other similar hotels or casinos in in the Gaming Corridor are generally closed; provided, that lack of funds shall not be deemed a cause beyond the reasonable control of a party.

“Unsuitable for Its Primary Intended Use”: A state or condition of the Facility such that by reason of damage or destruction, or a partial Condemnation, the Facility cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the amount of square footage and the estimated revenue affected by such damage or destruction.

“U.S.A. Patriot Act”: As defined in Section 39.1(c).

“Voluntary Cessation”: As defined in Section 7.2(d).

“Water Assets”: As defined in Section 41.16.

“Water Infrastructure”: As defined in Section 1.1(e).

“Water Permit”: As defined in Section 1.1(e).

ARTICLE III

RENT TERMS

3.1 Rent. During the Term, Tenant will pay to Landlord the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Base Rent during any Lease Year is payable in advance in consecutive equal monthly installments on the first (1st) Business Day of each calendar month during that Lease Year. Unless otherwise agreed by the parties, Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term. Rent payable during any Lease Year consisting of more or less than twelve (12) calendar months shall be adjusted such that the portion of the Rent for each calendar month in any such Lease Year is equal to the Rent divided by twelve (12).

3.2 Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or Additional Charges will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent or Additional Charges (other than Additional Charges payable to a Person other than Landlord) shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent or Additional Charges shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.3 Method of Payment of Rent. Rent and Additional Charges to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. If Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.

3.4 Net Lease. Landlord and Tenant acknowledge and agree that (i) this Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term, all as more fully set forth in Article IV and subject to any other provisions of this Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever.

3.5 Fair Market Rent. In the event that it becomes necessary to determine the Fair Market Rent of the Facility for any purpose of this Lease, and the parties cannot agree among themselves on such Fair Market Rent within twenty (20) days after the first request made by one of the parties to do so, then either party may notify the other of a Person selected to act as appraiser (such Person, and each other Person selected as provided herein, an “Appraiser”) on its behalf. Within fifteen (15) days after receipt of any such Notice, the other party shall, by notice to the first party, appoint a second Person as Appraiser on its behalf. The Appraisers thus appointed, each of whom must be a member of The Appraisal Institute/American Institute of Real Estate Appraisers (or any successor organization thereto, or, if no such organization exists, a similarly nationally recognized real estate appraisal organization) with at least ten (10) years of experience appraising properties similar to the Facility, shall, within forty-five (45) days after the date of the notice appointing the first Appraiser, proceed to appraise the Facility to determine the Fair Market Rent thereof as of the relevant date; provided, that if one Appraiser shall have been so appointed, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within fifty (50) days after the making of the initial appointment, then the determination of such Appraiser shall be final and binding upon the parties. If two (2) Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed five percent (5%) of the lesser of such amounts, then the Fair Market Rent shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed five percent (5%) of the lesser of such amounts, either party may request the appointment of Experts pursuant to Article XXXIV to determine Fair Market Rent.

ARTICLE IV

IMPOSITIONS

4.1 Impositions.

(a) Subject to Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions as and when due before any fine, penalty, interest or cost may be added for non-payment. Tenant shall make, or cause to be made, such payments directly to the taxing authorities (or such other party imposing the same), and, on a quarterly basis, as part of the certification required under Section 4.3 shall promptly, where feasible, furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. If Tenant is not permitted to, or it is otherwise not feasible for Tenant to, make (or cause to be made) such payments directly to the taxing authorities or other applicable party, then Tenant shall make (or cause to be made) such payments to Landlord at least ten (10) Business Days prior to the due date, and Landlord shall make such payments to the taxing authorities or other applicable party prior to the due date. Tenant’s obligation to pay (or cause to be paid) Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof subject to Article XII. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay (or cause to be paid) the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.

(b) Landlord or Landlord’s Parents shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord with respect to or relating to the Leased Property (the “Landlord Tax Returns”), and Tenant or Tenant’s Parent shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property (including all Capital Improvements) and Tenant’s Property.

(c) Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant shall be paid over to or retained by Tenant (and any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Landlord, if any, shall be paid over to or retained by Landlord (unless Tenant has subsequently reimbursed Landlord therefor)) if no Event of Default has occurred and is continuing. If an Event of Default shall have been declared by Landlord and be continuing, any such refund shall be paid over to or retained by Landlord.

(d) Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file, or cause to be filed, all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(e) Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.

(f) Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Leased Property customarily consent to in the ordinary course of business); provided, Tenant is given reasonable opportunity to participate in the process leading to such agreement. Impositions imposed or assessed in respect of any tax fiscal period occurring (in whole or in part) prior to the Effective Date shall be Tenant’s obligation to pay or cause to be paid.

4.2 Utilities and other Matters. Tenant shall pay or cause to be paid when due and payable all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property (including all Capital Improvements). Tenant shall also pay or caused to be paid when due and payable, or promptly reimburse Landlord for, all costs and expenses of any kind whatsoever with respect to the Facility and with respect to the Term hereof which at any time may be imposed against Landlord by reason of any of the Property Documents, including any and all costs and expenses associated with any utility, drainage and parking easements.

4.3 Compliance Certificate. Landlord shall deliver to Tenant, promptly following Landlord’s receipt thereof, any bills received by Landlord for items required to be paid by Tenant hereunder, including, without limitation, Impositions, utilities and insurance. Tenant shall furnish to Landlord on a quarterly basis (at the time of the quarterly reporting contemplated to be delivered pursuant to Section 23.1(b)(iii)), a certification (together with reasonable evidence of payment) stating that in all material respects all or a specified portion of Impositions, utilities, insurance premiums or, to the extent specified by Landlord, any other amounts payable by Tenant hereunder that have, in each case, come due prior to the date of such certification (collectively, “Property Charges”) have been paid (or that such payments are being contested in good faith by Tenant in accordance with Article XII hereof) (each, a “Section 4.3 Certification”). Notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord hereby waives any obligation of Tenant to provide evidence of payment of any Property Charges (including any Property Charges otherwise constituting Impositions) other than (a) real property taxes and assessments, (b) water and sewer rents, (c) insurance premiums, and (d) ground lease rents (collectively, the “Essential Property Charges”), and confirms that evidence of payment during the applicable calendar quarter of any Essential Property Charges shall be the only evidence of payment required to be provided with any Section 4.3 Certification furnished to Landlord pursuant to the terms of this Lease (the “Section 4.3 Waiver”). Tenant acknowledges and agrees that the Section 4.3 Waiver may be modified or revoked in Landlord’s reasonable discretion, in whole or in part, by Landlord for any reason on at least three (3) months’ prior written notice to Tenant, provided that, (i) if the Section 4.3 Waiver is so modified or revoked, Landlord will specify in any such written notice to Tenant those additional Property Charges for which evidence of payment should thereafter be provided to Landlord, and (ii) evidence of payment for such additional Property Charges other than Essential Property Charges will initially be required to be provided with the first Section 4.3 Certification that is furnished to Landlord after the expiration of such 3-month notice period.

4.4 Impound Account. At Landlord’s option following the occurrence and during the continuation of an Event of Default (to be exercised by thirty (30) days’ Notice to Tenant), Tenant shall be required to deposit with Landlord (or its Fee Mortgagee), at the time of any payment of Base Rent, an amount equal to one-twelfth of the sum of (i) Tenant’s estimated annual Impositions required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Article IX and Article XIII hereof (as reasonably determined by Landlord). Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Tenant. Nothing in this Section 4.4 shall be deemed to affect any right or remedy of Landlord hereunder.

ARTICLE V

NO ABATEMENT

5.1 No Termination, Abatement, etc.. Except as specifically provided in Article XIV and Article XV, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as expressly provided in Article XIV and Article XV, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any

Condemnation of the Leased Property or any portion thereof, or any Capital Improvement or any portion thereof; (ii) other than to the extent arising as a result of Landlord’s willful misconduct or gross negligence (which Landlord does not cure after notice from Tenant), the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, any Capital Improvement or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (b) which may entitle Tenant to any abatement, deduction, reduction, suspension or deferment of or defense, counterclaim, claim or set-off against the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided in Article XIV and Article XV. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clauses (ii), (iii) or (v) and Tenant is not waiving other rights and remedies not expressly waived herein, subject to Tenant’s indemnification obligations in this Lease and Section 41.3. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that, except as may be otherwise specifically provided in this Lease, any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1.

ARTICLE VI

OWNERSHIP OF LEASED PROPERTY

6.1 Ownership of the Leased Property.

(a) Landlord and Tenant acknowledge and agree that they have executed and delivered this Lease with the understanding that:

(i) the Leased Property (including any Tenant Capital Improvements) is the property of Landlord,

(ii) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease,

(iii) this Lease is intended to be a “true lease” for all applicable legal and federal state and local tax purposes and is not a financing lease, finance lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a “true lease”,

(iv) the business relationship created by this Lease and any related documents is and at all times shall remain that of landlord and tenant,

(v) this Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and

(vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant. Notwithstanding anything to the contrary herein, Landlord is the fee and record owner of the Leased Property.

(b) Each of the parties hereto covenants and agrees not to:

(i) file any income tax return or other associated documents;

(ii) file any other document with or submit any document to any governmental body or authority;

(iii) enter into any written contractual arrangement with any Person; or

(iv) release any financial statements of Tenant, in each case that takes a position other than that this Lease is a “true lease” for federal, state and local tax purposes with Landlord as owner of the Leased Property and Tenant as the tenant of the Leased Property unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code.

The parties agree that the foregoing includes the agreement of the parties that (x) Landlord will be treated as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property (except as otherwise provided in Section 11.1(b)), (y) Tenant will report its Rent payments as rent expense under Section 162 of the Code, and (z) Landlord will report the Rent payments as rental income under Section 61 of the Code.

(c) Landlord and Tenant acknowledge and agree that the Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Lease does not constitute a transfer of all or any part of the Leased Property but rather the creation of the Leasehold Estate subject to the terms and conditions of this Lease.

(d) Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a “true lease” for all applicable legal and federal, state and local tax purposes and as a lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a “true lease” and/or a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1. The expressions of intent, the waivers, the representations and warranties, the covenants, the agreements and the stipulations set forth in this Section 6.1 are a material inducement to Landlord and Tenant entering into this Lease.

6.2 Tenant’s Property. Tenant and its Subsidiaries may sell, transfer, convey or otherwise dispose of Tenant’s Property (including in connection with selling, replacing or disposing of Tenant’s Property as it becomes surplus, worn or obsolete or as a part of a refurbishment or renovation of the Facility or portion thereof that contemplates replacement of certain items of Tenant’s Property with newly purchased Tenant’s Property, or if the same is no longer used, useful or economically practicable) in their discretion in the ordinary course of business in a manner that does not impair the compliance of the Facility with the Operating Standard and Landlord shall have no rights to such disposed Tenant’s Property except as set forth herein (including in Section 6.4 and Section 36.1, and Landlord’s lien with respect to such property will be automatically released as set forth in Section 6.4(f)). Pursuant to Section 36.1, at the end of the Term, Tenant (i) shall transfer and assign to Landlord certain portions of Tenant’s Property (as and only to the extent provided for in, and in accordance with the terms of, Section 36.1) and (ii) shall remove, or cause to be removed, the remaining portion of Tenant’s Property from the Leased Property at the end of the Term at Tenant’s sole cost and expense to the extent it may be removed without damaging the Leased Property or to the extent Tenant repairs such damage. Subject to Section 36.1, any Tenant’s Property left on the Leased Property at the end of the Term whose ownership was not transferred to a successor tenant or landlord shall be deemed abandoned by Tenant and shall become the property of Landlord. Notwithstanding anything in the foregoing to the contrary, any transfer, conveyance or other disposition by Landlord or Tenant of any Gaming Equipment will be subject to the approval, to the extent required, of any applicable Gaming Authority. For the avoidance of doubt, all references to Tenant’s Property in this Section 6.2 shall exclude Intellectual Property.

6.3 Tenant’s Intellectual Property. Except as otherwise specifically provided in this Lease or in the Transition Services Agreement, Landlord and Tenant acknowledge and agree that (a) as between Tenant, Tenant’s Parent and their respective Affiliates, and the Landlord and its Affiliates, Tenant, Tenant’s Parent and their respective Affiliates, as applicable, shall be the sole and exclusive owners of all Property Specific IP, the Property Specific Trademarks and their respective rights to the System-Wide IP, (b) Tenant, Tenant’s Parent and their respective Affiliates may sell, transfer, convey or otherwise dispose of, modify, use or discontinue use of, Property Specific IP, the Property Specific Trademarks, and System-Wide IP in their sole discretion in the ordinary course of business in a manner that does not materially adversely affect the Facility’s compliance with the Operating Standard, (c) other than pursuant to Section 6.4, Landlord shall have no rights in or to the Property Specific IP, Property Specific Trademarks or System-Wide IP, (d) Landlord shall not claim any rights in or to, or challenge, contest or otherwise interfere with Tenant’s, Tenant’s Parent’s or their respective Affiliates’, as applicable, sole and exclusive ownership of the Property Specific IP, Property Specific Trademarks or their respective rights to the System-Wide IP and (e) Tenant may remove or otherwise dispose of Property Specific IP, Property Specific Trademarks and System-Wide IP from the Leased Property at the natural expiration of the Term, or may modify the Leased Property at the end of the Term such that Landlord’s or any successor tenant’s use of the Leased Property does not infringe upon, dilute, or adversely affect Tenant’s, Tenant’s Parent’s or their respective Affiliates’ rights in the Property Specific IP, Property Specific Trademarks or System-Wide IP. For the avoidance of doubt, no Intellectual Property shall be included in the provisions of Section 36.1.

6.4 Landlord’s Security Interest in Tenant’s Pledged Property.

(a) Tenant represents and warrants that as of the Effective Date, substantially all of Tenant’s Pledged Property (except Tenant’s Pledged Property used in providing shared services and/or Tenant’s Pledged Property owned by an Affiliate not wholly-owned by Tenant) that is primarily related to the Leased Property and reasonably necessary to operate the Leased Property in accordance with the Operating Standard is owned by Tenant or its Subsidiaries. Following the Effective Date, Tenant shall use commercially reasonable efforts to cause to be transferred to Tenant any Tenant’s Pledged Property that is not owned by Tenant or its Subsidiaries as of the Effective Date but is primarily related to the Leased Property and reasonably necessary to operate the Leased Property in accordance with the Operating Standard on a Non-Discriminatory basis consistent with Tenant’s and Tenant’s Affiliate’s past practice with respect to their other Gaming Facilities as soon as reasonably practical, but in no event later than one (1) year after the Effective Date.

(b) Tenant covenants and agrees that any replacements, substitutions and additions of FF&E and all personal property (including all Gaming Equipment), licenses, permits, subleases, concessions, and contracts, in each case, to be located at the Leased Property and primarily used or held for use in connection with the operation of the business conducted by Tenant on or about the Leased Property as then being operated (excluding property used in providing shared services to other assets of Affiliates of Tenant’s Parent on a Non-Discriminatory basis and specifically excluding any Intellectual Property) shall be acquired by and owned by Tenant (and not by any other Affiliate of Tenant) and all such items shall be included in Tenant’s Pledged Property (except, for the avoidance of doubt, to the extent excluded in the definition of Tenant’s Pledged Property).

(c) To secure the performance of Tenant’s obligations under this Lease, including, without limitation, Tenant’s obligation to pay Rent hereunder, Tenant, as debtor, hereby grant to Landlord, as secured party, a first priority security interest in all of Tenant’s right, title and interest in and to Tenant’s Pledged Property now owned or in which Tenant hereafter acquires an interest or right. This Lease constitutes a security agreement covering all such Tenant’s Pledged Property. Tenant shall grant no other security interest in Tenant’s Pledged Property except pursuant to a Permitted Leasehold Mortgage. The parties acknowledge that any security interest granted pursuant to a Permitted Leasehold Mortgage shall be a subordinate lien and subject to the terms of any Intercreditor Agreement.

(d) Tenant shall pay all filing fees and record search fees and other reasonable costs for such additional security agreements, financing statements, fixture filings, and other documents as Landlord may reasonably require to perfect or to continue the perfection of Landlord’s security interest in Tenant’s Pledged Property. Landlord shall have the right to collaterally assign such security interest granted to Landlord in Tenant’s Pledged Property to any Fee Mortgagee.

(e) Notwithstanding anything herein to the contrary, the lien and security interest granted to Landlord pursuant to this Lease in the Tenant’s Pledged Property and the exercise of any right or remedy by Landlord hereunder against the Tenant’s Pledged Property are subject to the provisions of any Intercreditor Agreement and Tenant’s right to operate the Property in the ordinary course of business consistent with the Operating Standard. In the event of any conflict between the terms of the Intercreditor Agreement and this Lease, the terms of the Intercreditor Agreement shall govern and control.

(f) Any Tenant’s Pledged Property that is sold, transferred, conveyed or otherwise disposed of in accordance with Section 6.2 or Section 6.3 or in a manner not otherwise prohibited by this Lease shall be automatically released from the security interest granted to Landlord in Tenant’s Pledged Property and Landlord shall, at Tenant’s request, execute such documents and instruments to evidence, acknowledge and/or confirm such release. Landlord acknowledges that a Permitted Leasehold Mortgagee may have a subordinate lien on Tenant’s Pledged Property, provided that such lien in favor of a Permitted Leasehold Mortgagee is subject and subordinate to the first-priority lien thereon in favor of Landlord on the terms and conditions set forth in any Intercreditor Agreement.

(g) The security interest granted to Landlord in Tenant’s Pledged Property shall not apply to any Tenant’s Pledged Property which is subject to a bona fide purchase money financing with respect thereto (including equipment leases or equipment financing) permitted pursuant to Section 11.1(a). Any funds spent by Tenant from purchase money financing (including equipment leases or equipment financing) permitted pursuant to Section 11.1(a), which is superior to the security interest granted to Landlord in Tenant’s Pledged Property, shall not be applied toward the minimum Required CapEx set forth in Section 9.1(e).

(h) Notwithstanding the foregoing or anything herein to the contrary, Landlord shall have no right to foreclose upon (or commence any foreclosure proceedings) or exercise any remedies against or in respect of Landlord’s security interest in Tenant’s Pledged Property at any time prior to the effective date of termination of this Lease pursuant to Section 16.2(a)(i).

ARTICLE VII

CONDITION AND USE OF LEASED PROPERTY

7.1 Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Effective Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, INCLUDING AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE STATUS OF TITLE TO THE LEASED PROPERTY OR THE PHYSICAL CONDITION OR STATE OF REPAIR THEREOF, OR THE ZONING OR OTHER LAWS, ORDINANCES, BUILDING CODES, REGULATIONS, RULES AND ORDERS APPLICABLE THERETO OR TO ANY CAPITAL IMPROVEMENTS WHICH MAY BE NOW OR HEREAFTER CONTEMPLATED, THE IMPOSITIONS LEVIED IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, OR THE USE THAT MAY BE MADE OF THE LEASED PROPERTY OR ANY PART THEREOF, THE INCOME TO BE DERIVED FROM THE FACILITY OR THE EXPENSE OF OPERATING THE SAME, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2 Use of the Leased Property.

(a) Tenant shall use or cause to be used the Leased Property and the improvements thereon for its Primary Intended Use in accordance with the Operating Standard. Tenant shall not use or permit the use of the Leased Property or any portion thereof or any Capital Improvement thereto for any other use without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. Landlord acknowledges that operation of each Gaming Facility for its Primary Intended Use generally requires a Gaming License under applicable Gaming Regulations and that without such a license neither Landlord nor any Affiliate of Landlord may operate, control or participate in the conduct of a Gaming Facility. Tenant acknowledges that operation of the Facility for its Primary Intended Use generally may require a Gaming License under applicable Gaming Regulations and that without such a license, if applicable, Tenant may not operate, control or participate in the conduct of the gaming operations at the Facility.

(b) Tenant shall not commit or suffer to be committed any waste on the Leased Property (including any Capital Improvement thereto) or cause or permit any nuisance thereon or to, except as required by law, take or suffer any action or condition that will diminish the ability of the Leased Property to be used as a Gaming Facility or otherwise for the Primary Intended Use (except in connection with any use, or change of use, permitted pursuant to Section 7.2(a)) during the Term or after the expiration or earlier termination of the Term.

(c) Tenant shall neither suffer nor permit based on any action of Tenant after the Effective Date the Leased Property or any portion thereof to be used in such a manner as (i) would reasonably be expected to impair Landlord’s title thereto or to any portion thereof or (ii) would reasonably be expected to result in a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof. Without the prior written consent of Landlord, Tenant may not impose or permit the imposition of any restrictive covenants, easements or other encumbrances which would encumber Landlord’s interest in the Leased Property. Landlord shall have the right to approve any restrictive covenant, easement or other encumbrance on the Leased Property if such matter would survive the expiration or termination of this Lease or requires any signature or other action by Landlord, such approval not to be unreasonably, withheld, conditioned or delayed unless in Landlord’s good faith judgment (x) there is more than a de minimis effect on the value or use of the Leased Property, or (y) such matter benefits a Tenant Competitor or Affiliate of Tenant or Tenant’s Parent. Tenant may impose or permit the imposition of any restrictive covenants, easements or other similar encumbrances (excluding, for the avoidance of doubt, any mortgages unless such mortgage is a Permitted Leasehold Mortgage) which would encumber Tenant’s leasehold estate and shall (x) expressly provide that they do not affect Landlord’s interest in the Leased Property, and (y) not result in any physical structures or other matters which may need to be removed or restored after the expiration of the Lease unless the same are de minimis in nature and/or Tenant agrees to remove and/or restore the same at no cost to Landlord (which is not otherwise reimbursed by Tenant). Notwithstanding the foregoing sentence, the construction of any pedestrian walkway, bridge or other connecting structure between the Leased Premises and the tram pedestrian system or pathways or other similar system that currently connects or may in the future connect the Bellagio Hotel & Casino, the Vdara Hotel & Spa, and/or certain other properties within the vicinity of the Leased Property, and the taking of any of the actions, decisions, or other matters described in this Section 7.2 in connection therewith or in furtherance thereof (the “Connector Actions”), shall not require the approval of Landlord unless such approval is expressly required pursuant to Section 10.1, provided that the Connector Actions are applied on a Non-Discriminatory basis with respect to other properties serviced by similar pedestrian walkways, bridges or other connecting structures and performed in accordance with the Operating Standard. Other than any liens or other encumbrances granted to a Fee Mortgagee, Landlord will not enter into agreements that will encumber the Leased Property without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed if the proposed matter would not reasonably be expected to interfere with Tenant’s conduct of its business on the Leased Property or with the use of the Leased Property for its Primary Intended Use (it being agreed and understood that any proposed encumbrance related to, or for the benefit of, any Tenant Competitor, would require Tenant’s consent, which Tenant may grant or withhold in its sole discretion), provided, that, Tenant is given reasonable opportunity to participate in the process leading to such agreement. Nothing in the foregoing is intended to vitiate or supersede Tenant’s right to enter into Permitted Leasehold Mortgages or Landlord’s right to enter into Fee Mortgages in each case as and to the extent provided herein. In addition, each of Landlord and Tenant agrees to, at the sole cost and expense of the other, reasonably cooperate with the other party and all applicable authorities in connection with the foregoing, including the provision and execution of such documents and other information as may be requested by such other party or such authorities relating to the Leased Property and which are within such party’s reasonable control to obtain and provide. Landlord further agrees to use commercially reasonable efforts (at Tenant’s sole cost and expense) to obtain the consent of the Fee Mortgagee should Fee Mortgagee’s consent be required in connection with any restrictive covenant, easement or other encumbrance. This Section 7.2(c) shall be subject to Section 8.4.

(d) Except as a result of a Casualty Event or other Unavoidable Delay, Tenant shall continuously operate the Facility for the Primary Intended Use in accordance with the Operating Standard. Notwithstanding the foregoing, Tenant shall be permitted to cease operations at the Facility if such cessation would not be expected to have a material adverse effect on the Tenant, the Facility, or the Leased Property (taken as a whole) (a “Voluntary Cessation”). Notwithstanding the foregoing, no Voluntary Cessation shall be permitted to commence or continue if (i) an Event of Default has occurred and is continuing, (ii) when combined with any other Voluntary Cessations which occurred within the prior five (5) year period occurring after the Effective Date, such Voluntary Cessations would exceed one (1) year in the aggregate, (iii) such cessation would reasonably be expected to result in a default under any Property Documents and such default would reasonably be expected to have a material adverse effect on the Tenant, the Facility, or the Leased Property (taken as a whole), or (iv) such Voluntary Cessation is intended to frustrate Landlord’s ability to operate the Leased Property for its Primary Intended Use at the end of the Term. Notwithstanding anything to the contrary contained herein, in the event that any such cessation of operations occurs, (1) Rent under this Lease will not be subject to abatement in any respect, and (2) in the event that such cessation is a Voluntary Cessation, then solely for purposes of calculating the Required CapEx and the FF&E Reserve Funds, Net Revenues for the period of such Voluntary Cessation shall instead be deemed to include an amount calculated based on the average monthly Net Revenues for the preceding twelve (12) month period (excluding any other periods of Voluntary Cessation) ending on the earlier of (x) the last day of the last full calendar month during the period of such Voluntary Cessation, and (y) the end of the third calendar month after the beginning of such Voluntary Cessation (e.g. if the Facility is subject to a Voluntary Cessation from April 1, 2024 through July 31, 2024, the average monthly Net Revenues for the period of July 1, 2023 through June 30, 2024 shall be used to calculate the Net Revenues during such period of Voluntary Cessation). In addition, if there is a Voluntary Cessation, the Required CapEx Funding Deadline with respect to the Required CapEx required to be spent by the next CapEx Testing Period and the CapEx Grace Period with respect to any amounts deposited into the CapEx Reserve on account of any such Required CapEx which has not been spent by the applicable Required CapEx Funding Deadline shall be extended for a period of time equal to the period of Voluntary Cessation (any such Required CapEx that is deferred pursuant to this sentence is referred to herein as the “Deferred Required CapEx”).

(e) Subject to Article XII regarding permitted contests, Tenant, at its sole cost and expense, shall promptly (i) comply in all material respects with all Legal Requirements and Insurance Requirements affecting the Facility and the business conducted thereat (taking into account any “grandfather” rights with respect to any applicable Legal Requirements), including those regarding the use, operation, maintenance, repair and restoration of the Leased Property or any portion thereof (including all Capital Improvements) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property or any portion thereof (taking into account any “grandfather” rights with respect to any applicable Legal Requirements), and (ii) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (and Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property.

(f) Intentionally Omitted.

(g) Without limitation of any of the other provisions of this Lease, Tenant shall comply in all material respects with all Property Documents and Landlord shall reasonably cooperate with Tenant (at Tenant’s sole cost and expense) to the extent necessary for Tenant to so comply.

(h) Any Affiliate Agreements relating to the Leased Property between Tenant and its Affiliates (or between the Facility and Tenant’s Affiliates) must be Permitted Affiliate Agreements. Any other Affiliate Agreements entered into after the Effective Date shall require Landlord’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

7.3 Additional Facilities. Nothing contained in this Lease shall restrict Tenant’s or Tenant’s Affiliates’ ability to develop, acquire, operate or sell any new Gaming Facilities (or any other property) which are not owned or operated by Tenant as of the Effective Date and not subject to this Lease, provided that (x) Tenant and Tenant’s Affiliates’ are not permitted to brand another Gaming Facility in Nevada as “The Cosmopolitan of Las Vegas” or “The Cosmopolitan of…” (or any Trademark confusingly similar thereto or any Trademark that replaces such brand name as the primary brand name for the Facility) until the expiration of the Ownership Term and (y) except as provided in Section 7.2(d), at all times Tenant shall operate the Facility in accordance with the Operating Standard. Notwithstanding anything to the contrary contained herein, (i) Landlord shall not have any right to purchase, nor shall Tenant have any obligation to make any offer to Landlord, in connection with any such other property or asset referenced in the preceding sentence and (ii) Affiliates of Landlord shall not be restricted from participating in opportunities, including, without limitation, developing, building, purchasing or operating Gaming Facilities or any other property or asset, at any time; provided, however, in no event shall Landlord at any time during the Term own or operate any other Gaming Facility.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH LAW

8.1 Representations and Warranties. Each party represents and warrants to the other that: (i) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the State; and (iii) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

8.2 Compliance with Legal and Insurance Requirements, etc..

(a) Subject to Article XII regarding permitted contests, Tenant, at its expense, shall promptly (a) comply in all material respects with all Legal Requirements and Insurance Requirements affecting the Facility and the business conducted therein, including those regarding the use, operation, maintenance, repair and restoration of the Leased Property (including all Capital Improvements thereto) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (including Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property. In an emergency which Landlord determines is not being reasonably addressed by Tenant or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord or its representatives (and any Fee Mortgagee) may, but shall not be obligated to, subject to all Legal Requirements, applicable Gaming Regulations and the rights of subtenants, enter upon the Leased Property and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it reasonably deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that the Leased Property and Tenant’s Property shall not be used for any unlawful purpose. Tenant shall comply with any Gaming Regulations or other regulatory requirements required of it in all material respects as a tenant of the Facility taking into account their Primary Intended Use. In the event that a Gaming Authority notifies Tenant that Tenant is in jeopardy of losing a Gaming License material to this Lease or the continued operation of the Facility, Tenant shall immediately notify Landlord and, assuming no Event of Default has occurred and is continuing, Tenant shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual revocation of such Gaming License), Tenant shall take reasonable steps to avoid the loss of such Gaming License (subject to the provisions of Section 7.2(d)).

(b) Landlord shall comply with any Gaming Regulations or other regulatory requirements required of it as owner of the Facility taking into account the Facility’s Primary Intended Use (except to the extent Tenant fulfills or is required to fulfill any such requirements hereunder). In the event that a Gaming Authority notifies Landlord that Landlord is in jeopardy of failing to comply with any such Gaming Regulation or other regulatory requirements material to the continued operation of the Facility for its Primary Intended Use, Landlord shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual cessation of the use of the Facility for its Primary Intended Use as a result of the failure by Landlord to comply with such regulatory requirements) Landlord shall be required to sell the Leased Property in a manner permitted by Section 18.1. In the event during the period in which Landlord is complying with the preceding sentence, such regulatory agency notifies Landlord and Tenant that Tenant may not pay any portion of the Rent to Landlord, Tenant shall be entitled to fund such amount into an escrow account, to be released to Landlord or the party legally entitled thereto at or upon resolution of such regulatory issues and otherwise on terms reasonably satisfactory to the parties. Notwithstanding anything in the foregoing to the contrary, no transfer of Tenant’s Property used in the conduct of Gaming (including the purported or attempted transfer of a Gaming License) or the operation of a Gaming Facility shall be effected or permitted without receipt of all necessary approvals and/or Gaming Licenses in accordance with applicable Gaming Regulations.

8.3 Zoning and Uses. Tenant shall not, without the prior written consent of Landlord (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Leased Property; (iii) execute or file any subdivision plat or map, or any amendment thereto, affecting the Leased Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property; or (iv) knowingly permit or suffer the Leased Property or any portion thereof to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement; provided, however, such consent shall not be unreasonably withheld, conditioned or delayed with respect to clauses (i)-(iv) provided that (a) there is no more than a de minimis adverse effect on the value or use (for the Primary Intended Use) of the Leased Property, provided, further, that Tenant may take an action described in the foregoing clauses (i) and (ii) if the same and any effect on the Facility and the Leased Property is de minimis and limited in the duration such that it would expressly not survive the expiration or earlier termination of this Lease. In the event any matter expressly permitted or consented to by Landlord requires any signature or other action by Landlord, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with Tenant and all applicable authorities in connection with the foregoing clauses (i)-(iv), including the provision and execution of such customary documents and other information as may be requested by Tenant or such authorities relating to the Leased Property and which are within Landlord’s reasonable control to obtain and provide, provided that Tenant acknowledges and agrees that any third-party claims arising under such documents are expressly covered by Tenant’s indemnification obligations under Section 21.1. Landlord further agrees to use commercially reasonable efforts (at Tenant’s sole cost and expense) to obtain the consent of the Fee Mortgagee should Fee Mortgagee’s consent be required in connection with the foregoing clauses (i)-(iv). This Section 8.3 shall be subject to Section 8.4.

8.4 Tenant’s Rights Under Schedule 15 Property Documents and Condo Documents. Notwithstanding anything to the contrary contained in this Lease (including in Section 7.2(c) or Section 8.3, but subject to this Section 8.4), the Schedule 15 Property Documents, and/or the Condo Documents, and without limitation of any of Tenant’s other rights under this Lease, Landlord acknowledges, confirms and agrees that, during the Term, so long as no Event of Default has occurred and is continuing, Tenant shall have the right to administer, service, manage, control, exercise all elections, make all determinations, and generally exercise all rights and remedies of Landlord (by way of example, but not limitation, approving budgets, collecting assessments, and providing notices, consents and approvals in the ordinary course of business and publishing and enforcing rules and regulations), under the Condo Documents and/or the Schedule 15 Property Documents (collectively, the “Property Rights”) as Tenant deems necessary or desirable in connection with the leasing, operation and management of the Leased Property (or any portion thereof) in accordance with the Operating Standard and in compliance with the Schedule 15 Property Documents and/or the Condo Documents. Except as provided below, to the extent that Landlord’s consent or approval is required or to the extent that Tenant’s exercise of any of the Property Rights requires Landlord’s signature or any other action by Landlord, such consent or approval shall be granted or withheld in accordance with the provisions of Section 7.2(c). In addition, during the Term, so long as no Event of Default has occurred and is continuing, Landlord shall not take any action (or, subject to the immediately preceding sentence, fail to take any action requested by Tenant) pursuant to any of the Schedule 15 Property Documents and/or the Condo

Documents except at the request or with the prior written approval of Tenant (in its sole and absolute discretion), in each case, consistent with the Property Rights. Notwithstanding the foregoing and without affecting any other rights that Tenant may have pursuant to other provisions of this Lease (including, without limitation, Section 7.2(c) and Section 8.3), during the Term and so long as no Event of Default has occurred and is continuing, Tenant shall have the right, in its sole discretion (and Landlord shall cooperate as provided in this Section 8.4 in connection therewith) to do the following, in each case in accordance with the Operating Standard and in compliance with the Condo Documents: (a) appoint all members of the board of directors and officers of the Condo Association which Landlord is entitled to appoint pursuant to the Condo Documents and designate an individual to be the “Owner’s Representative” for all units owned by Landlord (with the authority of all such appointed members, officers and “Owner’s Representatives” being subject to the terms of this Section 8.4), and (b) authorize, approve, issue, modify, amend, restate and supplement, from time to time, any rules and regulations affecting the Leased Property. In addition, but subject to Landlord’s approval pursuant to the proviso of this sentence, Tenant shall have the right to effectuate a partial or total remapping of, or otherwise amend, the Condominium Property (and any corresponding amendments to the applicable Condo Declaration or any other Condo Documents necessary to effectuate any such remapping or amendment) pursuant to which Residential Units or Hotel Unit(s) become part of a Hotel Unit(s) (as such terms are defined in the applicable Condo Declaration) to be used for any Primary Intended Use; provided, however, that (i) if such remapping or other matter described in this sentence results in no more than five percent (5%) of the total number of Residential Units (as defined in the applicable Condo Declaration) owned by Landlord as of the Effective Date, together with all previous conversions done after the Effective Date, being so converted for a use other than as hotel guest rooms/suites at the Facility, Landlord’s approval shall not be unreasonably withheld conditioned or delayed, and (ii) if such remapping or other matter described in this sentence results in more than five percent (5%) of the total number of Residential Units (as defined in the applicable Condo Declaration) owned by Landlord as of the Effective Date, together with all previous conversions done after the Effective Date, being so converted for a use other than as hotel guest rooms/suites at the Facility, Landlord’s approval shall be granted or withheld by Landlord in Landlord’s sole discretion.

8.5 Third-Party Reports. Upon Landlord’s reasonable request from time to time, but not more frequently than once each year in connection with the Annual Certificate, Tenant shall provide Landlord with copies of any final third-party surveys, environmental, engineering, zoning, seismic or property condition reports (other than any which are subject to privilege) obtained by Tenant with respect to the Leased Property.

ARTICLE IX

MAINTENANCE AND REPAIR

9.1 Maintenance and Repair.

(a) Subject to Landlord’s right to approve certain Capital Improvements in Section 10.1, Tenant, at its expense and without the prior consent of Landlord, shall maintain, or cause to be maintained, the Leased Property and every portion thereof, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Tenant’s or any subtenant’s control in reasonably good order and repair whether or not the need for such repairs occurs as a result of Tenant’s or any subtenant’s use, any prior use, the elements or the age of the Leased Property, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance in all material respects with all Legal Requirements, (including, without limitation, all Gaming Regulations and Environmental Laws) (to the extent required hereunder), Insurance Requirements and Property Documents whether now or hereafter in effect, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior or after the Effective Date. All repairs shall be at least equivalent in quality to the original work in the aggregate. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Leased Property or any part thereof or any Capital Improvement thereto for its Primary Intended Use. Tenant shall (i) maintain, or cause to be maintained, Tenant’s Property (except Intellectual Property, which is subject to Section 6.3) (x) in a manner consistent with the Operating Standard throughout the Term, and (y) as necessary for conduct of the Primary Intended Use at the Facility throughout the Term and (ii) not take any action which is intended or designed to materially frustrate, vitiate or reduce the rights of Landlord under Section 36.1. Landlord acknowledges that the condition of the Facility and the other matters described in the first sentence of this Section 9.1 on the Effective Date satisfies the requirements of this Article IX.

(b) Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

(c) Subject to the specific provisions of Section 41.14, nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Improvement thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement thereto.

(d) Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender and relinquish in favor of Landlord all rights to the Leased Property (including all Capital Improvements) to Landlord in the condition in which such Leased Property was originally received from Landlord and Capital Improvements were originally introduced to the Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear, subject to casualty and Condemnation as provided in Article XIV and Article XV.

(e)

(i) Without limiting Tenant’s obligations to maintain the Leased Property and Tenant’s Property under this Lease, Tenant is required to expend the Required CapEx during each CapEx Testing Period. To enable Landlord to monitor and confirm compliance with the foregoing within thirty (30) days after the end of each calendar year (the “CapEx Certification Date”), commencing with the calendar year ending December 31, 2026, Tenant shall provide Landlord with an Officer’s Certificate (a “CapEx Testing Period Certificate”) certifying in reasonable detail to (A) the aggregate amount expended by Tenant on Qualifying CapEx during the immediately preceding CapEx Testing Period and (B) the actual Net Revenue of the Leased Property during such CapEx Testing Period, including a certification of the information delivered to Landlord substantially in the form attached hereto as Exhibit K, together with evidence satisfactory to Landlord in the reasonable exercise of Landlord’s discretion documenting the amount of the Qualifying CapEx during the CapEx Testing Period. Commencing on January 1, 2027 and subject to the deferral of any Deferred Required CapEx pursuant to Section 7.2(d), Tenant shall be required to deposit, or cause to be deposited, additional funds into the CapEx Reserve in an amount equal to the deficiency between the Required CapEx for a CapEx Testing Period and the aggregate amount expended on Qualifying CapEx during such CapEx Testing Period, with such deposit to occur no later than the date (the “Required CapEx Funding Deadline”) which is the earliest to occur of (x) the date that Tenant delivers a CapEx Testing Period Certificate indicating a deficiency, (y) the CapEx Certification Date if Tenant fails to timely deliver the CapEx Testing Period Certificate, in which event, until a CapEx Testing Period Certificate is actually delivered, Landlord shall determine the deficiency (and the Qualifying CapEx for any period for which a CapEx Testing Period Certificate has not previously been delivered shall be deemed to equal zero), and (z) after delivery of a CapEx Testing Period Certificate, the date that it is reasonably determined by the parties that a CapEx Testing Period Certificate inaccurately reflected that a deficiency did not exist (and in the event of any dispute regarding an alleged deficiency, either party shall be entitled to submit such dispute to the Experts for determination).

(ii) The Parties acknowledge that Tenant’s agreement to satisfy the Required CapEx during the CapEx Testing Period as required in this Lease is a material inducement to Landlord’s agreement to enter into this Lease, and, accordingly, if Tenant fails to expend Qualifying CapEx (or deposit the required funds into the CapEx Reserve) as and when required by this Lease (including for the avoidance of doubt, any failure to expend funds in the CapEx Reserve on Qualifying CapEx by the CapEx Grace Period as provided in Section 9.1(e)(iii)), then the same shall constitute an Event of Default hereunder subject to the notice and cure rights specified in Section 16.1(a)(xv), and without limitation of any of Landlord’s other rights and remedies, Landlord shall have the right in its discretion to exercise its rights and remedies under this Lease, including without limitation, (x) seek the remedy of specific performance to require Tenant to expend the Required CapEx (or to deposit funds into the CapEx Reserve and to utilize funds in the CapEx Reserve on Qualifying CapEx) and (y) withdraw funds from the CapEx Reserve and retain such funds after an Event of Default. Furthermore, for the avoidance of doubt, and without limitation of Guarantor’s obligations under the Guaranty, Tenant acknowledges and agrees that the obligation of Tenant to expend the Required CapEx (or deposit, or cause to be deposited, funds into the CapEx Reserve) as provided in this Lease in each case constitutes a part of the monetary obligations of Tenant under this Lease and shall be guaranteed by the Guarantor under the Guaranty (together with all other obligations of Tenant under this Lease).

(iii) Notwithstanding anything to the contrary set forth in this Lease, if Tenant fails to make at least the amount of expenditures required by this Section 9.1(e)(iii), then, so long as, as of the Required CapEx Funding Deadline, there are CapEx Reserve Funds on deposit in the CapEx Reserve in an aggregate amount at least equal to such deficiency, then Tenant shall not be deemed to be in breach or default of its obligations hereunder to satisfy the Required CapEx, provided that Tenant shall spend such amounts so deposited in the CapEx Reserve on Qualifying CapEx within six (6) months after the Required CapEx Funding Deadline (subject to extension in the event of an Unavoidable Delay during such six (6) month period, on a day-for-day basis, for the same amount of time that such Unavoidable Delay affects Tenant’s ability to perform the required Qualifying CapEx and subject further to any extension as provided for in Section 7.2(d)) (the “CapEx Grace Period”). For the avoidance of doubt, any funds disbursed from the CapEx Reserve and spent on required Qualifying CapEx as described in this Section shall be applied to the Required CapEx for the period for which such funds were deposited (and shall be deemed to be the funds that have been in the CapEx Reserve for the longest period of time) and shall not be applied to the Required CapEx for the subsequent period in which they are actually spent.

(iv) Tenant (x) shall, if required by this Section 9.1(e) and (y) may, at its election, at any other time, deposit, or cause to be deposited, funds (the “CapEx Reserve Funds”) into a segregated Eligible Account held by an Eligible Institution (the “CapEx Reserve”). All interest on CapEx Reserve Funds shall be for the benefit of Tenant and added to and become a part of the CapEx Reserve and shall be disbursed in the same manner as other monies deposited in the CapEx Reserve. Tenant shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the CapEx Reserve Funds credited or paid to Tenant.

(v) Tenant shall be entitled to use CapEx Reserve Funds solely for the purpose of paying for (or reimbursing Tenant for) the cost of Qualifying CapEx. So long as no Event of Default exists, Tenant shall be entitled to receive within ten (10) days of submitting a request in writing directly to Landlord a disbursement of CapEx Reserve Funds from the CapEx Reserve to pay for Qualifying CapEx or a reimbursement for Qualifying CapEx, and any such request shall specify the amount of the requested disbursement and a general description of the type of Qualifying CapEx to be paid or reimbursed using such CapEx Reserve Funds (a “CapEx Disbursement Request”). So long as no Event of Default exists, any CapEx Reserve Funds remaining in the CapEx Reserve following the satisfaction of the Required CapEx for which such CapEx Reserve Funds were deposited shall be returned by Landlord or the Eligible Institution to Tenant. In the event that as of the expiration or earlier termination of the Lease the Required CapEx for which such CapEx Reserve Funds were deposited has not be satisfied, then Landlord shall be entitled to receive and retain such CapEx Reserve Funds to the extent not satisfied and any remainder shall be released to and retained by Tenant.

(f) Tenant shall deposit, or cause to be deposited, monthly, in arrears, on the first (1st) Business Day of each calendar month, beginning on August 1, 2022, with an Eligible Institution an aggregate amount equal to one and one-half percent (1.5%) of the Net Revenue during the second preceding calendar month (e.g., the FF&E Reserve Funds to be deposited on August 1, 2022 shall be calculated using Net Revenue for the month of June 2022) (the “FF&E Reserve Funds”) into one or more segregated Eligible Accounts held by an Eligible Institution (collectively, the “FF&E Reserve”). All interest on FF&E Reserve Funds shall be for the benefit of Tenant and added to and become a part of the FF&E Reserve and shall be disbursed in the same manner as other monies deposited in the FF&E Reserve. Tenant shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the FF&E Reserve Funds credited or paid to Tenant. Tenant shall be entitled to use FF&E Reserve Funds solely for the purpose of paying for (or reimbursing Tenant for) the cost of any Qualifying CapEx and FF&E (the “Permitted FF&E Expenditures”). So long as no Event of Default exists, Tenant shall be entitled to receive within ten (10) days of Tenant submitting a request in writing directly to Landlord a disbursement of FF&E Reserve Funds from the FF&E Reserve to pay for Permitted FF&E Expenditures or a reimbursement for Permitted FF&E Expenditures, and any such request shall specify the amount of the requested disbursement and a general description of the type of Permitted FF&E Expenditures to be paid or reimbursed using such FF&E Reserve Funds (an “FF&E Disbursement Request”). For the avoidance of doubt, any funds disbursed from the FF&E Reserve and spent on and/or as reimbursement for the costs of Permitted FF&E Expenditures shall be applied toward the minimum Required CapEx set forth in Section 9.1(e). So long as no Event of Default exists and Tenant has satisfied the Required CapEx, any FF&E Reserve Funds remaining in the FF&E Reserve on the expiration or earlier termination of this Lease shall be released to Tenant and Tenant shall be entitled to retain such funds.

(g) Tenant grants to Landlord a first-priority security interest in the CapEx Reserve and all CapEx Reserve Funds and the FF&E Reserve and all FF&E Reserve Funds in each case as additional security for performance of Tenant’s obligations under this Lease during the existence of an Event of Default. Landlord shall have the right to collaterally assign the security interest granted to Landlord in the CapEx Reserve and CapEx Reserve Funds and FF&E Reserve and FF&E Reserve Funds to any Fee Mortgagee. Notwithstanding anything to the contrary contained in Section 9.1(e) and Section 9.1(f), following the execution of this Lease, Landlord, Tenant and the applicable Eligible Institution shall promptly enter into a customary and reasonable deposit account control agreement with respect to the FF&E Reserve and the CapEx Reserve (the “Restricted Reserve Accounts”) which shall provide that (x) Landlord has “control” over the account within the meaning of Section 9-104 of the New York Uniform Commercial Code, (y) the Eligible Institution shall disburse funds to Tenant pursuant to a CapEx Disbursement Request or FF&E Disbursement Request (as applicable) in accordance with Section 9.1(e) and Section 9.1(f) (as applicable) except during a Reserve Control Trigger Period and (z) during the Reserve Control Trigger Period, Eligible Institution shall only make disbursements from the account upon written direction from Landlord. During the Reserve Control Trigger Period, so long as no Event of Default has occurred Landlord shall request disbursements of funds from the Restricted Reserve Accounts to Tenant within five (5) Business Days of (i) Tenant’s delivery of a CapEx Disbursement Request or FF&E Disbursement Request (as applicable) in connection with Section 9.1(e) and Section 9.1(f) (as applicable) and (ii) Tenant’s satisfaction of the Reserve Disbursement Requirements.

9.2 Encroachments, Restrictions, Mineral Leases, etc.. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals (any such encroachment, violation or impairment described above being referred to as a “Title Violation”), then Tenant shall, subject to its right to contest the existence of any such Title Violation, protect, indemnify, save harmless and defend Landlord from and against, all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such Title Violation; provided, however, that with respect to any such Title Violation existing as of the Effective Date (an “Existing Title Violation”), Tenant shall not be required to so protect, indemnify and save harmless Landlord from such Existing Title Violation except to the extent the same results from a claim made by a Person other than Landlord or any Affiliate of Landlord. In the event of an adverse final determination with respect to any Title Violation that is not an Existing Title Violation or in the event of an adverse final determination in favor of a Person other than Landlord or any Affiliate of Landlord with respect to any Existing Title Violation, either (a) each of Tenant and Landlord shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from such Title Violation, whether the same shall affect Landlord or Tenant or (b) Tenant shall (i) make, or cause to be made, such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove or end such Title Violation, including, if necessary, the alteration of any of the Leased Improvements, and (ii) in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such Title Violation. Notwithstanding the foregoing or anything to the contrary contained herein, (A) Tenant shall not be required to cure any Existing Title Violation except as a result of a claim made by a Person other than Landlord or any Affiliate of Landlord, and (B) Tenant shall be subrogated to any and all rights of Landlord against its title insurance carriers and shall be entitled to the proceeds (net of Landlord’s out-of-pocket costs reasonably incurred in obtaining such proceeds) from any title insurance policy insuring over any such Title Violations (“Title Insurance Proceeds”) to the extent of any amounts actually paid by Tenant in connection therewith. Tenant’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such Title Violation. Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such Title Violation as set forth in this Section 9.2; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant, including, but not limited to, the mutual approval of a litigation budget.

ARTICLE X

CAPITAL IMPROVEMENTS

10.1 Construction of Capital Improvements to the Leased Property.

(a) Tenant shall, with respect to the Facility, have the right to make Capital Improvements, including, without limitation, any Capital Improvement required by Section 8.2 or Section 9.1(a), without the consent of, or any notice to, Landlord if the Capital Improvement (i) does not involve the removal of any material existing structures (unless Tenant reasonably promptly proceeds to replace such removed structures with structures of at least reasonably comparable value or utility), (ii) does not have a material adverse effect on the structural integrity of any remaining Leased Improvements (other than as contemplated to be maintained or improved in connection with such Capital Improvement), (iii) is not reasonably likely to reduce the value of the Facility when completed, (iv) is consistent with the Primary Intended Use and (v) does not involve a total budgeted cost in excess of One Hundred Fifty Million and No/100 Dollars ($150,000,000.00); each of the foregoing (i)-(v) as reasonably determined by Tenant, subject to Landlord’s reasonable review and approval of such determination. Any Capital Improvements (1) described in the preceding sentence and/or (2) which are described on Schedule 8 (for purposes of clarity or otherwise) (the “Schedule 8 Capital Improvements”) are referred to as, “Permitted Capital Improvements”.

(b) If Tenant or any subtenant desires to make a Capital Improvement that is not a Permitted Capital Improvement (a “Landlord Approved Capital Improvement”), Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request. Such description shall indicate the use or uses to which such Capital Improvement will be put and the impact, if any, on current and forecasted Net Revenue and EBITDA for the Leased Property attributable thereto. All proposed Landlord Approved Capital Improvements shall be subject to Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. It shall be reasonable for Landlord to condition its approval of any Capital Improvement upon any or all of the following terms and conditions:

(i) Such construction shall be effected substantially in accordance with detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(ii) No Capital Improvement will result in the Leased Property becoming a “limited use” property for purposes of United States federal income taxes as of the date such Capital Improvement is placed in service;

(iii) the work shall be conducted under the supervision of a licensed architect or engineer selected by Tenant (the “Architect”) and, for purposes of this Section 10.1 only, approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(iv) Landlord’s receipt of reasonable evidence of Tenant’s or Tenant’s Parent’s financial ability to complete the work without materially and adversely affecting Tenant’s cash flow position or financial viability;

(v) All Capital Improvements will become Landlord’s property when made; provided, however, that the foregoing shall not affect the provisions of Section 11.1(b); and

(vi) Any Capital Improvement which exceeds a total budgeted cost in excess of One Hundred Fifty Million and No/100 Dollars ($150,000,000.00) (the “Capital Improvements Threshold”) (x) may be subject to the approval of Fee Mortgagee, which Landlord agrees it will use commercially reasonable efforts to obtain and (y) shall require that Tenant deliver Construction Security to Landlord, provided no Construction Security shall be required in connection with the Schedule 8 Capital Improvements.

(c) If the Construction Security is in the form of cash, if required by Fee Mortgagee, such security may be deposited into the FF&E Reserve or an Eligible Account of Landlord (or Fee Mortgagee) (a “Construction Security Escrow Account”). On a monthly basis during the construction of any such Capital Improvement for which Construction Security has been deposited, Tenant shall be entitled (either pursuant to a separate agreement to be entered into directly between Tenant and Fee Mortgagee, in form and substance reasonably acceptable to Tenant, or, if no such agreement is entered into, then as an obligation of Landlord hereunder) to receive a portion of such Construction Security, to be disbursed to Tenant (in the case of cash or cash equivalents) or reduced (in the case of a Letter of Credit), as applicable, on a dollar-for-dollar basis, in the amount required to reimburse Tenant for (or to enable Tenant to pay) the cost of such Capital Improvement in amounts equal to the actual costs incurred by Tenant for such Capital Improvement, subject to delivery by Tenant to Landlord of the Reserve Disbursement Requirements related to the work performed, and subject: (a) to compliance by Tenant with the applicable provisions of any Fee Mortgage Documents then in effect to the extent and only to the extent Tenant is required to comply therewith pursuant to Article XXXI hereof, and (b) in the event no Fee Mortgage then exists and Landlord is holding the Construction Security, to the condition that no Event of Default exist at the time of determination and subject to the other applicable provisions of this Article X. To the extent a construction consultant is required by any Fee Mortgagee, Landlord shall have the right (in addition to any construction consultant engaged by Tenant) to also select and engage (subject to any Fee Mortgagee requirements), at Landlord’s cost and expense, construction consultants to conduct inspections of the Leased Property during the construction of any Capital Improvements, provided that (x) such inspections shall be conducted in a manner as to not unreasonably interfere with such construction or the operation of the Facility and Tenant may have Tenant’s representative escort such consultant at all times, (y) prior to entering the Leased Property, such consultants shall deliver to Tenant evidence of insurance reasonably satisfactory to Tenant and (z) (irrespective of whether the consultant was engaged by Landlord, Tenant or otherwise) Landlord and Tenant shall be entitled to receive copies of such consultants’ work product and shall have direct access to and communication with such consultants.

10.2 Construction Requirements for Capital Improvements. Tenant’s or any subtenant’s construction of Capital Improvements shall be performed in compliance with the following requirements which shall be applicable to Permitted Capital Improvements and Landlord Approved Capital Improvements except as indicated below:

(a) Such construction shall not be commenced until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement, including those permits and authorizations required pursuant to any Gaming Regulations, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application in respect of any Landlord Approved Capital Improvements shall have been so approved by Landlord;

(b) Such construction shall not and, if an Architect has been engaged for such work, the Architect shall certify to Landlord that such construction shall not, impair the structural strength of any component of the Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices;

(c) If an Architect has been engaged for such work and if plans and specifications have been obtained in connection with such work, the Architect shall certify to Landlord that the plans and specifications conform to, and comply with, in all material respects all applicable building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Leased Property;

(d) During and following completion of such construction, the parking and other amenities which are located in the Facility or on the Land shall remain adequate for the operation of the Facility for its Primary Intended Use and in no event shall such parking be less than that which is required by law (including any variances with respect thereto); provided, however, that to the extent additional parking is not already a part of a Capital Improvement, Tenant may construct additional parking on the Land in accordance with Section 10.1(a); or Tenant may acquire off-site parking to serve the Facility as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve, the Facility;

(e) All work done in connection with such construction shall be done as soon as reasonably practicable and using materials and resulting in work that is at least as good product and condition as the remaining areas of the Facility and in conformity with all Legal Requirements, including, without limitation, any applicable non-discrimination laws; and

(f) Promptly following the completion of any Landlord Approved Capital Improvements only, Tenant shall deliver to Landlord “as built” drawings of such addition (or written confirmation from the relevant general contractor or architect that such Capital Improvement has been built in accordance with the plans and specifications), certified as accurate by the licensed architect or engineer selected by Tenant, and copies of any new or revised certificates of occupancy.

10.3 Intentionally Omitted.

10.4 Ownership of Tenant Capital Improvements. Subject to Section 11.1(b), all Tenant Capital Improvements shall be the property of Landlord upon completion and upon the expiration or earlier termination of this Lease, all Tenant Capital Improvements shall remain the property of Landlord (without any obligation to reimburse Tenant for the costs thereof).

10.5 Funding of Tenant Capital Improvements.

(a) Tenant shall notify Landlord of any proposed Tenant Capital Improvements for which Landlord’s prior approval is required, which notice (the “Capital Improvement Notice”) shall be accompanied by (i) a reasonably detailed description of the proposed Tenant Capital Improvements, (ii) the then-projected cost of construction of the proposed Tenant Capital Improvements, (iii) copies of the plans and specifications, permits, licenses, contracts and preliminary studies concerning the proposed Tenant Capital Improvements, to the extent then-available, (iv) reasonable evidence that such proposed Tenant Capital Improvements will, upon completion, comply with all applicable Legal Requirements, and (v) reasonably detailed information regarding the terms upon which Tenant is considering seeking financing therefor, if any. To the extent in Tenant’s possession or control, Tenant shall provide to Landlord any additional information about such proposed Tenant Capital Improvements which Landlord may reasonably request. Landlord (or Landlord’s Affiliate) shall have the right (but not the obligation) to fund the cost of any proposed Tenant Capital Improvements on such arms-length terms and conditions as may be agreed to by Landlord and Tenant.

(b) Within thirty (30) days of receipt of a Capital Improvement Notice pursuant to this Section 10.5, Landlord shall have the right to notify Tenant as to whether it would be willing to fund all or a portion of such proposed Capital Improvement and, if so, the terms and conditions upon which it would do so. Any waiver of the right to fund or any failure to fund with respect to a specific Tenant Capital Improvements shall not affect Landlord’s rights under this Lease, including, without limitation, any continued rights under this Section 10.5. If Landlord proposes to fund such proposed Capital Improvements, Tenant shall have ten (10) Business Days to accept or reject Landlord’s funding proposal.

(c) In connection with any funding of Capital Improvements by Landlord, Landlord and Tenant may make agreed upon modifications to the Rent to reflect Landlord’s funding of the cost of such Tenant Capital Improvements.

10.6 Self Help. In order to facilitate Landlord’s completion of any work, repairs or restoration of any nature that are required to be performed by Tenant in accordance with any provisions hereof, upon the occurrence of the earlier of (i) an Event of Default by Tenant hereunder and (ii) any default by Tenant in the performance of such work under this Lease (so long as in the case of this clause (ii) Landlord has provided Tenant thirty (30) days’ prior written notice thereof and Tenant has not cured such default within such thirty day period), Landlord shall have the right, from and after such occurrence, to enter onto the Leased Property in compliance with all applicable laws and perform any and all such work and labor necessary as reasonably determined by Landlord to complete any work required by Tenant hereunder or expend any sums therefor and/or employ watchmen to protect the Leased Property from damage (collectively, the “Landlord Work”). In connection with the foregoing, Landlord shall have the right, in each case, in its reasonable discretion: (i) to use any funds in the FF&E Reserve, CapEx Reserve, or the Construction Security

(as applicable) for the purpose of making or completing such Landlord Work; (ii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iii) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Leased Property, or as may be necessary or desirable for the completion of such Landlord Work, or for clearance of title; (iv) to execute all applications and certificates in the name of Tenant which may be required by any of the contract documents; (v) to prosecute and defend all actions or proceedings in connection with the Leased Property or the rehabilitation and repair of the Leased Property; (vi) to do any and every act which Tenant might do in its own behalf to complete the Landlord Work; and (vii) charge Tenant with any costs incurred in connection with such Landlord Work and the exercise of Landlord’s rights under this Section 10.6 as Additional Charges. Nothing in this Lease shall: (1) make Landlord responsible for making or completing any Landlord Work; (2) require Landlord to expend funds from or in addition to the FF&E Reserve or CapEx Reserve (as applicable) to make or complete any Landlord Work; (3) obligate Landlord to proceed with any Landlord Work; or (4) obligate Landlord to demand from Tenant additional sums to make or complete any Landlord Work (but nothing herein shall prevent Landlord from demanding such amounts from Tenant as Additional Charges).

ARTICLE XI

NO LIENS

11.1 Liens.

(a) Subject to the provisions of Article XII relating to permitted contests and Article XVII with respect to Tenant’s financing, Tenant will not directly or indirectly create and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim (“Lien”) upon the Leased Property or any Capital Improvement thereto or upon the Gaming Licenses or upon Tenant’s Property (other than Intellectual Property, which is governed by Section 6.3) to be transferred and assigned to Landlord pursuant to Section 6.4 and Section 36.1 or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Lease and the Liens granted to Landlord pursuant hereto; (ii) the Property Documents; (iii) restrictions, liens and other encumbrances which are expressly permitted by this Lease or consented to in writing by Landlord (such consent not to be unreasonably withheld unless otherwise provided herein); (iv) intentionally omitted; (v) Permitted Subleases and Permitted Management Agreements and related matters permitted by Article XXII; (vi) liens for Impositions not yet delinquent or being contested in accordance with Article XII, provided that Tenant has provided appropriate reserves as required under GAAP and any foreclosure or similar remedies with respect to such Impositions have not been instituted and no notice as to the institution or commencement thereof has been issued except to the extent such institution or commencement is stayed no later than sixty (60) days after such notice is issued; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either not yet due or being contested in accordance with Article XII; (viii) any Lessor Liens or other liens created by Landlord; (ix) liens related to purchase money financing and equipment leases or equipment financing for Tenant’s Property which are used or useful in Tenant’s business on the Leased Property and consistent with the Operating Standard, and do not impair in any material respect Landlord’s rights under Section 36.1; (x) liens of any Permitted Leasehold Mortgage or Permitted Credit Facility Pledge; provided, however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber its leasehold interest in the Leased Property or its direct or indirect interest (or the interest of any of its Subsidiaries or subtenants) in the Gaming Licenses (other than, in each case, to a Permitted Leasehold Mortgagee or a Permitted Credit Facility Pledge), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion; and provided, further, that Tenant shall be required to provide Landlord with fully executed copies of any and all Permitted Leasehold Mortgages, Permitted Credit Facility Pledges, and related principal Debt Agreements; (xi) provisions of any easement agreements, street dedications or vacations, entitlements, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions, in each case expressly permitted or consented to pursuant to this Lease; (xii) non-exclusive licenses or sublicenses of Intellectual Property granted by Tenant or any of its Subsidiaries in the ordinary course of business or on terms that, taken together with all related transactions, are commercially reasonable; and (xiii) the licenses granted, and covenants agreed to, pursuant to: (1) that certain Trademark License Agreement, dated as of September 5, 2008, by and between Tenant and Ian Bruce Eichner and (2) that certain Coexistence Agreement, dated as of December 18, 2009, by and between Tenant and Hearst Communications, Inc. For the avoidance of doubt, the parties acknowledge and agree that, (A) except as expressly set forth herein, Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder and (B) nothing contained herein shall be deemed or construed (i) to prohibit the issuance of a lien on the Equity Interests in Tenant or its Subsidiaries (or direct or indirect interests in Tenant or its Subsidiaries) or any direct or indirect parent of Tenant owning an interest in the Gaming Licenses pursuant to a Permitted Credit Facility Pledge (it being agreed that any foreclosure by a lien holder on such direct or indirect interests in Tenant shall be subject to the restriction on Tenant Change of Control set forth in Article XXII) or (ii) to prohibit Tenant from pledging its Accounts (other than, for the avoidance of doubt, the CapEx Reserve, the FF&E Reserve, the Covenant Security Escrow Account, and any Construction Security or Construction Security Escrow Account) and other Tenant’s Property and other property of Tenant to the extent it does not constitute Tenant’s Pledged Property.

(b) Landlord and Tenant intend that this Lease be an indivisible true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement. This Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property. Except as otherwise required by applicable law or any accounting rules or regulations, Landlord and Tenant hereby acknowledge and agree that this Lease is intended to constitute a “true lease” for all other purposes, including federal, state and local tax purposes, commercial purposes, and bankruptcy purposes and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation with respect to the Leased Property (but not with respect to any Tenant Capital Improvements, except as provided in the next sentence) for all federal, state and local tax purposes. Without prejudice to Sections 10.1(b)(v) or Section 10.4, Tenant shall be entitled to all benefits of ownership of any Tenant Capital Improvements during the Term, including depreciation for all federal, state and local tax purposes, except to the extent of any Tenant Capital Improvements that are actually paid for by Landlord (it being understood that Landlord has no right or obligation to pay for any Tenant Capital Improvements except in accordance with Section 10.5).

(c) If, notwithstanding (x) the form and substance of this Lease and (y) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, any court of competent jurisdiction orders that this Lease is a financing arrangement (a “Recharacterization”), then (subject to the parties’ rights to appeal such Recharacterization order) this Lease shall be considered a secured financing agreement and Landlord’s rights to the Leased Property shall be the holder of a perfected first priority deed of trust, assignment of rents and security agreement (a “Recharacterized Deed of Trust”) naming Tenant as grantor, Landlord as beneficiary, and an Approved Trustee, as “Trustee” (a “Recharacterized Deed of Trust Trustee”) encumbering the Leased Property to secure the payment and performance of all the obligations of Tenant hereunder and, to that end, in the event of a Recharacterization, but only in event of a Recharacterization and not any time prior thereto, the following shall apply:

(i) Tenant grants, assigns, transfers, conveys and confirms unto such Recharacterized Deed of Trust Trustee, IN TRUST, WITH POWER OF SALE, for the benefit of Landlord as beneficiary, as security to secure the payment and performance of all the obligations of Tenant under the Lease all Tenant’s right, title and interest in and to the Leased Property. Without limiting the foregoing, there is assigned by Tenant to Landlord all “Rents” as defined in NRS 107A.140 (2019), of the Leased Property, and this instrument shall be an “Assignment of Rents,” as defined in NRS 107A. 040 (2019), under the Nevada Uniform Assignment of Rents Act, NRS Chapter 107A (2019), or successor statute then in effect. Where not inconsistent with this Lease, the following covenants, Nos. 1; 2 (but solely to the extent that the court described above has held that the obligations under Article XIII of the Lease are no longer in effect, in which case the insurance coverages, amounts and requirements set forth in Article XIII of the Lease shall be the coverages, amounts and requirements for purposes of this No. 2); 3; 4 (default rate under the Lease); 5; 6; 7 (attorneys’ fees as required under the Lease); 8 and 9 of NRS 107.030 (2019) or successor statute then in effect are hereby adopted and made a part of any Recharacterized Deed of Trust.

(ii) If, notwithstanding (a) the form and substance of the Lease and (b) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, a Recharacterization occurs, Tenant (and each Permitted Leasehold Mortgagee) has (A) authorized Landlord, at the expense of Tenant, to make any filings or take other actions as Landlord reasonably determines are necessary or advisable in order to effect fully this Lease or to more fully perfect or renew the rights of the Landlord, including, without limitation, irrevocably authorizing Landlord to file in any UCC jurisdiction any initial financing statements and amendments thereto that indicate collateral as being the Leased Property and the Tenant’s Pledged Property, and (B) to subordinate to the Landlord the lien of any Permitted Leasehold Mortgagee with respect to the Leased Property (it being understood that nothing herein shall affect the rights of a Permitted Leasehold Mortgagee under this Lease).

(iii) Landlord and Tenant acknowledge and agree that, in the event of a Recharacterization, Landlord’s rights under a Recharacterized Deed of Trust shall automatically be collaterally assigned to the Fee Mortgagee pursuant to the terms of the Fee Mortgage with the most senior priority as additional security for the indebtedness secured thereby.

(d) At any time and from time to time upon the request of Landlord or Tenant, and at the expense of the requesting party, Tenant or Landlord, as applicable, shall promptly execute, acknowledge and deliver such further documents and do such other acts as the requesting party may reasonably request in order to effectuate fully this Lease or to more fully perfect or renew the rights of the requesting party with respect to the Leased Property. Upon the exercise by Landlord or Tenant of any power, right, privilege or remedy pursuant to this Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant or Landlord, as applicable, will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the exercising party may be required to obtain from such other party for such consent, approval, recording, qualification or authorization.

11.2 Landlord Encumbrance Obligations. Landlord agrees that Landlord shall not create or permit to exist at any time any Lessor Lien and Landlord shall, at its own cost and expense, promptly take such action as may be reasonably necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it or any of its Affiliates (and Tenant shall not be responsible for any monetary or other obligations under or in connection with any Lessor Lien); provided, however, that Landlord shall not be required to so discharge any such Lessor Lien(s) (i) while the same is being contested in good faith by appropriate proceedings diligently prosecuted (so long as neither the Leased Property, nor any Capital Improvement thereto, nor any part or interest in either thereof, would be in any imminent danger of being sold, forfeited, attached or lost pending the outcome of such proceedings and provided that Tenant would not be in any imminent danger of civil or criminal liability on account thereof pending the outcome of such proceedings) or (ii) if such Lessor’s Lien(s) would not be reasonably expected to materially adversely affect the rights of Tenant under this Lease, impair in any material respect Tenant’s ability to perform its obligations under this Lease or impose additional obligations on Tenant under this Lease or result in the termination of this Lease. Landlord shall indemnify and hold harmless Tenant from and against any actual loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by Tenant or its Affiliates as the result of Landlord’s failure to discharge and satisfy any such Lessor Lien to the extent Landlord is required to do so in accordance with the terms hereof.

ARTICLE XII

PERMITTED CONTESTS

12.1 Permitted Contests. Tenant, upon prior Notice to Landlord, on its own, or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Gaming Regulation), Imposition, Legal Requirement, Insurance Requirement, or Lien (but not Liens granted to Landlord pursuant to this Lease); provided, however, that (i) in the case of an unpaid Imposition or Lien, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Capital Improvement thereto; (ii) neither the Leased Property or any Capital Improvement thereto, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any imminent danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) in the case of a Legal Requirement, Imposition or Lien, Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or any Capital Improvement thereto or the Rent by reason of such non-payment or noncompliance; (v) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (vi) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; (vii) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay any applicable amount required to be paid, together with all interest and penalties accrued thereon, and comply with any applicable Legal Requirement or Insurance Requirement; and (h) in the case of any Lien, no foreclosure of similar remedies shall have been instituted and no notice as to the institution or commencement thereof have been issued except to the extent such institution is stayed no later than ten (10) Business Days after such notice is issued. Notwithstanding anything to the contrary contained herein (but without limiting Landlord’s obligations under Section 41.14), with respect to any Liens under Section 11.1(a)(viii), such Lien must be discharged or bonded over within sixty (60) days of the filing of such Lien. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except in any instance where Landlord opted to join and joined as a party in the proceeding despite Tenant’s having sent Notice to Landlord of Tenant’s preference that Landlord not join in such proceeding.

ARTICLE XIII

INSURANCE

13.1 Property Insurance Requirements. During the Term, Tenant or a Tenant Party shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Improvements, the Fixtures and Tenant’s Property, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article XIII shall be maintained with respect to the Leased Property and Tenant’s Property and operations thereon. Such insurance shall be written by companies permitted to conduct business in the State. All policies required under this Lease must name Landlord as an “additional named insured” or “additional insured” as appropriate. All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Property losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional named insured” or “additional insured” as appropriate and “mortgagee/loss payee”, as their interest may appear, each Permitted Leasehold Mortgagee and as an “additional insured” and/or “mortgagee/loss payee” as their interest may appear, the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXI (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Except as otherwise set forth herein, any property insurance loss adjustment settlement shall require the written consent of Landlord, Tenant, and each Facility Mortgagee (to the extent required under the applicable Facility Mortgage Documents) unless the amount of the loss net of the applicable deductible is less than One Hundred Million Dollars ($100,000,000) in which event no such consent shall be required. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The insurance policies required to be carried by Tenant or a Tenant Party hereunder shall insure against all the following risks with respect to the Facility:

(a) Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage, collapse, windstorm (including named storm) and terrorism in an amount not less than the full replacement of the Leased Improvements (but in no event less than a minimum amount of Four Billion Dollars ($4,000,000,000.00) and including a building ordinance coverage endorsement, coverage for loss to the undamaged portion in an amount equal to the full replacement cost for the undamaged portion and for coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Landlord, provided, that Tenant shall have the right (i) to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) in an amount not less than the annual aggregate gross loss estimates for a 475 year event as indicated in a seismic risk analysis (such analysis to be approved by Landlord and secured by the Tenant utilizing the most current RMS software, or its equivalent), including loss amplification, at the expense of the Tenant and, to the extent the Leased Property is covered under a blanket policy, such seismic risk analysis shall include all high risk locations covered by the earthquake limit or as may be requested by Landlord and commercially available; provided, further, with respect to the terrorism coverage required herein, in the event TRIPRA is no longer in effect, Tenant shall be required to carry terrorism insurance as required herein, provided that in the event the premium cost of any terrorism peril coverages are available only for a premium that is more than 2 times the current premium paid by Tenant, then Tenant shall be entitled and required to purchase the maximum amount of insurance coverage it reasonably deems most efficient and prudent to purchase for such peril and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that certain property coverages other than earthquake, flood and windstorm may be sub-limited as long as each sub-limit (x) is commercially available and prudent as determined by Tenant and (y) to the extent that the amount of such sub-limit is less than the amount of such sub-limit in effect as of the Effective Date, such sub-limit is approved by Landlord, such approval not to be unreasonably withheld;

(b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

(c) Flood, if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus such greater amount as may be requested by Landlord and commercially available;

(d) Loss of rental value, on an actual loss sustained basis, covering the twenty-four (24) month period from the date of any Casualty Event, in an amount not less than 100% of the rent payable hereunder and normal Operating Expenses (including ninety (90) days ordinary payroll) for a period of twenty-four (24) months with an extended period of indemnity coverage of at least three hundred sixty five (365) days necessitated by the occurrence of any of the hazards described in Sections 13.1(a), 13.1(b) or 13.1(c);

(e) Claims for injury to persons or property damage under a policy of commercial general liability insurance including but not limited to coverage for terrorism, premises/operations, blanket contractual liability, liquor liability, special events or activities to the extent insurable, independent contractors and personal injury with limits not less than Four Hundred Million Dollars ($400,000,000) each occurrence and Four Hundred Million Dollars ($400,000,000) in the annual aggregate, provided, that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;

(f) Claims for bodily injury and property damage under a policy of business automobile liability including garage and garagekeepers liability and containing provisions and endorsements in accordance with state legal requirements, with primary limits not less than One Million Dollars ($1,000,000) per accident and excess limits provided in the excess liability policies referred to above;

(g) During such time as Tenant or any subtenant is constructing any improvements at the Facility, Tenant, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, (iii) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (iv) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Leased Property from any act or omission of Tenant’s or such subtenant’s contractors or subcontractors;

(h) If any operations of Tenant or any subtenant require the use of any aircraft or watercraft that is owned, leased or chartered by Tenant or any subtenant with respect to the Leased Property, Tenant shall maintain or cause to be maintained aircraft liability insurance, as appropriate, with limits not less than One Hundred Million Dollars ($100,000,000) combined single limit for bodily injury and property damage including passengers and crew and watercraft liability insurance, as appropriate, with limits not less than Ten Million Dollars ($10,000,000) combined single limit for bodily injury and property damage including passengers and crew;

(i) Tenant may provide or cause to be provided self-insured retentions for portions of the insurance contemplated under this Section 13.1 in commercially reasonable amounts, it being agreed that the amounts of the self-insured retentions in effect as of the Effective Date are commercially reasonable. Upon (i) the termination of this Lease with respect to the Facility pursuant to Section 14.2, (ii) the election of any Facility Mortgagee pursuant to Section 14.1 to apply any proceeds payable under any property policy of insurance in accordance with the applicable Facility Mortgage, or (iii) any proceeds payable under any property policy of insurance being retained by Landlord pursuant to Section 14.2(e), Tenant shall pay to Landlord the amount of any self-insured retentions;

(j) During the Term, Tenant shall maintain or cause to be maintained environmental impairment liability pollution liability insurance on the Leased Property in the form of a pollution legal liability or pollution and remedial legal liability (or similar product) (“PLL”) insurance policy. Such PLL insurance shall cover the Facility and provide coverage for on and off site cleanup costs for new and historical pollution conditions, and shall include coverage for first- and third- party bodily injury and property damage claims related to pollution conditions. The PLL policy shall have three (3) year policy period if the same is commercially available and, if not commercially available, it shall have an annual policy period. The PLL policy will have a per claim limit of no less than Twenty-Five Million Dollars ($25,000,000), and an aggregate policy limit of no less than Twenty-Five Million Dollars ($25,000,000), with a self-insured retention or deductible of no greater than Fifty Thousand Dollars ($50,000). Such policy shall include coverage for claims for microbial matter and legionella, with the same combined single limits as referenced above, with a self-insured retention or deductible of no greater than One Million Dollars ($1,000,000). The PLL policy shall have the Tenant as First Named Insured and Landlord, with its successors, assigns and/or affiliates (as their interests may appear) as Additional Named Insureds (“ANI”) (with the Fee Mortgagee as ANI as may be required). The PLL policy (i) shall not be permitted to cover any additional locations during the policy terms, (ii) shall name the Fee Mortgagee as ANI with an automatic right of assignment to the Fee Mortgagee in the event of default throughout the policy term, (iii) in the event the policy is cancelled by the insurers, a copy of such cancellation notice shall also be mailed to the Fee Mortgagee, (iv) shall not be cancelled or materially modified by Tenant without the prior written consent of the Fee Mortgagee and (v) shall, during the Term, include the same coverages, terms, conditions and endorsements (and shall not be amended in any way without the prior written consent of the Fee Mortgagee) as the PLL policy approved as of the date hereof. Any Underground Storage Tanks (USTs) located on the Leased Property shall be covered on the PLL policy, or be covered as a separate UST policy that shall be maintained during the Term. Notwithstanding the foregoing or anything to the contrary set forth herein, the parties agree that Landlord shall take the lead role in procuring, on Tenant’s behalf, the initial PLL policy to be in effect as of the date hereof and Tenant shall pay or otherwise reimburse Landlord for the cost of such initial PLL policy; and

(k) During the Term, Tenant shall maintain or cause to be maintained cyber liability insurance, with limits not less than Seventy-Five Million Dollars ($75,000,000) per claim. Coverage shall be sufficiently broad to respond to the duties and obligations undertaken by Tenant in this Lease, and shall include, but not be limited to, claims involving network security and privacy liability. If the Tenant maintains broader coverage and/or higher limits than the minimum shown above, the Landlord requires and shall be entitled to the broader coverage and/or the higher limits maintained by Tenant. Any available insurance proceeds in excess of the specified minimum limits of insurance and coverage shall be available to the Landlord.

13.2 Workers’ Compensation. In addition to the insurance described above, Tenant shall at all times maintain or cause to be maintained adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Leased Property in accordance with Legal Requirements.

13.3 Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property or Tenant’s Property, including, without limitation, contents, fire and liability insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party, respectively, shall pay any additional costs or charges for obtaining such waiver.

13.4 Policy Requirements. All of the policies of insurance referred to in this Article XIII shall be written in form reasonably satisfactory to Landlord and any Facility Mortgagee and issued by insurance companies with a financial strength and claims paying ability rating of (x) “A” or better by S&P and (y) “A2” or better by Moody’s, to the extent Moody’s rates the applicable insurance company, and (z) “A” or better by Fitch, to the extent Fitch rates the applicable insurance company; provided, however for multi-layered policies or insurance provided by a syndicate of five (5) or more insurers, (A) with respect to sixty percent (60%) of such insurance coverage (or seventy-five percent (75%) if four (4) or fewer insurance companies issue the policies), Tenant shall use commercially reasonable efforts to have such insurance provided by insurance companies having a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s (to the extent Moody’s rates the applicable insurance company) (the “60% Standard”); provided, if after using commercially reasonable efforts, Tenant is unable to obtain any or all of such sixty percent (60%) of insurance coverage from insurance companies meeting the 60% Standard (the amount of such insurance Tenant is unable to obtain, the “60% Gap”), the 60% Gap shall be provided by insurance companies having a claims paying ability rating of A:X or better in the current Best’s Insurance Reports (provided, no such individual insurance company providing a portion of the 60% Gap may provide more than ten percent (10%) of the overall insurance coverage) and (B) with respect to the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if four (4) or fewer insurance companies issue the Policies), Tenant shall use commercially reasonable efforts to have such insurance provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and “Baa1” or better by Moody’s (to the extent Moody’s rates the applicable insurance company) (the “40% Standard”); provided, if after using commercially reasonable efforts, Tenant is unable to obtain any or all of such forty percent (40%) of insurance coverage from insurance companies meeting the 40% Standard (the amount of such insurance Tenant is unable to obtain, the “40% Gap”), the 40% Gap shall be provided by insurance companies having a claims paying ability rating of A-:VIII or better in the current Best’s Insurance Reports (provided, no such individual insurance company providing a portion of the 40% Gap may provide more than ten percent (10%) of the overall insurance coverage). If Tenant obtains and maintains the general liability insurance described in Section 13.1(e) on a “claims made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term. In the event such “claims made” basis policy is canceled or not renewed for any reason whatsoever (or converted to an “occurrence” basis policy), Tenant shall either obtain (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) an extended reporting period of at least three (3) years beyond the expiration of the Term. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, deliver certificates thereof to Landlord within ten (10) days of binding insurance), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Tenant shall obtain, to the extent available on commercially reasonable terms, the agreement of each insurer, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) Notice before the policy or policies in question shall be altered, allowed to expire or cancelled.

13.5 Increase in Limits. If, from time to time after the Effective Date, but not more than once in any 12-month period, Landlord determines in the exercise of its reasonable business judgment that the limits of the personal injury and/or property damage-public liability insurance then-carried pursuant to Section 13.1(e) and this Section 13.5 (the “Current Insurance Limits”) are insufficient, Landlord may give Tenant Notice of increased limits for personal injury and/or property damage-public liability insurance to be carried, provided that such increased limits are then-available and commercially reasonable, and within one hundred eighty (180) days after the receipt of such Tenant Notice, the insurance shall thereafter be carried with such increased limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 13.5.

13.6 Blanket Policy. Any blanket insurance policy shall specifically allocate to the Leased Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate policy insuring only the Leased Property hereof, subject to review and approval by Landlord based on the schedule of locations and values, and such other documentation required by Landlord. Further, to the extent the policies are maintained pursuant to a blanket insurance policy that covers more than one location within a radius of the Leased Property equal to (a) with respect to property coverage, the lesser of one thousand feet and any radius required pursuant to any Facility Mortgage then in effect, and (b) with respect to terrorism coverage, one thousand feet (each, the “Radius”), the limits of such blanket insurance policy must be sufficient to maintain property and terrorism coverage as set forth in this Article XIII for the Leased Property and any and all other locations combined within the applicable Radius that are covered by such blanket insurance policy calculated on a total insured value basis.

13.7 No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then-existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds or additional named insureds, as appropriate, and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage. In addition, nothing contained herein shall limit Tenant’s ability to procure policies of insurance with limits in excess of the requirements set forth in this Article XIII.

13.8 Captive Insurance Company Requirements. With respect to any captive insurance company providing the terrorism insurance required pursuant to Section 13.1, such captive insurance company must meet the requirements set forth on Exhibit N attached hereto.

ARTICLE XIV

CASUALTY

14.1 Property Insurance Proceeds. All proceeds (except business interruption insurance proceeds not allocated to rent expenses which shall be payable to and retained by Tenant) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to Fee Mortgagee or to an escrow account held by a third party depositary reasonably acceptable to Landlord and Tenant (pursuant to an escrow agreement acceptable to the parties and intended to implement the terms hereof) and made available to Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent and Additional Charges shall be applied against Rent and Additional Charges due by Tenant hereunder as Rent and Additional Charges become due; and provided, further, that if the total amount of proceeds payable net of the applicable deductibles is One Hundred Million Dollars ($100,000,000) or less, and, if no Event of Default has occurred and is continuing, the proceeds shall notwithstanding the foregoing provisions be paid to Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property; provided, further, that, in each case, the Leased Property is rebuilt in a manner at least substantially equivalent to the condition of the Leased Property that existed immediately prior to the casualty and with materials and workmanship of like kind and quality and as otherwise reasonably satisfactory to Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the condition described in the preceding sentence shall be paid to Tenant. All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Landlord. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company shall be subject to Landlord’s consent, such consent not to be unreasonably withheld.

14.2 Tenant’s Obligations Following Casualty.

(a) If the Facility and/or any Tenant Capital Improvements to the Facility are damaged, whether or not from a risk covered by insurance carried by Tenant, except as otherwise provided herein, (i) Tenant shall restore such Leased Property (including any Tenant Capital Improvements and all Required CapEx), to substantially the condition required by Section 14.1, (ii) such damage shall not terminate this Lease and (iii) subject to Section 14.5, Landlord shall cause the Fee Mortgagee to make the proceeds of any insurance held in accordance with Section 14.1 available to Tenant for such restoration in accordance with Section 14.1.

(b) In the event that the Facility is damaged during the final two years of the then-current Term (after giving effect to any Renewal Notice that has been delivered) and Tenant reasonably determines that the cost to restore such damage will exceed twenty percent (20%) of the fair market value of the Facility immediately prior to such Casualty Event, either Landlord or Tenant may terminate this Lease as of the date of such damage (and all obligations of

Tenant to pay Rent and Additional Charges shall cease as of the day before the date of such termination), which may be exercised by written notice to the other party no later than thirty (30) days following the determination of the cost reasonably expected to restore. If so terminated, all proceeds of insurance with respect to such Casualty Event (except business interruption not allocated to rent expenses which shall be payable to and retained by Tenant) shall be paid to Landlord (including, for the avoidance of doubt, any proceeds paid to Tenant pursuant to the second proviso in Section 14.1). Any dispute between Landlord and Tenant with respect to fair market value or the costs of restoration will be determined by Experts pursuant to Section 34.1.

(c) If Tenant is required, or elects to, restore the Facility and the reasonably anticipated cost of the repair or restoration exceeds the amount of proceeds reasonably expected to be received from the insurance required to be carried hereunder, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore the Facility (a “Restoration Deficiency”). Such excess amounts necessary to restore the Facility shall be paid by Tenant and, if required by Landlord, Tenant shall deposit, or caused to be deposited, Construction Security for such excess amounts (in the same manner as described in Section 10.1(c)). If Tenant elects or is required, to restore the Facility, Landlord shall only be required to make insurance proceeds available to Tenant for such restoration in accordance with Section 14.1 if Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration.

(d) If Tenant has not restored the affected Leased Property and the Primary Intended Use has not recommenced by the date that is the fourth (4th) anniversary of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration, all remaining insurance proceeds and the Construction Security shall be paid to and retained by Landlord free and clear of any claim by or through Tenant unless Tenant is continuing to prosecute the rebuilding or restoration with reasonable diligence.

(e) In the event that Tenant is neither required nor elects to repair and restore the affected Leased Property, all property insurance proceeds (except for, subject to no Event of Default having occurred and being continuing, any business interruption proceeds in excess of Tenant’s Rent and Additional Charges obligations hereunder which shall be retained by Tenant), shall be paid to and retained by Landlord free and clear of any claim by or through Tenant except as otherwise specifically provided below in this Article XIV.

14.3 No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent, Additional Charges and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.

14.4 Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.

14.5 Insurance Proceeds Paid to Fee Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Fee Mortgagee is entitled to any insurance proceeds, or any portion thereof, under the terms of any Fee Mortgage, such proceeds (except business interruption not allocated to rent expenses which shall be payable to and retained by Tenant) shall be applied, held and/or disbursed in accordance with the terms of the Fee Mortgage but in all events subject to Tenant’s right to such insurance proceeds (including Tenant’s right to receive all insurance proceeds for a Casualty Event less than One Hundred Million Dollars ($100,000,000) in accordance with Section 14.1) and provided, that, (i) in the event of a Casualty Event involving proceeds of One Hundred Million Dollars ($100,000,000) or more where Tenant elects to restore the Facility in accordance with this Article XIV and Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration (after the date of such Casualty Event but without regard to the date on which Tenant elects to restore the Facility), or (ii) in the event of a Casualty Event involving proceeds of One Hundred Million Dollars ($100,000,000) or more where Tenant is required by this Lease to restore the Facility, Landlord will cause, subject to Section 14.2(e), any Fee Mortgagee that has received, or thereafter does receive, insurance proceeds to make such proceeds available to Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the Facility.

14.6 Termination of Lease; Abatement of Rent. In the event this Lease is terminated, all obligations of Tenant to pay Rent and Additional Charges shall cease as of the date of the Casualty Event and Landlord shall retain any claim which Landlord may have against Tenant for failure to insure such Leased Property as required by Article XIII.

14.7 Multiple Fee Mortgagees. In any provisions of this Article XIV, Article XV or any other provision of this Lease providing for any determination, decision or election by a Fee Mortgagee, the determination, decision or election of the Fee Mortgagee of the highest priority shall be controlling.

ARTICLE XV

CONDEMNATION

15.1 Condemnation.

(a) Total Taking. If there is a permanent Condemnation of Leased Property with respect to all or substantially all of the Facility, this Lease shall terminate as of the day before the Date of Taking for the Facility and all obligations of Tenant to pay Rent and Additional Charges shall cease as of the day before the Date of Taking.

(b) Partial Taking.

(i) If there is a Condemnation of a portion of the Facility, this Lease shall remain in effect if the Facility is not thereby rendered, in the reasonable determination of Tenant, Unsuitable for Its Primary Intended Use, but if the Facility is thereby rendered Unsuitable for Its Primary Intended Use, this Lease shall at Tenant’s option terminate as of the date on which Notice of such determination is delivered to Landlord, and all obligations of Tenant to pay Rent and Additional Charges shall cease as of the date which Notice of such determination is delivered to Landlord.

(ii) In the event of a Condemnation of a portion of the Facility representing twenty percent (20%) or more of the fair market value of the Facility during the final two years of the then-current Term (after giving effect to any Renewal Notice that has been delivered), either Landlord or Tenant may terminate this Lease as of the day before the Date of Taking. Any dispute between Landlord and Tenant with respect to the extent of a Condemnation will be determined by Experts pursuant to Section 34.1.

(c) Restoration. If there is a partial Condemnation of any portion of the Facility and this Lease remains in full force and effect with respect to the Facility, Landlord shall make available to Tenant the portion of the Award applicable to restoration of the Leased Property, and Tenant shall accomplish all necessary restoration whether or not the amount provided by the Condemnor for restoration is sufficient and, if such restoration is not capable of being completed and such Condemnation results in a material adverse effect on the operations of such portion of the Facility, the Base Rent shall be reduced by such amount as may be agreed upon by Landlord and Tenant or, if they are unable to reach such an agreement within a period of ninety (90) days after the occurrence of the Condemnation, then the Base Rent for the Facility shall be proportionately reduced based on the relative values of the property taken by condemnation and the portion of the Facility remaining subject to the Lease. In the event that Landlord and Tenant are unable to agree on such relative values within such ninety (90) day period, either Landlord or Tenant may request that such relative values be determined by Experts in accordance with Section 34.1. Tenant shall restore such Leased Property (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as such Leased Property existing immediately prior to such Condemnation. If Tenant has not so restored the affected Leased Property and the Primary Intended Use has not recommenced by the date that is the fourth (4th) anniversary of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration, any remaining Award shall be paid to and retained by Landlord free and clear of any claim by or through Tenant unless Tenant is continuing to prosecute the rebuilding or restoration with reasonable diligence.

15.2 Award Distribution. The entire Award shall belong to and be paid to Landlord. Tenant shall, however, be entitled to pursue its own claim with respect to the Condemnation for Tenant’s lost profits value and moving expenses and Excluded Assets and, the portion of the Award, if any, allocated to any Tenant’s Property not required to be transferred at the end of the Term.

15.3 Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a Condemnation only when the use and occupancy by the taking authority is reasonably expected to exceed 180 consecutive days (any such taking that does not constitute a Condemnation shall be referred to as a “Temporary Taking”). During any Temporary Taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant. Notwithstanding the foregoing or anything to the contrary contained herein and without prejudice to any of Tenant’s other rights under this Article XV, Tenant shall be entitled to receive all Awards up to Five Million Dollars ($5,000,000) in the aggregate with respect to any Condemnation (which is not reasonably expected to exceed 365 consecutive days) which, by its nature, is not reasonably expected to have a material adverse effect on the Leased Property or extend beyond the Term; provided, that to the extent that the Award(s) for any Condemnation exceeds Five Million Dollars ($5,000,000) in the aggregate (and without prejudice to any other rights of Tenant hereunder with respect to such Award(s) including the use thereof for restoration as provided herein), Landlord and Tenant shall discuss, in good faith, whether it is reasonable under the circumstances for such amount to be paid to Tenant, taking into account the adverse effects of any such Condemnation on Tenant’s operations at the Leased Property, and if so, such Award(s) shall be paid to Tenant.

15.4 No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent, Additional Charges and all other charges required by this Lease shall remain unabated during the period required for claiming an Award, satisfying Legal Requirements and restoration.

15.5 Waiver. Tenant waives any statutory rights of termination which may arise by reason of any Condemnation of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XV.

15.6 Award Paid to Fee Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Fee Mortgagee is entitled to any Award, or any portion thereof, under the terms of any Fee Mortgage, such Award shall be applied, held and/or disbursed in accordance with the commercially reasonable terms of the Fee Mortgage; provided, that, (i) in the event of a Condemnation where Tenant elects to restore the Facility in accordance with this Article XV and Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the Facility for the purpose of commencing restoration (after the date of such Condemnation but without regard to the date on which Tenant elects to restore the Facility), or (ii) in the event of a Condemnation where Tenant is required by this Lease to restore the Facility, Landlord will cause, subject to the final sentence of Section 15.1(c), the Fee Mortgagee that has received, or thereafter does receive, any Award to make such Award available to Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the Facility.

ARTICLE XVI

DEFAULT; REMEDIES

16.1 Events of Default.

(a) Any one or more of the following shall constitute an “Event of Default”:

(i) Tenant shall fail to pay any installment of Rent within five (5) Business Days of when due and such failure is not cured within three (3) Business Days after Notice from Landlord of Tenant’s failure to pay such amount when due; provided, that Tenant shall be entitled to only one (1) such notice and additional three (3) Business Day cure period in any Lease Year;

(ii) Tenant shall fail to pay any Additional Charge when due and such failure is not cured within five (5) Business Days after Notice from Landlord of Tenant’s failure to pay such amount when due;

(iii) a default shall occur under the Guaranty which is not cured within fifteen (15) days after Notice from Landlord to Guarantor;

(iv) Tenant or Guarantor shall: (1) admit in writing its inability to pay its debts generally as they become due; (2) file a petition in bankruptcy or a petition to take advantage of any insolvency law or act or otherwise commences any proceeding under such law or act; (3) make an assignment for the benefit of its creditors; (4) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or (5) file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or of any applicable foreign jurisdiction;

(v) Tenant or Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant or Guarantor, a receiver of Tenant or Guarantor or of the whole or substantially all of Tenant’s or Guarantor’s property, or approving a petition filed against Tenant or Guarantor seeking reorganization or arrangement of Tenant or Guarantor under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or of any applicable foreign jurisdiction, and such judgment, order or decree shall not be vacated or set aside within sixty (60) days from the date of the entry thereof;

(vi) Tenant or Guarantor shall be liquidated or dissolved (except that Guarantor may be liquidated or dissolved into Tenant or any other Person so long as its assets are distributed following such liquidation or dissolution to Tenant or such other Person), or entry of a judgment, order or decree liquidating or dissolving Tenant or Guarantor and such judgment, order or decree shall not be vacated or set aside within sixty (60) days from the date of the entry thereof;

(vii) the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached as a result of a judgment in any proceeding relating to more than Ten Million Dollars ($10,000,000.00) and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured) within the later of ninety (90) days after such judgment is entered or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(viii) if Tenant or Guarantor shall fail to pay, bond, escrow or otherwise similarly secure payment of one or more final judgments aggregating in excess of the amount of Seventy-Five Million and No/100 Dollars ($75,000,000.00), which judgments are not discharged or effectively waived or stayed for a period of forty-five (45) consecutive days;

(ix) except as permitted in accordance with Section 7.2(d), Tenant voluntarily ceases operations at the Facility for its Primary Intended Use;

(x) any representation made by Tenant hereunder or by Guarantor under the Guaranty proves to be untrue when made in any material respect and the same materially and adversely affects Landlord;

(xi) any applicable license material to the Facility’s operation for its Primary Intended Use is at any time terminated or revoked or suspended or placed under a trusteeship for more than thirty (30) days (and causes cessation of Gaming activity at the Facility) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Tenant, the Facility, or on the Leased Property, taken as a whole;

(xii) if a Licensing Event with respect to the Tenant shall occur and is not cured within the period prescribed by the applicable Gaming Authority or, if no such period is prescribed by the applicable Gaming Authority, then within 90 days;

(xiii) except to a permitted assignee pursuant to Section 22.2 or a permitted subtenant, or with respect to the granting of a permitted pledge hereunder to a Permitted Leasehold Mortgagee or a Permitted Credit Facility Lender, the sale or transfer, without Landlord’s consent, of all or any portion of any Gaming License or similar certificate or license relating to the Leased Property;

(xiv) a transfer of Tenant’s interest in this Lease (including pursuant to a Tenant Change of Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Tenant is otherwise in default of the provisions set forth in Section 22.1 below and in either case the same is not cured within 30 days after written notice from Landlord to Tenant;

(xv) the occurrence of an Event of Default pursuant to Section 9.1(e) which continues for 30 days after written notice from Landlord to Tenant; and

(xvi) if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease in any material respect and such failure is not cured by Tenant within thirty (30) days after Notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law. No Event of Default shall be deemed to exist under this Section 16.1(a)(xvi) during any time the curing thereof is prevented by an Unavoidable Delay, provided, that, upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.

(b) Notwithstanding the foregoing, in the event that Landlord believes that there has been a breach that would constitute an Event of Default under Section 16.1(a)(iii), subclause (1) of Section 16.1(a)(iv), Section 16.1(a)(x), Section 16.1(a)(xi), Section 16.1(a)(xii), Section 16.1(a)(xiii), Section 16.1(a)(xiv), Section 16.1(a)(xv) or Section 16.1(a)(xvi) , Landlord shall notify Tenant of such breach and, if Tenant disagrees as to the existence of such breach or that such breach would constitute an Event of Default, Tenant may, provide prompt written notice of such dispute to Landlord (a “Dispute Notice”). The time period during which Tenant may cure any default shall be tolled from the date of the Dispute Notice until the date of final resolution of the dispute by the Experts. Each of Landlord and Tenant shall be entitled to promptly submit the determination of whether or not there exists an Event of Default to Experts pursuant to Section 34.1. If the Expert determines that the matter in question is or would give rise to an Event of Default, Tenant shall have the remaining portion of the applicable cure period in which to cure such breach before such breach constitutes an Event of Default.

16.2 Certain Remedies.

(a) If an Event of Default shall have occurred and be continuing, Landlord may (i) terminate this Lease by giving Tenant no less than ten (10) days’ Notice of such termination and the Term shall terminate and all rights of Tenant under this Lease shall cease, (ii) seek damages as provided in Section 16.3 hereof, and/or (iii) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to the first sentence of this Section 16.2, Tenant shall, to the extent permitted by law (including applicable Gaming Regulations), if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Leased Property (including any Tenant Capital Improvements) as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law (including applicable Gaming Regulations), enter upon and repossess such Leased Property and any Capital Improvement thereto by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law (including applicable Gaming Regulations), may remove Tenant and all other Persons and any of Tenant’s Property from such Leased Property.

(b) Notwithstanding anything contained herein to the contrary, Landlord shall not be entitled to terminate this Lease by reason of an Event of Default (but Landlord may exercise all other rights and remedies), unless and until Landlord has, following the occurrence of an Event of Default, delivered a notice (“Event of Default Notice”) to Tenant stating the Event of Default, and containing the following caption (in bold 16 point type), and Tenant has failed to cure such Event(s) of Default within ten (10) days of its receipt of the Event of Default Notice:

“THIS IS AN EVENT OF DEFAULT NOTICE. FAILURE TO TAKE IMMEDIATE ACTION AND TO CURE THE EVENT(S) OF DEFAULT AS SPECIFIED BELOW WITHIN TEN (10) DAYS OF RECEIPT OF THIS NOTICE MAY LEAD TO LANDLORD’S TERMINATION OF THE LEASE AND/OR THE EXERCISE OF OTHER REMEDIES THEREUNDER.”

16.3 Damages.

(a) None of (i) the termination of this Lease, (ii) the repossession of the Leased Property (including any Capital Improvements to the Facility), (iii) the failure of Landlord to relet the Leased Property or any portion thereof, (iv) the reletting of all or any portion of the Leased Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Lease, and Tenant hereby waives any duty of Landlord to mitigate damages under any Legal Requirements to the full extent that such duty may be waived. If any such termination of this Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Leased Property), Tenant shall forthwith pay to Landlord (x) all Rent due and payable under this Lease to and including the date of such termination (together with interest thereon at the Overdue Rate from the date the applicable amount was due) and (y) pay on demand all damages to which Landlord shall be entitled at law or in equity; provided, however, with respect to unpaid Rent from and after the date of termination, at Landlord’s option, Tenant shall forthwith pay to Landlord as and for liquidated and agreed current damages, for the occurrence of an Event of Default, either:

(i) the sum of:

(1) the worth at the time of award of the unpaid Rent (and Additional Charges) which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 16.3;

(2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in Section 16.3(a)(i)(1) and Section 16.3(a)(i)(2), the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause Section 16.3(a)(i)(3), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid Rent that Tenant proves could be reasonably avoided.

or

(ii) if Landlord chooses not to terminate Tenant’s right to possession of the Leased Property (whether or not Landlord terminates the Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Leased Property and seek damages under subparagraph (i) hereof, to the extent not already paid for by Tenant under this subparagraph (ii)).

(b) If, as of the date of any termination of this Lease pursuant to Section 16.2, the Leased Property shall not be in the condition in which Tenant has agreed to surrender the same to Landlord at the expiration or earlier termination of this Lease pursuant to Section 9.1(d), then Tenant, shall pay, as damages therefor, the cost (as estimated by an independent contractor reasonably selected by Landlord) of placing the Leased Property in the condition in which Tenant is required to surrender the same hereunder.

16.4 Receiver. Upon the occurrence and during the continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5 Waiver. If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt; and (iii) any duty of Landlord to mitigate damages to the extent such duty may legally be waived.

16.6 Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State.

16.7 Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due including, without limitation, if Tenant fails to expend any Required CapEx as required hereunder or fails to complete or cause to be completed any work or restoration or replacement of any nature as required hereunder, or if Tenant shall take any action prohibited hereunder, and such failure shall have resulted in an Event of Default, Landlord and/or its Affiliates, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act (or reimburse any Fee Mortgagee for making such payment or performing such act) for the account and at the expense of Tenant (including, in the event of a breach of any such representation or warranty, taking actions to cause such representation or warranty to be true), and may, to the extent permitted by law, after an Event of Default, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s reasonable opinion, may be necessary or appropriate therefor provided same is undertaken in accordance with the applicable law. All sums so paid (or reimbursed) by Landlord and/or any of its Affiliates and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord and/or any of its Affiliates, shall be paid by Tenant to Landlord on demand as an Additional Charge.

16.8 Miscellaneous.

(a) Suit or suits for the recovery of damages, or for any other sums payable by Tenant to Landlord pursuant to this Lease, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease and the Term would have expired by limitation had there been no Event of Default, reentry or termination.

(b) No failure by either party to insist upon the strict performance of any agreement, term, covenant or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by Landlord of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such agreement, term, covenant or condition. No agreement, term, covenant or condition of this Lease to be performed or complied with by either party, and no breach thereof, shall be or be deemed to be waived, altered or modified except by a written instrument executed by the parties. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. If an Event of Default is continuing. Landlord shall be entitled to seek to enjoin such breach or threatened breach and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise as though reentry, summary proceedings or other remedies were not provided for in this Lease.

(c) Except to the extent otherwise expressly provided in this Lease, each right and remedy of a party provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease.

(d) Nothing contained in this Article XVI or otherwise shall vitiate or limit Tenant’s obligation to pay Landlord’s attorneys’ fees as and to the extent provided in Article XXXVII hereof, or any indemnification obligations under any express indemnity made by Tenant of Landlord or of any Landlord Indemnified Parties as contained in this Lease.

ARTICLE XVII

TENANT’S FINANCING

17.1 Permitted Leasehold Mortgagees.

(a) On one or more occasions without Landlord’s prior consent Tenant may mortgage or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold Estate”) to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge its right, title and interest under this Lease as security for such Permitted Leasehold Mortgages or any Debt Agreement secured thereby; provided, that no Person shall be considered a Permitted Leasehold Mortgagee unless (1) such Person delivers to Landlord a written agreement providing (i) that (unless this Lease has been terminated) such Permitted Leasehold Mortgagee and any lenders for whom it acts as representative, agent or trustee, will not use or dispose of any Gaming License for use at a location other than at the Facility, (ii) an express acknowledgement that, in the event of the exercise by the Permitted Leasehold Mortgagee of its rights under the Permitted Leasehold Mortgage, the Permitted Leasehold Mortgagee shall be required to (except for a transfer that meets the requirements of Section 22.2(a)(i)) secure the approval of Landlord for the replacement of Tenant with respect to the affected portion of the Leased Property and contain the Permitted Leasehold Mortgagee’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII hereof, and (iii) an express acknowledgment, on behalf of itself, its successors and assigns and all beneficiaries of the Permitted Leasehold Mortgage of the priorities and waivers described in Section 17.1(n), (2) the underlying Permitted Leasehold Mortgage includes an express acknowledgement that (A) any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject and subordinate to the terms of the Lease, and (B) that any foreclosure or realization by any Permitted Leasehold Mortgagee pursuant to a Permitted Leasehold Mortgage or upon Tenant’s interest under this Lease or that would result in a transfer of all or any portion of Tenant’s interest in the Leased Property or this Lease shall in any case be subject to the applicable provisions, terms and conditions of Article XXII hereof, and (3) such Person executes a joinder to any existing intercreditor agreement between any Permitted Leasehold Mortgagee and any Facility Mortgagee (“Intercreditor Agreement”). Any Facility Mortgagee and its successors and assigns, by accepting any Facility Mortgage, shall be deemed without executing any further document or instrument, to have also agreed to recognize the rights of any Permitted Leasehold Mortgagee as provided in this Article XVII and to have agreed not to disturb such rights in any way except through the exercise of the rights expressly granted to Landlord in this Lease or available at law or in equity to Landlord by reason of the default by Tenant under this Lease.

(b) Notice to Landlord.

(i)

(1) If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate pursuant to a Permitted Leasehold Mortgage and if the holder of such Permitted Leasehold Mortgage shall provide Landlord with Notice of such Permitted Leasehold Mortgage together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee, Landlord and Tenant agree that, following receipt of such Notice by Landlord, the provisions of this Section 17.1 shall apply in respect of each such Permitted Leasehold Mortgage and the Permitted Leasehold Mortgagee with respect thereto.

(2) In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Permitted Leasehold Mortgage, Notice of the new name and address shall be provided to Landlord.

(ii) Landlord shall promptly upon receipt of a communication purporting to constitute the notice provided for by Section 17.1(b)(i) acknowledge by an executed and notarized instrument receipt of such communication as constituting the notice provided for by Section 17.1(b)(i) and confirming the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify Tenant and the Permitted Leasehold Mortgagee of the rejection of such communication as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.

(iii) After Landlord has received the notice provided for by Section 17.1(b)(i), Tenant, upon reasonable request to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the material definitive documentation for the loans, notes or other debt obligations secured by such Permitted Leasehold Mortgage. If requested to do so by Landlord, Tenant shall thereafter also provide, with reasonable promptness, Landlord from time to time with a copy of each material amendment, modification or supplement to such documentation. From time to time upon reasonable request by Landlord, Tenant shall also notify Landlord, with reasonable promptness, of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.

(c) Default Notice. Landlord, upon providing Tenant any notice of (i) default under this Lease or (ii) a termination of this Lease, shall at the same time provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 17.1(m), to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. From and after such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, after the giving of such notice upon its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in Section 17.1(d) and Section 17.1(e) of this Section 17.1 to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the premises by the Permitted Leasehold Mortgagee for such purpose.

(d) Notice to Permitted Leasehold Mortgagee. Anything contained in this Lease to the contrary notwithstanding, if any default shall occur which entitles Landlord to terminate this Lease, Landlord shall have no right to terminate this Lease on account of such default unless, following the expiration of the period of time given Tenant to cure such default or the act or omission which gave rise to such default, Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of Section 17.1(e) below of this Section 17.1 shall apply if, during such thirty (30) or ninety (90) day (as the case may be) Termination Notice period, any Permitted Leasehold Mortgagee shall:

(i) notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Termination Notice; and

(ii) pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice to such Permitted Leasehold Mortgagee and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due) (in each case, regardless of whether such amount is allowed under any insolvency or bankruptcy law); and

(iii) comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee, provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge or encumbrance against Tenant’s interest in this Lease or the Leased Property, or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee or any matter which Permitted Leasehold Mortgagee is prevented from performing because of any injunction or stay applicable during any bankruptcy or other judicial proceeding; and

(iv) during such thirty (30) or ninety (90) day (as the case may be) period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Lease.

(e) Procedure on Default.

(i) If Landlord shall elect to terminate this Lease by reason of any Event of Default of Tenant that has occurred and is continuing, and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by Section 17.1(d), the specified date for the termination of this Lease as fixed by Landlord in its Termination Notice shall be extended for a period not to exceed three (3) months; provided, that such Permitted Leasehold Mortgagee shall, during such extension period:

(1) pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Lease as the same become due (in each case, regardless of whether such amount is allowed under any insolvency or bankruptcy law), and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Lease, excepting (A) obligations of Tenant to satisfy or otherwise discharge any lien, charge or encumbrance against Tenant’s interest in this Lease or the Leased Property or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and

(2) if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Tenant’s interest in this Lease and the Leased Property by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.

(ii) If at the end of such three (3) month period such Permitted Leasehold Mortgagee is complying with Section 17.1(e)(i), this Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with Section 17.1(e)(i)) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty-four (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof. Nothing in this Section 17.1(e), however, shall be construed to extend this Lease beyond the original term hereof as extended by any options to extend the Term of this Lease properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in Section 17.1(d) and Section 17.1(e) and the Permitted Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease.

(iii) If a Permitted Leasehold Mortgagee is complying with Section 17.1(e)(i), upon the acquisition of Tenant’s Leasehold Estate herein by a Foreclosure Transferee, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease, provided, that such Foreclosure Transferee cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.

(iv) For the purposes of this Section 17.1, the making of a Permitted Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Lease or of the Leasehold Estate hereby created so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of Tenant to be performed hereunder; but the purchaser at any sale of this Lease (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be subject to Article XXII hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of Tenant to be performed hereunder and meet the qualifications of Section 22.2 or be reasonably consented to by Landlord in accordance with Section 22.1 hereof).

(v) Any Permitted Leasehold Mortgagee or other acquirer of the Leasehold Estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2(a)(i) may, upon acquiring Tenant’s Leasehold Estate, sell and assign the Leasehold Estate solely in accordance with the requirements of Article XXII of this Lease and enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, subject to the terms hereof.

(vi) Notwithstanding any other provisions of this Lease, any sale of this Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be deemed to be a permitted sale, transfer or assignment of this Lease and of the Leasehold Estate hereby created solely to the extent the successor tenant under this Lease is a Foreclosure Transferee and the transfer otherwise complies with the requirements of Section 22.2(a)(i) or the transferee is consented to by Landlord (in its sole discretion) in accordance with Section 22.1 hereof.

(f) New Lease. In the event of the termination of this Lease other than due to a default as to which the Permitted Leasehold Mortgagee had the opportunity to, but did not, cure the default as set forth in Sections 17.1(d) and Section 17.1(e), Landlord shall provide each Permitted Leasehold Mortgagee with Notice that this Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property with such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (in each case only if such entity is a Foreclosure Transferee) for the remainder of the Term (including any Renewal Terms) of this Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Lease, provided:

(i) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Lease given pursuant to this Section 17.1(f);

(ii) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord, at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and

(iii) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.

(g) New Lease Priorities. It is the intention of the parties that such New Lease shall continue to maintain the same priority as this Lease with regard to any Facility Mortgage or any other lien, charge or encumbrance created by the acts of Landlord on the Leased Property or any part thereof or this Lease (but Landlord shall not be deemed to make any representation or warranty to that effect). If more than one Permitted Leasehold Mortgagee shall request a New Lease pursuant to Section 17.1(f)(i), Landlord shall enter into such New Lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Lease. Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such New Lease.

(h) Permitted Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Permitted Leasehold Mortgagee as a condition to its exercise of its rights hereunder to cure any default of Tenant not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (including but not limited to the defaults referred to in Sections 16.1(a)(iii), 16.1(a)(iv), 16.1(a)(v), 16.1(a)(vii), (if the levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided, such levy is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee), 16.1(a)(viii), 16.1(a)(x), 16.1(a)(xii), and 16.1(a)(xiv) and any other sections of this Lease which may impose conditions of default not susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure hereof), in order to comply with the provisions of Section 17.1(d) and Section 17.1(e), or as a condition of entering into the New Lease provided for by Section 17.1(f).

(i) Contest of Event of Default. Notwithstanding anything to the contrary contained in this Lease, any Permitted Leasehold Mortgagee (and if more than one, the Permitted Leasehold Mortgagee whose lien is most senior) may, in good faith, contest through appropriate proceedings whether an alleged non-monetary default in fact constitutes an Event of Default, and the cure period available under the terms hereof to such Permitted Leasehold Mortgagee shall be extended so long as such Permitted Leasehold Mortgagee shall be diligently pursuing such contest, provided, that: (i) such Permitted Leasehold Mortgagee shall have commenced such contest prior to the expiration of the applicable notice and cure period herein for such alleged non-monetary Event of Default; (ii) Tenant shall not be, or shall not have, separately contested such alleged non-monetary Event of Default; (iii) pending the outcome of such contest, such Permitted Leasehold Mortgagee shall make payment of all Rent due and payable hereunder, as and when due and payable, and shall make payment and shall otherwise cure all non-monetary Events of Default which are not being contested by such Permitted Leasehold Mortgagee within applicable cure periods provided herein for such non-monetary Events of Default; and (iv) such Permitted Leasehold Mortgagee shall make payment to Landlord of all reasonable attorneys’ fees and costs incurred by Landlord in connection with such contest in the event that such Permitted Leasehold Mortgagee is not successful in such contest.

(j) Casualty Loss. A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to Tenant (but not such proceeds, if any, payable jointly to Landlord and Tenant or to Landlord, to the Fee Mortgagee or to a third-party escrowee) pursuant to the provisions of this Lease.

(k) Arbitration; Legal Proceedings. Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof) of any arbitration or legal proceedings between Landlord and Tenant involving obligations under this Lease.

(l) No Merger. So long as any Permitted Leasehold Mortgage is in existence, unless all Permitted Leasehold Mortgagees for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall otherwise expressly consent in writing, the fee title to the Leased Property and the Leasehold Estate of Tenant therein created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.

(m) Notices. Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall be provided in the method provided in Section 35.1 hereof to the address furnished Landlord pursuant to Section 17.1(b), and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 35.1 hereof. Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Section 35.1 and shall in all respects be governed by the provisions of those sections.

(n) Limitation of Liability; Rights as to Collateral. Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and the other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under its Debt Agreement, and (ii) each Permitted Leasehold Mortgagee agrees that (1) Landlord’s liability to such Permitted Leasehold Mortgagee hereunder, howsoever arising, shall be limited to and enforceable only against Landlord’s interest in the Leased Property and the other collateral granted to Landlord under this Lease, and (2) (A) the Permitted Leasehold Mortgagee does not have a Lien on, and the applicable Permitted Leasehold Mortgage does not encumber, the CapEx Reserve, FF&E Reserve, the Covenant Security Escrow Account or the Construction Security (the “Permitted Leasehold Mortgage Excluded Collateral”) and (2) (B) the Permitted Leasehold Mortgage include an express exclusion of the Permitted Leasehold Mortgage Excluded Collateral from the assets on which Liens are granted thereunder.

(o) Transfer Procedure. If an Event of Default shall have occurred and be continuing, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof with the most senior lien on the Leasehold Estate shall release any security interests it may have with respect to Tenant’s Property that is to be transferred to Landlord under Article XXXVI (and this Section 17.1(o) shall expressly authorize Tenant (or Landlord on Tenant’s behalf) to file any UCC-3 termination statements with respect to any such assets to be transferred to Landlord) but such Permitted Leasehold Mortgagee shall have the right to make any determinations and agreements on behalf of Tenant under Article XXXVI (including, without limitation, requesting that the process described in Article XXXVI be commenced, the determination and agreement of the Tenant’s Property FMV and negotiation with Landlord with respect thereto), in each case, in accordance with and subject to the terms and provisions of Article XXXVI; provided, however, in no event shall the foregoing diminish the obligations of Tenant or rights of Landlord under Article XXXVI.

(p) Third Party Beneficiary. Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Lease.

17.2 Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due or within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.

17.3 Tenant’s Debt Agreements. Tenant agrees that the principal or controlling agreement relating to any Material Indebtedness or series of related Debt Agreements related to Material Indebtedness in each case entered into after the date hereof will include a provision requiring the lender or lenders thereunder (or the Representative of such lenders) to provide a copy to Landlord of any notices issued by such lenders or the Representative of such lenders to Tenant of a Specified Debt Agreement Default.

17.4 Landlord Cooperation. If, in connection with granting any Permitted Leasehold Mortgage or entering into any Debt Agreement, Tenant shall reasonably request reasonable cooperation from Landlord, Landlord shall provide the same at no cost or expense to Landlord, it being understood and agreed that Tenant shall be required to reimburse Landlord for all such reasonable and documented out of pocket costs and expenses so incurred by Landlord, including, but not limited to, its reasonable and documented out of pocket attorneys’ fees.

ARTICLE XVIII

SALE OF LEASED PROPERTY

18.1 Sale of the Leased Property.

(a) Except as provided in this Section 18.1, Landlord shall not be limited or restricted in any manner whatsoever from selling or transferring all (but not less than all) of the Leased Property; provided, so long as no Event of Default has occurred, Landlord shall not sell or otherwise transfer the Leased Property during the Term to a Tenant Competitor without the prior written consent of Tenant, which consent may be given or withheld in Tenant’s sole discretion; provided, further, that, in the event this Lease is not renewed in accordance with Section 1.4 prior to the date that is thirty six (36) months prior to the then current expiration date of the Term (or as of the date that is thirty six (36) months prior to the final expiration date of this Lease after all renewal options have been exercised), then at any time following the date that is thirty six (36) months prior to the then current expiration date of the Term (the “Competitor Restriction Open Date”), Landlord shall have the ability to sell or otherwise transfer all (but not less than all) of the Leased Property to a Tenant Competitor without the prior written consent of Tenant; provided, further, that Landlord shall have no right to sell or transfer less than all of the Leased Property and any such sale or transfer must result in the conveyance of Landlord’s interest in and to the Leased Property to a single transferee or, if to more than one transferee, all of such transferees must be directly or indirectly wholly-owned by a common Person (provided such Person may have multiple direct or indirect owners). Except as provided in this Section 18.1, transfers of interests, directly or indirectly, in Landlord shall not be limited or restricted in any manner whatsoever, except that in no event shall (i) Landlord cause or allow any Tenant Competitor to own a controlling interest in Landlord (whether directly or indirectly), including as a result of a merger or similar transaction or by any Landlord Change of Control, during the period Landlord is restricted from selling or otherwise transferring the Leased Property to a Tenant Competitor as provided herein, except for Controlling interests in Landlord’s Parent or a publicly traded Person, or (ii) a Landlord Change of Control with respect to Landlord be permitted to occur unless after giving effect thereto, Landlord shall continue to be wholly-owned and Controlled, directly or indirectly, by a common Person (provided such Person may have multiple direct or indirect owners). In connection with any sale or other transfer by Landlord of the Leased Property as permitted herein, Landlord shall be subject in each instance to all of the rights of Tenant under this Lease, and Landlord’s successor or purchaser must comply with the provisions of Section 8.2 to the extent applicable to Landlord and, to the extent necessary, any purchaser or successor Landlord and/or other Related Person of purchaser or successor Landlord (in the case of a Landlord Change of Control) shall comply with all applicable Gaming Regulations with respect to such sale or transfer to ensure that there is not reasonably likely to be any material impact on the validity of any of the Gaming Licenses or the ability of Tenant to continue to use the Gaming Facilities for Gaming activities in substantially the same manner as immediately prior to Landlord’s sale or other transfer. Upon any transfer or conveyance permitted under this Section 18.1 (including a Landlord Change of Control), at Landlord’s reasonable request, Tenant shall cooperate with Landlord to modify any specific references in this Lease to Landlord’s direct or indirect owners (e.g., “Landlord’s Original Sponsors” and “Landlords’ Parent”) which would no longer be accurate following such transfer and substitute therein references to the appropriate direct or indirect owners of the transferee with any such modifications to be approved by Landlord and Tenant, each in its reasonable discretion.

(b) In connection with any sale of the Leased Property or any direct or indirect interests in Landlord, Tenant shall, upon the written request of Landlord:

(a) at the sole cost and expense of Landlord, reasonably cooperate with Landlord in providing information with respect to the Property, Tenant or its Affiliates, to the extent reasonably requested by the applicable current or prospective purchaser;

(b) make appropriate officers of Tenant available for a reasonable number of due diligence meetings and for participation in a reasonable number of meetings with the applicable current or prospective purchaser all at times to be mutually agreed by Tenant, Landlord and such current or prospective purchaser, and provide timely and reasonable access during normal business hours to diligence materials and the Leased Property to allow such current or prospective purchaser to complete all customary due diligence; and

(c) reasonably cooperate with the marketing efforts of Landlord.

ARTICLE XIX

HOLDING OVER

19.1 Holding Over. If Tenant shall for any reason remain in possession of the Leased Property after the expiration or earlier termination of the Term without the consent, or other than at the request, of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Base Rent each month twice the monthly Base Rent applicable to the prior Lease Year, together with all Additional Charges and all other sums payable by Tenant pursuant to this Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property and/or any Tenant Capital Improvements. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

ARTICLE XX

RISK OF LOSS

20.1 Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise provided herein no such event shall entitle Tenant to any abatement of Rent.

ARTICLE XXI

INDEMNIFICATION

21.1 General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and its principals, partners, officers, members, directors, shareholders, employees, managers, agents and servants and their respective successors and assigns, (collectively, the “Landlord Indemnified Parties”; each individually, a “Landlord Indemnified Party”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant or any subtenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant or any subtenant of the Leased Property; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any Property Document and all existing and future subleases or management agreements of the Leased Property to be performed by any party thereunder (including any exercise of Property Rights by Tenant or Landlord on behalf of Tenant or other actions or omissions by Tenant pursuant to Section 8.4; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; (vi) the violation by Tenant or any subtenant of any Legal Requirement or Insurance Requirement; (vii) the non-performance of any contractual obligation, express or implied, assumed or undertaken by Tenant with respect to the Facility (or any part thereof) or any business or other activity carried on in relation to the Facility (or any part thereof) by Tenant, including contractual obligations arising from any collective bargaining agreement; (viii) any lien or claim that may be asserted against the Facility (or any part thereof) arising from the acts or omissions of Tenant, including without limitation Liens (A) being contested by Tenant pursuant to Article XII or (B) arising out of any failure by Tenant to perform its obligations hereunder or under any instrument or agreement affecting the Facility (or any part thereof); (ix) all amounts actually payable by a Landlord Indemnified Party to any Fee Mortgagee Securitization Indemnitee under any Fee Mortgage Document as in effect as of the date hereof in the nature of indemnification as a result of any material misrepresentations made by Tenant as to a Specified Tenant Securitization Matter; and (x) arising under any collective bargaining agreements affecting the Leased Property or the employees of Tenant or its ERISA Affiliates, including all amounts of withdrawal liability, in each case, whether incurred prior to, at, or following the Effective Date. Any amounts which become payable by Tenant to Landlord under this Article XXI shall be paid within ten (10) Business Days after receipt of Notice from Landlord requesting payment of the same, which notice may not be given until liability therefor has been determined by a final non appealable judgment or settlement or other agreement of the parties, (except with respect to amounts payable by Tenant under the foregoing clause (ix), or withdrawal liability amounts under clause (x) for which notice can be given when such amounts become payable under the applicable Fee Mortgage Document or when such amounts are demanded by a multiemployer pension plan) and if not timely paid within such ten (10) Business Day period, shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord. For purposes of this Article XXI, any acts or omissions of Tenant or any subtenant, or by their respective employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant or any subtenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant. Notwithstanding anything to the contrary contained herein, (a) Tenant makes no representations or warranties hereunder with respect to any event, circumstance, occurrence or state of facts related to the period prior to the Effective Date but without prejudice to Tenant’s covenants and obligations set forth in this Lease and (b) Tenant shall have no liability for any breach by Tenant that occurred prior to the Effective Date under the Prior Operating Lease.

ARTICLE XXII

SUBLETTING AND ASSIGNMENT

22.1 Subletting and Assignment. Tenant shall not, except as otherwise permitted pursuant to this Lease, without Landlord’s prior written consent, voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation and undergoing any Tenant Change of Control) this Lease or Tenant’s Leasehold Estate with respect to the Facility or sublet all or any portion of the Facility. Tenant acknowledges that Landlord is relying upon the expertise of Tenant in the operation of the Facility and that Landlord entered into this Lease with the expectation that Tenant would remain in and operate the Facility during the entire Term. Any Tenant Change of Control or transfer of any direct or indirect ownership interests in Tenant shall not constitute an assignment of Tenant’s interest in this Lease within the meaning of this Article XXII and shall not be prohibited, and the provisions requiring consent of Landlord contained herein shall not apply thereto, solely to the extent that (x) Tenant remains and is thereafter wholly owned and Controlled, directly or indirectly, by Tenant’s Parent, and (y) the representations, warranties and covenants in Section 39.1 remain true and correct giving effect to such transfer.

22.2 Permitted Assignments.

(a) Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent:

(i) (x) assign this Lease by way of foreclosure of the Leasehold Estate or an assignment-in-lieu of foreclosure to any Person pursuant to a Permitted Leasehold Mortgage (any such foreclosure or assignment, a “Foreclosure Assignment”) or (y) undergo a Tenant Change of Control whereby a Person directly or indirectly acquires beneficial ownership and control of one hundred percent (100%) of the Equity Interests in Tenant (or the direct or indirect interests in Tenant) as a result of the purchase at a foreclosure of a Permitted Credit Facility Pledge or an assignment in lieu of such foreclosure pursuant to a Permitted Credit Facility Pledge (a “Foreclosure COC”) in each case, effected by a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Foreclosing Party or Permitted Credit Facility Lender (as applicable), in each case only if (1) such Person is a Foreclosure Transferee, (2) such Foreclosure Transferee agrees in writing to assume the obligations of Tenant under this Lease without amendment or modification other than as provided below, and (3) a Qualified Transferee has become a Guarantor and provided a Guaranty;

(ii) assign this Lease, or Tenant’s Leasehold Estate in this Lease to Tenant’s Parent, a wholly-owned and controlled Subsidiary of Tenant’s Parent or a wholly-owned and controlled Subsidiary of Tenant; provided, (1) such assignee becomes party to and bound by this Lease and agrees in writing to assume the obligations of Tenant under this Lease without amendment or modification other than as provided below; (2) Tenant remains fully liable hereunder; (3) the use of the Leased Property continues to comply with the requirements of this Lease; (4) Landlord shall have received executed copies of all documents for such assignment and (5) if requested by Landlord, Tenant’s Parent shall execute a reaffirmation of the Guaranty; and

(iii) pledge or mortgage its Leasehold Estate to a Permitted Leasehold Mortgagee and/or pledge the direct Equity Interests in Tenant (or the direct or indirect interests in Tenant) to a Permitted Leasehold Mortgagee or a Permitted Credit Facility Lender.

Upon the effectiveness of any assignment permitted pursuant to Section 22.2(a)(i), such Foreclosure Transferee or Permitted Leasehold Mortgagee Foreclosing Party (and, if applicable, its Parent Company) Landlord shall (x) make such amendments and other modifications to this Lease as are reasonably required in order to effectuate such assignment and (y) not unreasonably withhold its consent to other technical amendments which are reasonably necessary in connection with such assignment (which for the avoidance of doubt, shall in no event increase the obligations of Landlord or the rights of Tenant or decrease the rights of Landlord or the obligations of Tenant in any respect). After giving effect to any such assignment, unless the context otherwise requires, references to Tenant and Tenant’s Parent hereunder shall be deemed to refer to the Foreclosure Transferee and its Parent Company (which must be a Qualified Transferee and deliver a Guaranty to Landlord prior to effectuating such Foreclosure Assignment or Foreclosure COC), as applicable.

22.3 Permitted Sublease Agreements.

(a) Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3, Tenant or its Subsidiaries may:

(i) enter into a Permitted Sublease of the Facility or portion thereof with Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent, a wholly-owned Subsidiary of Tenant or any Affiliate of Tenant’s Parent, without Landlord’s prior written consent;

(ii) enter into a Permitted Sublease for a term (inclusive of any renewal or extension options under such Permitted Sublease) that does not extend beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Ancillary Space at the Facility or any portion thereof, without Landlord’s prior written consent;

(iii) subject to obtaining Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, enter into a Permitted Sublease for a term (inclusive of any renewal or extension options under such Permitted Sublease) that extends beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Ancillary Space at the Facility;

(iv) without Landlord’s prior written consent, enter into a Permitted Sublease for a term (inclusive of any renewal or extension options under such Permitted Sublease) that does not extend beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Primary Space at the Facility and provided that Tenant and its Subsidiaries collectively retain at least 75% of the gross area (and have not sublet or entered into management agreements for such gross area) in each individual case, of each of the hotel, casino and convention space of the Facility (other than pursuant to Section 22.3(a)(i) or pursuant to Section 22.8(a));

(v) subject to obtaining Landlord’s prior written consent, which may be withheld in its sole discretion, enter into a Permitted Sublease for a term (inclusive of any renewal or extension options under such Permitted Sublease) that extends beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Primary Space at the Facility and provided that Tenant and its Subsidiaries collectively retain at least 75% of the gross area (and have not sublet or entered into management agreements for such gross area) in each individual case, of each of the hotel, casino and convention space of the Facility (other than pursuant to Section 22.3(a)(i) or pursuant to Section 22.8(a)); and

(vi) sublet a portion of the Facility in order to comply with Section 8.2 hereof.

(b) After an Event of Default has occurred and while it is continuing, Landlord may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this Lease, (ii) the acceptance by Landlord of such subtenant as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder.

(c) If reasonably requested by Tenant in connection with a Permitted Sublease which is permitted under this Section 22.3 with respect to Ancillary Space with a subtenant that is not an Affiliate of Tenant or Tenant’s Parent or in connection with a Permitted Management Agreement which is permitted under Section 22.8 with respect to Ancillary Space with a manager that is not an Affiliate of Tenant or Tenant’s Parent, Landlord and such sublessee or manager, as applicable, shall enter into a subordination, non-disturbance and attornment agreement with respect to any such sublease or management agreement, as applicable, such subordination, non-disturbance and attornment agreement to be substantially in the form attached hereto as Exhibit F, provided Landlord will not unreasonably withhold, condition or delay its consent to commercially reasonable modifications that may be requested by the subtenant (and if a Fee Mortgage is then in effect, Landlord shall use commercially reasonable efforts to seek to cause the Fee Mortgagee to enter into such subordination, non-disturbance and attornment agreement) whereby the subtenant or manager, as applicable, agrees to attorn to Landlord (or a Fee Mortgagee) and Landlord (and the Fee Mortgagee) agrees to recognize such subtenant rights under its sublease or manager rights under its management agreement, as applicable. For the avoidance of doubt, Landlord shall have no obligation to deliver a subordination, non-disturbance and attornment agreement with respect to any sublease or management agreement (x) for Primary Space, (y) with a tenant or manager that is an Affiliate of Tenant or Tenant’s Parent or (z) the RSB Services Agreement.

(d) Tenant shall furnish Landlord in connection with the delivery of each Annual Certificate with a copy of each sublease and management agreement that Tenant has entered into since delivery of the last Annual Certificate (irrespective of whether Landlord’s prior approval was required therefor).

(e) To the extent Landlord has an approval right pursuant to Section 22.3(a) or Section 22.8, with respect to Ancillary Space (but not Primary Space) Landlord shall base, if requested by Tenant, its approval (or disapproval) on a term sheet or letter of intent containing the material terms (including, without limitation, the identity of the tenant or manager, the term, the demised area, rent obligations, security deposit, any renewal or extension options, intended use, any exclusive use rights or improvement allowance and construction obligations) of a sublease or management agreement, as applicable, between Tenant and such subtenant or manager, as applicable, and if Landlord approves such term sheet or letter of intent no further approval of Landlord shall be required provided that the final sublease or management agreement, as applicable, between Tenant and such subtenant or manager, as applicable, is not on terms that are materially inconsistent with the term sheet or letter of intent approved by Landlord.

22.4 Required Assignment and Subletting Provisions. Any assignment and/or sublease made after the Effective Date must provide that:

(a) in the case of a sublease, it shall be subject and subordinate to all of the terms and conditions of this Lease;

(b) the use of the Facility (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Lease and any restrictions on Tenant’s activities at the Facility shall also similarly apply to any sublessee’s activities at the Facility;

(c) except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the Facility or assign its sublease except to a party that is not an Affiliate of Tenant and insofar as the same would be permitted if it were a sublease by Tenant under this Lease;

(d) in the case of a sublease, in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such sublease, including extensions and renewals granted thereunder, then, at Landlord’s option and subject to subtenant’s right (if any) of non-disturbance pursuant to Section 22.3(c), the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which the subtenant shall execute and deliver within twenty (20) days after request by Landlord and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Lease; and

(e) in the event the subtenant receives a Notice from Landlord stating that this Lease has been cancelled, surrendered or terminated, then, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the subtenant by Landlord shall be credited against the amounts owing by Tenant under this Lease.

For the avoidance of doubt, nothing in this Article XXII shall limit the rights (if any) of subtenants to non-disturbance as specifically provided in Section 22.3(c).

22.5 Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment or subletting (including any request for a subordination, non-disturbance and attornment agreement), including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such sublease or assignment agreement is actually consummated.

22.6 No Release of Tenant’s Obligations. No assignment (other than a permitted transfer pursuant to this Article XXII, in connection with a sale or assignment of the entire Leasehold Estate), subletting or management agreement shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder or reduce any such obligations. All obligations and other terms of this Lease applicable to Tenant and Tenant’s activities and properties shall also apply to each assignee of this Lease. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Lease is to be performed, (ii) waiver of the performance of an obligation required under this Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Lease, provided, that Tenant shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Lease by Landlord and any permitted assignee of Tenant that is not an Affiliate of Tenant.

22.7 Intentionally Omitted.

22.8 Management Agreements. Tenant shall be permitted to:

(a) enter in a Permitted Management Agreement with respect to the Facility or any portion thereof with Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent, a wholly-owned Subsidiary of Tenant or any Affiliate of Tenant’s Parent, without Landlord’s prior written consent;

(b) enter into a Permitted Management Agreement for a term (inclusive of any renewal or extension options under such Permitted Management Agreement) that does not extend beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Ancillary Space at the Facility, without Landlord’s prior written consent;

(c) subject to obtaining Landlord’s prior written consent, such consent not to be unreasonably withheld conditioned or delayed, enter into a Permitted Management Agreement for a term (inclusive of any renewal or extension options under such Permitted Management Agreement) that extends beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Ancillary Space at the Facility;

(d) without Landlord’s prior written consent, enter into a Permitted Management Agreement for a term (inclusive of any renewal or extension options under such Permitted Management Agreement) that does not extend beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to Primary Space at the Facility and provided that Tenant and its Subsidiaries collectively retain at least 75% of the gross area (and have not sublet or entered into management agreements with respect to such gross area) (other than pursuant to the preceding clause (a) and Section 22.3(a)(i)), in each individual case, of each of the hotel, casino and convention space of the Facility;

(e) subject to obtaining Landlord’s prior written consent, enter into a Permitted Management Agreement for a term (inclusive of any renewal or extension options under such Permitted Management Agreement) that extends beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to Primary Space at the Facility and provided that Tenant and its Subsidiaries collectively retain at least 75% of the gross area (and have not sublet or entered into management agreements with respect to such gross area) (other than pursuant to the preceding clause (a) and Section 22.3(a)(i)), in each individual case, of each of the hotel, casino and convention space of the Facility; and

(f) enter into a Permitted Management Agreement in order to comply with Section 8.2 hereof.

22.9 Bookings. Tenant may enter into any Bookings that do not cover periods after the expiration of the term of this Lease without the consent of Landlord in accordance with the Operating Standard in all material respects, and Bookings shall not be considered an assignment, sublease or management agreement. Tenant may enter into any Bookings that cover periods after the expiration of the term of this Lease without the consent of Landlord, provided, that, (i) such transaction is in each case made for bona fide business purposes in the normal course of the Primary Intended Use; (ii) such transaction shall not result in a violation of any Legal Requirements (including Gaming Regulations) relating to the operation of the Facility, including any Gaming Facilities, (iii) such Bookings are on commercially reasonable terms or made for a commercially reasonably purpose at the time entered into; and (iv) such transaction is not designed with the intent to frustrate Landlord’s ability to enter into a new lease of the Leased Property or any portion thereof with a third person following the Expiration Date; provided, further, that, notwithstanding anything otherwise set forth herein, any such Bookings in effect as of the Effective Date are expressly permitted without such consent. Landlord hereby agrees that in the event of a termination or expiration of this Lease, Landlord hereby recognizes and shall keep in effect such Booking on the terms agreed to by Tenant with such Person and shall not disturb such Person’s rights to occupy the Facility in accordance with the terms of such Booking.

22.10 Termination of Affiliate Agreements. Notwithstanding anything to the contrary contained herein and subject to the terms of any subordination, non-disturbance and attornment agreement provided by Landlord directly to any party actually known by Landlord to be an Affiliate of Tenant at the time such subordination, non-disturbance and attornment agreement was delivered by Landlord (an “Affiliate SNDA”), at the expiration or earlier termination of the Lease, other than the Guaranty, the IP Licenses, the Transition Services Agreement, the Property Documents (to the extent entered into in accordance with this Lease), all Affiliate Agreements may be terminated by Landlord at Tenant’s sole cost and expense. For the avoidance of doubt if at the time of the expiration or earlier termination of this Lease, any Permitted Sublease and any Permitted Management Agreement together with any sub-agreements, assignments, licenses, and non-disturbance agreements (other than any Affiliate SNDA) with respect to the foregoing are directly or indirectly held by an Affiliate of Tenant’s Parent, Landlord shall have the right to terminate such agreements at Tenant’s sole expense. Tenant hereby acknowledges and agrees that the RSB Services Agreement shall be terminated with respect to the Leased Property at Tenant’s sole cost and expense at the expiration or earlier termination of the Lease.

ARTICLE XXIII

REPORTING; CONFIDENTIALITY

23.1 Estoppel Certificates and Financial Statements.

(a) Estoppel Certificate. Each of Landlord and Tenant shall, at any time and from time to time, but no more frequently than twice per Lease Year, upon receipt of not less than ten (10) Business Days’ prior written request from the other party hereto, furnish an estoppel certificate executed by an appropriate officer with knowledge of the matters set forth therein (an “Estoppel Certificate”) certifying (i) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (ii) the Rent and Additional Charges payable hereunder and the dates to which the Rent and Additional Charges payable have been paid; (iii) that the address for notices to be sent to the party furnishing such Estoppel Certificate is as set forth in this Lease (or, if such address for notices has changed, the correct address for notices to such party); (iv) whether or not, to its actual knowledge, such party or the other party hereto is in default in the performance of any covenant, agreement or condition contained in this Lease (together with, back-up calculation and information reasonably necessary to support the determination and calculation of the financial calculations required under this Lease, including, without limitation, the calculation of the Escalation amount and Tenant’s compliance with Section 23.3) and, if so, specifying each such default of which such party may have knowledge; (v) that Tenant is in possession of the Leased Property; and (vi) responses to such other questions or statements of fact as such other party, any ground or underlying landlord, any purchaser or any current or prospective Fee Mortgagee or Permitted Leasehold Mortgagee or Permitted Credit Facility Lender shall reasonably request. Landlord’s or Tenant’s failure to deliver such statement within such time shall constitute an acknowledgement by such failing party that, to such party’s knowledge, (x) this Lease is unmodified and in full force and effect except as may be represented to the contrary by the other party; (y) the other party is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article XXIII may be relied upon by the receiving party and any current or prospective Fee Mortgagee, Permitted Leasehold Mortgagee, Permitted Credit Facility Lender, ground or underlying landlord or purchaser of the Leased Property. Each Guarantor or Tenant, as the case may be, shall deliver a written notice within ten (10) Business Days of obtaining knowledge of the occurrence of a default hereunder. Such notice shall include a detailed description of the default and the actions such Guarantor or Tenant has taken or shall take, if any, to remedy such default.

(b) Statements. Tenant shall furnish the following statements to Landlord (which Tenant acknowledges and agrees may be provided by Landlord to Landlord’s Parents):

(i) On the earlier of five (5) Business Days following (x) each date specified in the Exchange Act and the SEC’s related rules and regulations (including any additional time permitted under Rule 12b-25 or any successor provision thereof) that the Tenant’s Parent is (or would be, as a large accelerated filer, if not required to file SEC Reports at that time) required to file SEC Reports (each a “SEC Filing Deadline”) and (y) the date the Tenant’s Parent files its SEC Reports with the SEC: (A) Tenant’s Parent’s Financial Statements required to be included in such SEC Report (or which would be, if not required to file SEC Reports at that time) or the SEC Report containing such Financial Statements; (B) a certificate, executed by a Responsible Officer of Tenant certifying that no default has occurred under this Lease or, if such a default has occurred, specifying the nature and status of such default; and (C) (1) with respect to annual Financial Statements, a report with respect to Tenant’s Parent’s Financial Statements from Tenant’s Parent’s independent registered public accounting firm, which report shall not be subject to any qualification or exception expressing substantial doubt about the ability of the Tenant’s Parent and its Subsidiaries to continue as a “going concern” or any exception as to the scope of such audit (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date such report is delivered or any projected financial performance or covenant default in any Indebtedness or this Lease in such twelve month period) and that such Financial Statements have been prepared in accordance with GAAP and Tenant’s Parent’s accountants have examined such Financial Statements in accordance with the standards of the PCAOB (or generally accepted auditing standards, if not required to file SEC Reports at such time) and (2) with respect to quarterly Financial Statements, a certificate, executed by a Responsible Officer of the Tenant’s Parent, certifying that such Financial Statements fairly present, in all material respects, the financial position and results of operations of Tenant’s Parent and its Subsidiaries on a consolidated basis in accordance with GAAP as at such date and for such period (subject to normal year-end audit adjustments, the absence of footnotes and other informational disclosures customarily omitted from interim financial statements). Financial statements required to be delivered pursuant to this Section 23.1(b)(i) will be deemed delivered to the extent such documents are included in materials filed with the SEC and shall be deemed to have been delivered on the date such documents are publicly available on the SEC’s website;

(ii) Within sixty (60) days after the end of each of the Tenant’s Fiscal Years (commencing with the Fiscal Year ending December 31, 2022), (a) a budget and projection by fiscal quarter for the Fiscal Year in which the budget is delivered, including projected Net Revenue, Net Income, EBITDA, EBITDAR, Net Revenue by division, and Operating Expenses by division with respect to Tenant, (b) a budget and projection by fiscal year for the second and third subsequent Fiscal Years, including projected Net Revenue, EBITDA, EBITDAR with respect to Tenant, (c) a capital budget for Tenant for the following Fiscal Year. EBITDA shall be calculated in accordance with Exhibit L.

(iii) Within twenty (20) days after the expiration of any calendar quarter, Tenant shall deliver to Landlord a Financial Covenant compliance report in substantially in the form attached hereto as Exhibit J, which shall include a calculation of the Financial Covenant and Listing Covenant under Section 23.3 as of the relevant date as applicable, based upon the preliminary statements for such Test Period (the “Preliminary Financial Covenant Compliance Report”).

(iv) Within sixty (60) days after the expiration of any calendar quarter, Tenant shall deliver to Landlord a Financial Covenant compliance report in substantially in the form attached hereto as Exhibit J, which report shall include an Officer’s Certificate certifying (1) that the Financial Covenant and Listing Covenant are in compliance under Section 23.3 together with reasonable detail evidencing such compliance, and (2) that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of the Tenant (subject to normal year-end adjustments) as of the relevant date as applicable (the “Final Financial Covenant Compliance Report”).

(v) Within sixty (60) days after the expiration of any calendar quarter, Tenant shall deliver to Landlord a quarterly operating report in substantially the form attached hereto as Exhibit M, accompanied by an Officer’s Certificate stating that such items in such quarterly operating report are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of the Tenant (subject to normal year-end adjustments) as of the relevant date as applicable, which reports shall include: (a) an occupancy report including the average daily rate and Net Revenue per available room and (b) quarterly, year to date and trailing twelve months operating statements noting Net Revenue, Net Income, EBITDA, EBITDAR, Net Revenue by division, Operating Expenses by division, and, to the extent such information is available to Tenant and Tenant is permitted, under the terms of the RSB Services Agreement, to provide such information, RSB Net Revenue (the “Quarterly Operating Report”).

(vi) Commencing with the year ended December 31, 2022, Tenant will furnish to Landlord annually within one hundred twenty (120) days following the end of such Fiscal Year, a complete copy of the Tenant’s consolidated audited annual financial report with statements in accordance with GAAP covering the Facility, which shall be accompanied by a report from an Approved Accounting Firm, which report shall indicate that such financial statements are prepared in accordance with GAAP as of such date and shall not be subject to any qualification or exception expressing substantial doubt about the ability of Tenant to continue as a “going concern” or any exception as to the scope of such audit (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date such report is delivered or any projected financial performance or covenant default in any Indebtedness or this Lease in such twelve month period). Promptly following receipt by Landlord of each audited annual financial report, together with reasonable evidence of the third-party costs and expenses incurred by Tenant or its Affiliates in connection with such report, Landlord shall be required to reimburse Tenant or its Affiliates for one-half of all such third-party costs and expenses incurred by Tenant or its Affiliates.

(vii) Tenant will furnish to Landlord annually within ninety (90) days following the end of such Fiscal Year, the Annual Certificate.

(viii) (a) Such additional financial information and projections as may be reasonably requested by Landlord in connection with syndications, private placements or public offerings by or on behalf of Landlord of debt securities or loans or equity or hybrid securities and (b) such additional information and unaudited quarterly financial information concerning the Leased Property and Tenant as Landlord or its Affiliates may require for their filings with the SEC under both the Securities Act and the Exchange Act, including, but not limited to SEC Reports and registration statements to be filed by Landlord or its Affiliates during the Term of this Lease, the Internal Revenue Service and any other federal, state or local regulatory agency with jurisdiction over Landlord or its Subsidiaries or Affiliates; provided, however, that if the SEC requires Landlord or its Affiliates to include Tenant’s Parent’s Financial Statements in its SEC Reports, Tenant shall use its commercially reasonable efforts to furnish substantially complete drafts of Tenant’s Parent’s annual Financial Statements to Landlord no later than fifty-five (55) calendar days after the end of such year and Tenant’s Parent’s quarterly Financial Statements to Landlord no later than thirty-five (35) calendar days after the end of such quarter.

(ix) Prompt Notice to Landlord of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to revoke or suspend or terminate or modify in a way materially adverse to Tenant, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any material part of the Primary Intended Use of all or any portion of the Leased Property.

(x) Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to facilitate Landlord’s internal financial and reporting database. Tenant also agrees that Landlord shall have audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the terms of this Lease (including, without limitation, calculation of EBITDAR and expenditures with respect to Required CapEx). Tenant shall not change the accounting practices or policies described in this Lease for the purpose of calculating EBITDAR and expenditures with respect to Required CapEx, which the parties agree is based on Tenant’s Existing Accounting Guidelines. Furthermore, Tenant will not enter into any “off balance sheet arrangement” outside the normal course of operations as determined in accordance with GAAP as in effect on the Effective Date.

(c) Notwithstanding the foregoing provisions of this Section 23.1, Tenant shall not be obligated (1) to provide information that is subject to (i) a bona fide confidentiality agreement, (ii) the quality assurance immunity, (iii) attorney-client privilege or the attorney work product doctrine or (iv) in the case of Section 23.1(b)(x) only, creates an unreasonably excessive expense or burden on Tenant or any of its Subsidiaries to produce or otherwise disclose or (2) to provide information or assistance that could reasonably be expected to give Landlord or its Affiliates a “competitive” advantage in more than a de minimis respect with respect to markets in which Landlord or any of Landlord’s Affiliates and Tenant, Tenant’s Parent or any of Tenant’s Affiliates might be competing at any time (“Restricted Information”), it being understood that Restricted Information shall not include (1) budget and other reporting information which Landlord is obligated to deliver pursuant to a Fee Mortgage, (2) financial information concerning the Leased Property and Tenant as Landlord or its Affiliates may require for ongoing filings with the SEC under both the Securities Act and the Exchange Act, including, but not limited to SEC Reports and registration statements to be filed by Landlord or its Affiliates during the Term of this Lease, the Internal Revenue Service and any other federal, state or local regulatory agency with jurisdiction over Landlord or its Subsidiaries or Affiliates or (3) revenue and expense information relevant to Landlord’s calculation and verification of (x) EBITDA and Net Revenue hereunder or (y) Tenant’s compliance with Section 23.3 hereof (provided, that Landlord shall in such instance first execute a nondisclosure agreement in a form reasonably satisfactory to Tenant with respect to such information). Landlord shall retain audit rights with respect to Restricted Information to the extent required to confirm Tenant’s compliance with the terms of this Lease (and Landlord’s or its Affiliates compliance with SEC, Internal Revenue Service and other legal and regulatory requirements) and provided, that appropriate measures are in place to ensure that only Landlord’s or its Affiliates’ auditors and attorneys (and not Landlord or any of Landlord’s other Affiliates) are provided access to such information. In addition, Landlord shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than Landlord, Landlord’s Parents or a Subsidiary of Landlord, in each case, on a “need to know” basis) that directly or indirectly owns or operates any Gaming business or is a Tenant Competitor; provided, however, that in no event shall Landlord knowingly disclose any Restricted Information or any other information that is Confidential Information (except as permitted by Section 23.2(b)) provided pursuant to this Lease to any Person involved in the ownership (directly or indirectly), management or operation of any Tenant Competitor. Notwithstanding anything to the contrary contained herein, Tenant acknowledges that (x) Landlord’s Original Sponsors indirectly owns one or more portfolio companies that own the properties set forth on Schedule 14 and (y) other portfolio companies of any entities comprising Landlord’s Parent may in the future own other Gaming businesses which may constitute a Tenant Competitor and such ownership shall not result in Tenant being entitled to withhold delivery to Landlord of the information required to be delivered to Landlord pursuant to the foregoing provisions of Section 23.1 or to otherwise prohibit any employees of the entities comprising Landlord’s Parent from receiving such information provided that Landlord takes reasonable measures and precautions to ensure that no Restricted Information is made available to those persons employed by portfolio companies of Landlord’s Parent involved with the day-to-day management or operation of any Tenant Competitor which is Controlled by Landlord’s Affiliates.

(d) Notwithstanding anything to the contrary contained herein, for purposes of all calculations under this Lease, Tenant and Tenant’s Parent shall not materially change Tenant’s or Tenant’s Parent’s corporate and shared services expense allocation practices or policies consistent with Tenant’s and Tenant’s Affiliates practice with respect to their other Gaming Facilities in existence on the Effective Date outlined in Schedule 7, which practices and policies provide that Tenant will continue to receive allocations in a Non-Discriminatory manner for corporate and shared services consistent with the allocation of costs to Tenant’s Parent’s other operating resorts; provided, however, that Tenant and Tenant’s Parent may change the allocation practices and policies to add newly provided services and change allocation methodologies so long as such changes would not materially alter the allocation amounts. Further, notwithstanding anything to the contrary contained herein, all provisions in this Lease with respect to the financial calculations under this Lease shall only apply to the computation of the items specified in this Lease and shall in no way restrict the way such items are calculated or otherwise treated by Tenant in Tenant’s financial reporting to other Persons, in Tenant’s public filings or for any other purpose.

(e) Landlord shall cooperate with Tenant to provide such information and documentation as may be reasonably requested by Tenant or Tenant’s Parent in connection with or in furtherance of the accounting considerations for the classification of this Lease and any subsequent modifications thereto, including, without limitation, the implicit rate in this Lease, as determined in accordance with GAAP, and the corresponding supporting documentation necessary to satisfy accounting and audit requirements.

(f) In connection with the incurrence of any Fee Mortgage and any Fee Mortgagee Securitization or entry into other Debt Agreements or Debt Facilities relating to the Leased Property, Tenant shall, upon the written request of Landlord:

(i) at the sole cost and expense of Landlord, reasonably cooperate with Landlord in providing information with respect to the Property, Tenant or its Affiliates, to the extent reasonably requested by such Fee Mortgagee in order to satisfy the market standards to which such Fee Mortgagee customarily adheres or which may be reasonably required by prospective arrangers, underwriters, investors, lenders and/or rating agencies;

(ii) use commercially reasonable efforts to review, re-review and, to the extent accurate, approve (and to the extent inaccurate, identify the same with particularity) portions of any Disclosure Document (or any other similar material required to be reviewed by Landlord under a Fee Mortgage) identified by Landlord to be reviewed by Tenant, which portions shall be limited to any portions relating solely to Tenant Information; provided, however, that, except as expressly provided in Section 21.1, in no event will Tenant have any liability with respect to any of the matters described in this Section 23.1(e);

(iii) make appropriate officers of Tenant available for a reasonable number of due diligence meetings and for participation in a reasonable number of meetings, presentations, road shows and sessions with rating agencies and prospective Fee Mortgagees all at times to be mutually agreed by Tenant, Landlord and such prospective Fee Mortgagees, and provide timely and reasonable access during normal business hours to diligence materials and the Leased Property to allow sources of financing and their representatives to complete all customary due diligence;

(iv) providing reasonable assistance with respect to the review and granting of mortgages and security interests as collateral for any debt financing; and

(v) reasonably cooperate with the marketing efforts of Landlord and any Fee Mortgagee or prospective Fee Mortgagee of any Fee Mortgage or any proposed Fee Mortgage.

23.2 Confidentiality; Public Offering Information.

(a) The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its Representatives acting on its behalf shall, during or within five (5) years after the termination or expiration of this Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any Person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Lease. Notwithstanding the foregoing, (1) in the event that a party or any of its Representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority, process, examination or request) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt Notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 23.2(a), (2) each party may disclose Confidential Information to its Affiliates (so long as such Affiliates are not Tenant Competitors) and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (3) each party may disclose Confidential Information to any other party hereto, (4) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Lease or the enforcement of rights hereunder or (5) on a confidential basis to any rating agency in connection with rating any party hereto or their respective subsidiaries. In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 23.2(a), the party compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(b) Notwithstanding anything to the contrary in this Article XXIII, Tenant specifically agrees that Landlord may disclose (A) information to Landlord’s direct and indirect equity holders (B) information about the Facility itself (not concerning the operation of the Facility), (C) this Lease and its terms, (D) the EBITDAR to Rent Ratio of the Tenant Parties and (E) financial information and other information concerning the operation of the Facility (1) which is publicly available, (2) that Landlord, Landlord’s Parents or their respective Affiliates are, in Landlord’s, Landlord’s Parent’s or their respective Affiliates’ reasonable judgment, required to disclose (x) to any Fee Mortgagee (and any agents and lenders party to material debt instruments entered into by Landlord), Landlord’s Parents (or their Affiliates) (which may include the deliveries in Section 23.1(b)(i)-(viii) or (y) in ongoing filings with the SEC under either the Securities Act and the Exchange Act, or (3) the disclosure of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in each case, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or Disclosure Documents in connection with syndications, private placements or public offerings of securities or loans by or on behalf of the Landlord or its Affiliates, and SEC Reports and any other reporting requirements under applicable federal and state laws, including those of any successor to or Affiliate of Landlord, provided, that, with respect to matters permitted to be disclosed solely under clause (E)(3), the recipients thereof are advised that they shall be obligated to use commercially reasonable efforts to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and (or in accordance with the standard securitization or syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions or deemed acknowledgements or representations on the part of the recipient to receive such information) to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, Landlord shall not materially revise or change the wording of information previously publicly disclosed by Tenant and furnished to Landlord pursuant to Section 23.1 or this Section 23.2(b) and Landlord’s Form 10-Q or Form 10-K (or supplemental information filed or furnished in connection therewith) shall not disclose the operational results of the Facility prior to Tenant’s Parent’s, Tenant’s or their respective Affiliate’s public disclosure thereof so long as Tenant’s Parent, Tenant or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Tenant agrees to provide such other reasonable information and, if necessary, reasonable participation in road shows and other presentations at Landlord’s sole cost and expense, with respect to Tenant and its Leased Property to facilitate a public or private debt or equity offering or syndication by or on behalf of Landlord or any direct or indirect parent entity of Landlord or to satisfy Landlord’s or any direct or indirect parent entity of Landlord’s SEC disclosure requirements. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord that includes Confidential Information regarding Tenant to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections. Notwithstanding anything to the contrary in this Section 23.2, neither the Tenant nor any of their respective Subsidiaries shall be required to (A) take any action that unreasonably interferes with the ongoing operations of the Tenant, (B) take any action contingent upon any debt or equity offering or syndication or enter into or execute any agreement or document unless the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of such debt or equity offering or syndication, (C) take any action that would result in any officer, director or other representative of the Tenant or any of its Subsidiaries incurring any personal liability with respect to any matters relating to such debt or equity offering or syndication, (D) deliver or cause the delivery of any legal opinions or any certificate as to solvency or any other certificate necessary for such debt or equity offering or syndication that is effective prior thereto, (E) deliver or cause the delivery of any pro forma financial information of Tenant or any financial information of Tenant that differs materially in form or substance from that prepared by the Tenant with respect to such period or (F) take any action that would conflict with, violate or result in a material breach of or material default under this Lease, any organizational documents of the Tenant or any of its Subsidiaries or any applicable law binding on the Tenant or any of its Subsidiaries.

(c) Except as provided in Section 23.2(a), Section 23.2(b) or Section 23.4, nothing herein shall permit the disclosure of Confidential Information regarding Tenant, Tenant’s Parent or their Affiliates to any Tenant Competitor.

23.3 Financial Covenants. If (commencing on April 1, 2023 after the expiration of the first Test Period ending on March 31, 2023) either (a) (x) the EBITDAR to Rent Ratio determined on the last day of the most recent Test Period is less than 1.60:1.00 and (y) Tenant’s Parent’s Market Capitalization determined on the last day of the most recent Test Period is less than Six Billion Dollars ($6,000,000,000.00); or (b) Tenant’s Parent is no longer publicly traded and listed on the New York Stock Exchange, AMEX or NASDAQ (or any reasonably comparable successor exchange in nature to such exchanges as of the date hereof) and the EBITDAR to Rent Ratio determined on the last day of the most recent Test Period is less than 2.00:1.00 (the required EBITDAR to Rent Ratio in clause (a) being referred to as the “Applicable Coverage Ratio,” the test in clause (a) being referred to as the “Financial Covenant” and the test in clause (b) being referred to as the “Listing Covenant”), then, in addition to Tenant’s obligation to pay Rent as provided herein, Tenant shall use commercially reasonable efforts to, within fifteen (15) days, but in any event shall, within thirty (30) days after the delivery of the Preliminary Financial Covenant Compliance Report (or the date such report is due or the commencement date of a Covenant Failure Period), either or a combination of (at its option) (1) cause an amount equal to the Rent that would be payable for the period of one (1) calendar year commencing immediately subsequent to the date of such determination (taking into account the Escalations) to be deposited into a Covenant Security Escrow Account in accordance with Covenant Security Escrow Instructions, or (2) provide one or more Letters of Credit in an aggregate amount equal to the Rent that would be payable for the period of one (1) calendar year commencing immediately subsequent to the date of such determination (taking into account the Escalations). At all times until the Covenant Security Coverage Cure has occurred, the amount of the Covenant Security Escrow Account (or the amount of the Letters of Credit) shall equal the Rent that would be payable for the next one (1) calendar year on any such date (taking into account the Escalations), and Tenant shall increase the funds in the Covenant Security Escrow Account (or the amount of the Letters of Credit) in order to satisfy any deficiency within five (5) Business Days’ notice from Landlord. In the event that Tenant has delivered a Renewal Notice and a Covenant Security Coverage Cure has not occurred, then within five (5) Business Days of the Fair Market Rent being conclusively determined in accordance with this Lease, Tenant shall be required to increase the funds in the Covenant Security Escrow Account (or the amount of the Letters of Credit) in order to reflect the increase in the Base Rent (and any Escalations for the next calendar year period). The amounts held in a Covenant Security Escrow Account shall remain in such account except to the extent that they are required to be released to Landlord or Tenant in accordance with the Covenant Security Escrow Instructions. Upon the occurrence of a Covenant Security Coverage Cure or the expiration or earlier termination of this Lease (other than a termination as a result of an Event of Default by Tenant), if Tenant has deposited funds or Letters of Credit pursuant to clauses (1) or (2) of the first sentence in this Section 23.3, such funds or Letters of Credit (in each case, to the extent remaining) shall be returned to Tenant as soon as reasonably practical. For purposes of calculating the Financial Covenant and the Listing Covenant during the first Lease Year, such calculations will be computed on a pro forma basis as if this Lease had been in effect during the entirety of such period. Landlord shall be entitled to collaterally assign its rights with respect to the Covenant Security Escrow Account to Fee Mortgagee. Notwithstanding anything to the contrary contained herein, the failure to timely deliver a Preliminary Financial Covenant Compliance Report or Final Financial Covenant Compliance Report shall commence a Covenant Failure Period.

23.4 Landlord Obligations. Landlord acknowledges and agrees that certain of the information contained in the Financial Statements or any other information provided by Tenant may be non-public financial or operational Confidential Information with respect to Tenant or its Affiliates, including with respect to Tenant’s operation of the Leased Property. Landlord further agrees to maintain the confidentiality of such non-public Confidential Information; provided, however, that notwithstanding the foregoing and notwithstanding anything to the contrary in Section 23.2(a) hereof or otherwise herein, Landlord shall have the right to share such information in compliance with Section 23.2(b) and with each of Landlord’s Original Sponsors’ officers, employees, directors, Fee Mortgagee, agents and lenders party to material debt instruments entered into by Landlord’s Original Sponsors or Landlord or any direct or indirect parent entity of Landlord, actual or prospective arrangers, underwriters, investors, lenders, servicers or trustees with respect to Indebtedness or Equity Interests that may be issued by Landlord’s Original Sponsors or Landlord, rating agencies, accountants, attorneys and other consultants of Landlord or Landlord’s Original Sponsors (all of the foregoing, collectively, the “Landlord Representatives”), provided, that such Landlord Representative is advised (x) of the confidential nature of such Confidential Information, to the extent such information is not publicly available, to use commercially reasonable efforts to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto (or in accordance with the standard securitization or syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions and/or deemed acknowledgements or representations on the part of the recipient to receive such information) and to comply with all federal, state and other securities laws applicable with respect to such information, (y) that such information is not permitted to be disclosed to any Tenant Competitor, provided that this clause (y) shall not be applicable to any Fee Mortgage, Fee Mortgagee or Fee Mortgagee Securitization, and (z) neither Landlord nor any Landlord Representative shall be permitted to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Tenant or Tenant’s Parent based on any such Confidential Information provided to or by or on behalf of Landlord (provided, that this provision shall not govern the provision of information by Tenant or Tenant’s Parent). In addition to the foregoing, Landlord agrees that, upon request of Tenant, Landlord shall from time to time provide such information as may be reasonably requested by Tenant with respect to Landlord’s capital structure and/or any financing secured by this Lease or the Leased Property in connection with Tenant’s review of the treatment of this Lease under GAAP. In connection therewith, Tenant agrees to maintain the confidentiality of any such Confidential Information; provided, however, Tenant shall have the right to share such information with Tenant’s Parent and Tenant and Tenant’s Parent’s respective officers, employees, directors, Permitted Leasehold Mortgagees, Permitted Credit Facility Lenders, agents and lenders party to material debt instruments entered into by Tenant or Tenant’s Parent, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Tenant or Tenant’s Parent, rating agencies, accountants, attorneys and other consultants (the “Tenant Representatives”) so long as such Tenant Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, (i) to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto (or in accordance with the standard syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions on the part of the recipient to receive such information) and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) not to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Landlord’s Original Sponsors or Landlord or their respective Affiliates based on any such Confidential Information provided to, by or on behalf of Tenant or Tenant’s Parent (provided, that this provision shall not govern the provision of information by Landlord).

ARTICLE XXIV

LANDLORD’S RIGHT TO INSPECT

24.1 Landlord’s Right to Inspect. Subject to any restrictions imposed by any Gaming Regulations or Gaming Authorities, upon reasonable advance notice to Tenant, Tenant shall permit Landlord and its authorized representatives (including any Fee Mortgagee and its representatives) to inspect the Leased Property during usual business hours. Landlord shall take care to minimize disturbance of the operations on the Leased Property, except in the case of emergency. Landlord shall indemnify and hold Tenant harmless from and against any claims, losses, costs or expenses arising as a result of Landlord’s or its representative’s entry onto the Leased Property.

ARTICLE XXV

NO WAIVER

25.1 No Waiver. No delay, omission or failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVI

REMEDIES CUMULATIVE

26.1 Remedies Cumulative. Unless otherwise provided herein and to the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

ARTICLE XXVII

ACCEPTANCE OF SURRENDER

27.1 Acceptance of Surrender. No surrender to Landlord of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

NO MERGER

28.1 No Merger. There shall be no merger of this Lease or of the Leasehold Estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Lease or the Leasehold Estate created hereby or any interest in this Lease or such Leasehold Estate and (ii) the fee estate in the Leased Property.

ARTICLE XXIX

CONVEYANCE BY LANDLORD

29.1 Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property in accordance with Section 18.1 and the other terms of this Lease other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXX

QUIET ENJOYMENT

30.1 Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Effective Date or specifically provided for or permitted in this Lease or consented to by Tenant in writing. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX.

ARTICLE XXXI

LANDLORD’S FINANCING

31.1 Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist one or more Facility Mortgage upon the Leased Property or any portion thereof or interest therein. This Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the

Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Lease and Tenant’s leasehold interest hereunder to a Facility Mortgage or any Foreclosure Purchaser shall be conditioned upon the execution by the holder of each Facility Mortgage and delivery to Tenant of a subordination, nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit G; provided, that upon the request of Landlord, such subordination, non-disturbance and attornment agreement shall be executed by Tenant as well as Landlord and be in substantially the form attached hereto as Exhibit G. Each such subordination, nondisturbance and attornment agreement shall bind such holder of such Facility Mortgage and its successors and assigns as well as any person who acquires any portion of the Leased Property by assignment or in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property as well as their respective successors and assigns (each, a “Foreclosure Purchaser”), and which shall provide that the holder of such Facility Mortgage, and any Foreclosure Purchaser shall not disturb Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, or any of Tenant’s rights, privileges and options, and shall give effect to this Lease, including the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee (as if such Facility Mortgagee or Foreclosure Purchaser were the landlord under this Lease (it being understood that if an Event of Default has occurred and is continuing, at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default, including the provisions of Article XVI and Article XXXVI)). In connection with the foregoing and at the request of Landlord, Tenant shall promptly execute a subordination, nondisturbance and attornment agreement, in form and substance substantially in the form of Exhibit G or otherwise reasonably satisfactory to Tenant, and the Facility Mortgagee or prospective Facility Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Facility Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request (A) reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all such costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Lease as a condition thereto, Tenant hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Lease in any material respect or decrease Landlord’s obligations in any material respect, (iii) diminish Tenant’s rights under this Lease in any material respect, (iv) adversely impact the value of the Leased Property by more than a de minimis extent or otherwise have more than a de minimis effect on the Leased Property, Tenant or Landlord, (v) result in this Lease not constituting a “true lease” or (vi) result in a default under any Permitted Leasehold Mortgage. The foregoing is not intended to vitiate or supersede the provisions, terms and conditions of Section 31.1 hereof.

31.2 Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Lease or enter into a new lease substantially in the form of this Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) Business Days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous material modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such material modification, amendment or prepayment shall have been approved in writing by the applicable Facility Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Facility Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Facility Mortgage and the identity and address of the Facility Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

31.3 Compliance with Fee Mortgage Documents. If requested by Landlord and the Fee Mortgagee, Tenant shall make Rent payments into “lockbox accounts” maintained for the benefit of Fee Mortgagee.

ARTICLE XXXII

HAZARDOUS SUBSTANCES

32.1 Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property or incorporated in the Facility; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the Facility or to the extent in existence at the Facility and which are brought, kept, used and disposed of in strict compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

32.2 Notices. Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any notice, or notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Property or any adjacent property; (ii) any enforcement or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property; (iii) any claim made or threatened by any Person against Tenant or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with the release of any Hazardous Substance in, on, under or removed from the Leased Property, including any complaints, notices, warnings or assertions of violations in connection therewith.

32.3 Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Property or any adjacent property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate Hazardous Substance in, on, under or about the Leased Property, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

32.4 Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of or resulting from, directly or indirectly, the following, but only to the extent such occurs before or during (but not after) the Term and is not caused solely by the actions of Landlord: (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances in, on, under or about the Leased Property and (iii) the violation of any Environmental Law. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing. Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Section 32.4 that is not cured within any applicable cure period, Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before (with respect to any period of time in which Tenant or its Affiliate was in possession and control of the applicable Leased Property) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant of the following:

(a) in investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Property;

(b) in bringing the Leased Property into compliance with all Legal Requirements; and

(c) in removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Tenant of Notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.

32.5 Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5) days’ Notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Leased Property. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section 32.5 shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Lease other than a condition caused solely by the actions of the Landlord. The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Lease.

ARTICLE XXXIII

MEMORANDUM OF LEASE

33.1 Memorandum of Lease. Landlord and Tenant shall enter into a short form memorandum of this Lease, in the form attached hereto as Exhibit H. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record such memorandum upon the expiration or earlier termination of the Term. To the extent of any conflict between the Memorandum of Lease and this Lease, the provisions of this Lease shall prevail and control.

ARTICLE XXXIV

APPOINTING EXPERTS

34.1 Expert Dispute Resolution Process.

(a) In the event that the opinion of “Experts” is required under this Lease, Landlord and Tenant shall negotiate in good faith for no longer than ten (10) Business Days to appoint a single Expert. If Landlord and Tenant have not been able to reach agreement on such Person after such ten (10) Business Days of good faith negotiations, then Landlord and Tenant shall each within ten (10) Business Days after either party notifying the other of the need to appoint Experts and the subject matter of the dispute, appoint an Expert and Landlord’s and Tenant’s Experts shall, within ten (10) Business Days of their appointment, jointly appoint a third Expert (such three Experts, or such single Expert agreed upon by Landlord and Tenant, as applicable, shall be referred to herein as the “Experts”). The three Experts so appointed, if applicable, shall make all decisions by majority vote of such Experts. If the two Experts so appointed are unable to appoint a third Expert within such ten (10) Business Day period, then either Landlord or Tenant may ask any court of competent jurisdiction to appoint the third Expert. If either Landlord or Tenant fails to timely appoint an Expert, the Expert appointed by the other party shall be the sole Expert in determining the relevant matter. Each Expert appointed hereunder shall have at least ten (10) years of experience valuing commercial real estate and/or in leasing or with respect to the matters to be determined, as applicable with respect to any of the matters to be determined by the Experts.

(b) Once the Expert or Experts are selected, either by agreement of the parties or by selection of separate Experts followed by the appointment of a third Expert, the Experts will determine the matter in question, by proceeding as follows:

(i) In the case of Experts required for the purposes of Section 3.5, Landlord and Tenant shall submit to the Experts their respective determinations of Fair Market Rent of each Appraiser. The Experts will be instructed to (x) make a determination as to the Fair Market Rent (the “Expert Fair Market Rent”) applying the Fair Market Rent Assumptions, and (y) determine the conclusive Fair Market Rent by calculating (1) in the case of three Experts, the arithmetic mean of the Expert Fair Market Rent calculation of the two Experts whose calculation of Expert Fair Market Rent is closest to each other and (2) in the case of one Expert, the arithmetic mean of the Expert Fair Market Rent calculation and the Fair Market Rent of the Appraiser closest to such Expert. The Experts shall notify the parties within thirty (30) days of the submission of the matter to the Experts in writing of their decision as the conclusive determination of Fair Market Rent.

(ii) In the case of Experts required for the purpose of Section 9.1(d), Landlord and Tenant shall submit to the Experts their respective determinations of the Qualifying CapEx and the amount of any deficiency. The Experts may only determine whether or not a deficiency exists and the amount of such deficiency. The Experts shall notify the parties in writing within fifteen (15) Business Days of the submission of the matter to the Experts of their determination as to whether or not a deficiency exists and the amount of such deficiency as the conclusive determination such matter.

(iii) In the case of Experts required for the purpose of Section 14.2(b), Landlord and Tenant shall submit to the Experts their respective determinations for fair market value and/or the costs of restoration (as applicable) of the Facility. The Experts may only select either the fair market value and/or the costs of restoration (as applicable) set forth by Landlord or by Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of fair market value as the conclusive determination of the fair market value and/or the costs of restoration (as applicable).

(iv) In the case of Experts required for the purpose of Section 15.1(b)(ii), Landlord and Tenant shall submit to the Experts their respective determinations of the percentage of the Facility taken by Condemnation and/or the fair market value of the Facility. The Experts may only select either the percentage of the Facility and/or the fair market value set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of the percentage of the Facility, the fair market value and/or the costs of restoration (as applicable) as the conclusive determination of such percentage, fair market value and/or costs of restoration (as applicable).

(v) In the case of Experts required for the purpose of Section 15.1(c), Landlord and Tenant shall submit to the Experts their respective determinations of the relative values of the property taken by Condemnation and the portion of the Facility remaining subject to the Lease. The Experts may only select either such relative values set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of such relative values as the conclusive determination of such relative values.

(vi) In the case of Experts required for the purpose of Section 16.1(b), Landlord and Tenant shall submit to the Experts their respective written descriptions of the events giving rise to Landlord’s belief that an Event of Default exists. The Experts may only determine whether or not the Event of Default alleged by Landlord has occurred and may not make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within fifteen (15) Business Days of the submission of the matter to the Experts of their determination as to whether or not such an Event of Default has occurred as the conclusive determination such matter.

(vii) In the case of Experts required for the purpose of Section 36.1, Landlord and Tenant shall submit to the Experts their respective determinations of the Tenant’s Property FMV. The Experts may only select either the Tenant’s Property FMV set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their determination of the Tenant’s Property FMV as the conclusive determination of such matter

(c) In each case, except in the case of Experts determining the Fair Market Rent which shall be determined pursuant to Section 34.1(b)(i) or whether or not a Qualifying CapEx deficiency exists and the amount of such Qualifying CapEx deficiency which shall be determined pursuant to Section 34.1(b)(ii), the Experts (comprised of a majority of the Experts) will make the relevant determination by a “baseball arbitration” proceeding with the Experts limited to awarding only one or the other of the two positions submitted (and not any position in between or other compromise or ruling not consistent with one of the two positions submitted), which shall then be final and binding on the parties and not subject to appeal or court review. Either party may seek an order of a court of competent jurisdiction to enforce such determination. The Experts, in their sole discretion, shall consider any and all materials that they deem relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Experts may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame set by the Experts to allow the Experts to make the relevant determination in the time allowed pursuant to this Section 34.1.

(d) All communications between a party and the Experts shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Experts.

(e) Each of Landlord and Tenant shall pay the cost of the Expert appointed by it. The costs of the third Expert engaged with respect to any issue under Section 34.1 shall be borne by the party against whom the Experts rule on such issue. If Landlord pays such Expert and is the prevailing party, such costs shall be Additional Charges hereunder and if Tenant pays such Expert and is the prevailing party, such costs shall be a credit against the next Rent payment hereunder.

ARTICLE XXXV

NOTICES

35.1 Notices. Except as permitted in Section 35.2 below, any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or nationally recognized express courier service to the following address:

To Tenant:	NEVADA PROPERTY 1 LLC c/o MGM Resorts International 6385 South Rainbow Boulevard, Suite 500 Las Vegas, Nevada 89118 Attention: Corporate Legal

With a copy to: (that shall not constitute notice)	Email: legalnotices@mgmresorts.com

With a copy to: (that shall not constitute notice)	Weil, Gotshal & Manges, LLP 767 Fifth Avenue New York, New York 10154 Attention: Michael Aiello; W. Michael Bond Email: michael.aiello@weil.com; michael.bond@weil.com

To Landlord:

MARKER LV PROPCO LLC

c/o BREIT Operating Partnership L.P.

345 Park Avenue

New York, New York 10154

Attention: Head, U.S. Asset Management; General Counsel

and

MARKER LV PROPCO LLC

c/o Stonepeak Infrastructure Partners

55 Hudson Yards

New York, New York 10001

Attention: Phillip Solomond; Luke Taylor

and

CFIC-2015 NV Family Investments, LLC

1120 N. Town Center Drive, Suite 150

Las Vegas, Nevada 89144

Attention: Vice President, CFT Real Estate

With a copy to: (that shall not constitute notice)

Email: realestatenotices@blackstone.com; capitalmarkets@blackstone.com and solomond@stonepeakpartners.com; taylor@stonepeakpartners.com and

david.luo@pandarg.com, CFTrealestate@pandarg.com CFTRElegal@pandarg.com and kyee@wabangroup.com

With a copy to: (that shall not constitute notice)

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory Ressa; Erik Quarfordt

Email: gressa@stblaw.com; equarfordt@stblaw.com

and

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Michael Haas, Justin C. Elliott

Email: michael.haas@lw.com; justin.elliott@lw.com

and

Sklar Kirsh 1880 Century Park East, Suite 300 Los Angeles, California 90067 Attention: Andrew Kirsh, Esq. Email: akirsh@sklarkirsh.com or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. A confirmatory copy of any such notice shall also be sent by email. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord shall accept delivery of any Specified Communications solely via email transmission to Landlord at realestatenotices@blackstone.com with copies to each of the following addressees on Schedule 16, and further waives for all purposes any other delivery method prescribed in this Lease and any delivery of the same to any other Person.

35.2 Deemed Approval Periods. Any request for consent to or approval of any plan, document, transaction, action, election, notification or similar matter set forth in this Lease that requires the consent or approval of Landlord, excluding Article XIV, Article XV and Article XVI (each, an “Item Subject to Deemed Consent”) shall be subject to the terms set forth in this Section 35.2. Tenant shall submit its request for such approval through a written notice in accordance with this Agreement. That notice shall include a reasonably detailed description of the applicable Item Subject to Deemed Consent, a copy of all material documents reflecting the terms and conditions of the applicable Item Subject to Deemed Consent, including the documentation required to be delivered under this Lease in connection with such request, and such additional information or documentation relating to the Item Subject to Deemed Consent as may be reasonably available to Tenant and that is reasonably necessary to evaluation of the applicable Item Subject to Deemed Consent. Such request shall include in bold lettering the following statement: “FIRST NOTICE – THIS IS A REQUEST FOR LANDLORD’S CONSENT AND LANDLORD’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LEASE BETWEEN THE UNDERSIGNED TENANT AND LANDLORD.” If Landlord does not respond to that request within ten (10) Business Days following its receipt thereof (which response may be by e-mail and may consist of, among other things, a request for additional information reasonably available to Tenant or a qualified approval of the Item Subject to Deemed Consent subject to the satisfaction of specified reasonable conditions), Tenant may send an additional written request to Landlord with respect to the Item Subject to Deemed Consent which shall include in bold lettering the following statement: SECOND NOTICE – THIS IS A SECOND REQUEST FOR LANDLORD’S CONSENT AND LANDLORD’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LEASE BETWEEN THE UNDERSIGNED TENANT AND LANDLORD. If Landlord does not respond to that second request within ten (10) Business Days following its receipt thereof (which response may be by e-mail and may consist of, among other things, a request for additional information reasonably available to Tenant or a qualified approval of the Item Subject to Deemed Consent subject to the satisfaction of specified reasonable conditions), Tenant may send an additional written request to Landlord with respect to the Item Subject to Deemed Consent which shall include in bold lettering the following statement “THIS IS A THIRD AND FINAL REQUEST

FOR LANDLORD’S CONSENT AND FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN THE DEEMED APPROVAL OF THE REQUEST.” If Landlord does not respond to that third request within five (5) Business Days following its receipt thereof (which response may be by e-mail), then Landlord shall be deemed to have approved the applicable Item Subject to Deemed Consent as of the end of such five (5) Business Day period. Notwithstanding the foregoing, in the event Landlord’s consent is required pursuant to Section 22.3(a) or Section 22.8 with respect to Ancillary Space for a portion thereof that is less than 50,000 square feet, Tenant shall only be required to provide two (2) notices the first being in the format of the first notice described above (including that Landlord’s response is required in ten (10) Business Days) and the second being in the format of the third notice described above, except that such notice would reference it being a second and final request (and Landlord’s response is required in five (5) Business Days).

35.3 Unavoidable Delays. Tenant shall notify Landlord promptly upon the occurrence of an event which constitutes an Unavoidable Delay, and shall keep Landlord apprised of the status of such Unavoidable Delay and the expiration thereof. Upon any Unavoidable Delay which Tenant can anticipate or otherwise mitigate the effect of on a commercially reasonable basis, Tenant shall undertake commercially reasonable actions to mitigate, or which are intended to mitigate, the effect of any such Unavoidable Delay.

ARTICLE XXXVI

TRANSITION UPON EXPIRATION OR TERMINATION

36.1 Transfer of Tenant’s Property at the Facility. Upon Landlord’s written notice (an “End of Term Asset Transfer Notice”) to Tenant delivered at least six (6) months prior to the expiration of the Term or, if applicable, within ten (10) days following the earlier termination of the Lease, Landlord may require, in its sole discretion, that the Tenant transfer and assign or cause to be transferred and assigned (subject to compliance with any applicable Gaming Regulations) to Landlord all of the Tenant’s right, title and interest in and to all or any portion of the tangible personal property constituting the applicable Tenant’s Property (including any Gaming Equipment and FF&E), but excluding, for the avoidance of doubt, Tenant’s business operations, the rights of Tenant, Tenant’s Parent and their respective Affiliates in any Intellectual Property (including any Property Specific Trademarks), Gaming Licenses, Excluded Assets, Property Specific Guest Data and other proprietary information used by Tenant in connection with its overall business operations, as specified by Landlord in the End of Term Asset Transfer Notice (the “Designated Tenant’s Property”) for consideration to be received by Tenant (or its Subsidiaries or Affiliates) from Landlord in an amount equal to the going concern fair market value of such Tenant’s Property assuming the continued use thereof in connection with the operation of the Leased Property (the “Tenant’s Property FMV”); provided, that, if an End of Term Asset Transfer Notice is being delivered in connection with the termination of this Lease as a result of the occurrence of an Event of Default, then the Designated Tenant’s Property shall be transferred and assigned to Landlord for no additional consideration. Within ten (10) Business Days after Landlord’s delivery of an End of Term Asset Transfer Notice, Landlord shall notify Tenant in writing of Landlord’s good faith determination of the Tenant’s Property FMV. If Tenant disagrees with Landlord’s determination of the Tenant’s Property FMV, Tenant shall, within ten (10) Business Days of receipt of Landlord’s determination, notify Landlord in writing of Tenant’s determination of Tenant’s Property FMV.

Landlord and Tenant shall negotiate in good faith to agree upon the Tenant’s Property FMV for an additional thirty (30) day period and if Landlord and Tenant are unable to agree during such 30 day period, the Tenant’s Property FMV will be determined by Experts in accordance with Section 34.1. Following the determination of the Tenant’s Property FMV, Landlord shall, on the later of ten (10) Business Days following such determination and the expiration of the Term (or termination of the Lease), pay to Tenant or Tenant’s designee an amount equal to the Tenant’s Property FMV and Tenant shall sell, transfer and assign or cause to be sold, transferred and assigned (subject to compliance with any applicable Gaming Regulations) all of Tenant’s right, title and interest in such Designated Tenant’s Property to Landlord or Landlord’s designee free and clear of any liens or encumbrances but on an “as-is” basis with no representations or warranties whatsoever. For the avoidance of doubt, it shall be a condition precedent to Tenant’s obligation to transfer or cause to be transferred any of the Designated Tenant’s Property pursuant to this Article XXXVI that the transferee shall comply with all applicable Legal Requirements, including any Gaming Regulations with respect to such property. Notwithstanding anything contained in this Lease to the contrary, (x) all Excluded Assets shall in all events remain the sole property of Tenant (or any Affiliate of Tenant) and there shall be no restrictions or limitations on Tenant’s (or any Affiliate of Tenant’s) use or rights with respect to the Excluded Assets and (y) all fixtures constituting FF&E which are Tenant’s Property (other than, for the avoidance doubt, any fixtures constituting Excluded Assets) shall in all events remain at the Leased Property at the expiration or earlier termination of the Lease and shall remain the property of Landlord without any obligation to pay Tenant any amount (and shall not be included in the calculation of Tenant’s Property FMV).

36.2 Transition Services. The parties have entered into the Transition Services Agreement with respect to the provision of certain transition services to Landlord and/or Landlord’s designee (which may include a successor tenant) after the expiration or earlier termination of the Lease.

36.3 Replacement of Certain Excluded Assets. Upon expiration or earlier termination of the Lease, all art, artwork, paintings, sculptures or other artistic installments or displays to the extent removed from the Facility by Tenant as Excluded Assets shall be replaced by Tenant at its sole cost and expense with Customary Hotel Art of similar size.

ARTICLE XXXVII

ATTORNEY’S FEES

37.1 Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Lease (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

ARTICLE XXXVIII

BROKERS

38.1 Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

ARTICLE XXXIX

OFAC

39.1 Anti-Terrorism Representations and Covenants.

(a) Landlord and Tenant each hereby represent and warrant that neither they, nor, to their knowledge, any person that owns, directly or indirectly, any interest in Landlord or Tenant or any of Landlord’s Affiliate or Tenant’s Affiliates, as applicable, is (i) in material violation of any sanctions program that is administered by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, or any other agency of any government whose law applies to Landlord or Tenant (collectively, “Sanctions Authority”); (ii) in material violation of the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the U.S.A. Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001), if applicable, or any Executive Order of the President issued pursuant to such statutes; (iii) the target of any sanctions administered by any Sanctions Authority (collectively, “Prohibited Persons”); or (iv) ordinarily resident in, or established under the laws of, any jurisdiction that is the target of an embargo administered by any Sanction Authority.

(b) Neither Landlord nor Tenant will, during the Term of this Lease, engage in any transactions or dealings with, or otherwise be associated with, any Prohibited Persons in connection with the ownership, or use or occupancy of, the Leased Property, as applicable; Tenant also shall not cause Landlord to violate any sanctions administered by any Sanctions Authority, including but not limited to, OFAC. A breach of the representations (being untrue at any time during the Term) or covenants contained in this Section 39.1 by Landlord or Tenant shall constitute a material breach of this Lease and shall entitle the other party to any and all remedies available hereunder, or at law or in equity.

(c) In connection with this Agreement, Tenant shall not take any action, directly or indirectly, that would result in a violation of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “U.S.A. Patriot Act”), the Bank Secrecy Act of 1970 (the “Bank Secrecy Act”), the regulations or orders issued by OFAC, or any other law that is designed to prevent bribery, terrorism, drug trafficking or money laundering.

ARTICLE XL

REIT REQUIREMENTS

40.1 REIT Protection.

(a) The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.

(b) Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain any Landlord’s Parent REIT status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(c) Tenant acknowledges that each Landlord’s Parent REIT intends to qualify as a real estate investment trust under the Code. Tenant agrees that it will not knowingly or intentionally take or omit to take any action, or permit any status or condition to exist at the Leased Property, which Tenant actually knows (acting in good faith) would or could result in the Rent payable under this Lease not qualifying as “rents from real property” within the meaning of Section 856(d) of the Code.

(d) Anything contained in this Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of either Landlord’s Parent REIT’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Lease or (iii) materially diminish Tenant’s rights under this Lease.

ARTICLE XLI

MISCELLANEOUS

41.1 Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.

41.2 Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

41.3 Non-Recourse. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Lease shall be had against any other assets of Landlord whatsoever). It is specifically agreed that no constituent partner in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause. Neither Landlord nor Tenant shall be liable to the other, nor shall either make any claim against the other, for punitive damages.

41.4 Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.

41.5 Governing Law. THIS LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF AND ANY ACTION OR DISPUTE RELATED TO THE NATURE OF THIS LEASE AS A “TRUE LEASE”) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE, THE RECHARACTERIZED DEED OF TRUST AND THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN HEREIN GRANTED UPON A RECHARACTERIZATION, AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION), SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, ANY AGREEMENT, ACTION OR DISPUTE RELATED TO THE NATURE OF THIS LEASE AS A “TRUE LEASE” SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW).

41.6 Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (II) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

41.7 Entire Agreement. This Lease and the Exhibits and Schedules hereto constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties and, with respect to the provisions set forth in Section 40.1, no such change or modification shall be effective without the explicit reference to such section by number and paragraph. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Lease. Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that this Lease is integral to, and forms part of the single integrated transaction effected through, this Lease, the Transition Services Agreement and any and all other instruments or agreements entered into substantially contemporaneously herewith by any of the parties hereto or any of their Subsidiaries and/or Affiliates in connection with this Lease.

41.8 Headings; Consent. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto. When the consent of any party hereunder may not be unreasonably withheld, such consent also may not be unreasonably conditioned or delayed.

41.9 Counterparts. This Lease may be executed in any number of counterparts and by facsimile or electronic signatures, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

41.10 Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.11 Time of Essence. TIME IS OF THE ESSENCE OF THIS LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED. In addition, with respect to any provision herein that requires an action by Landlord (e.g., Section 12.1, which requires Landlord to execute and deliver to Tenant certain authorizations and documents), unless a time is otherwise specified, such action shall be taken promptly by Landlord.

41.12 Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

41.13 Gaming Regulations.

(a) Notwithstanding anything to the contrary in this Lease, this Lease and any agreement formed pursuant to the terms hereof are subject to the Gaming Regulations and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, Landlord, and its respective Related Persons, successors and assigns acknowledges that (i) it is subject to being called forward by the Gaming Authority or governmental authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of the Gaming Facility, and Landlord’s right to possession or control of Gaming Equipment, alcoholic beverages or a Gaming License or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authority and/or Liquor Authority.

(b) Notwithstanding anything to the contrary in this Lease or any agreement formed pursuant to the terms hereof, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agrees to cooperate with each Gaming Authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the parties hereto and/or the Facility, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Lease or any agreement formed pursuant to the terms hereof.

41.14 Certain Provisions of Nevada Law. Landlord shall, pursuant to Section 108.2405(1)(b) of the Nevada Revised Statutes (“NRS”), record a written notice of waiver of Landlord’s rights set forth in NRS 108.234 in the form attached hereto as Exhibit I with the office of the recorder of Clark County, Nevada on the date hereof. Pursuant to NRS 108.2405(2), Landlord shall serve such notice by certified mail, return receipt requested, upon the prime contractor of such work of improvement and all other lien claimants who may give the owner a notice of right to lien pursuant to NRS 108.245, within ten (10) days after Landlord’s receipt of a notice of right to lien or ten (10) days after the date on which the notice of waiver is recorded, whichever is later.

41.15 Savings Clause. If for any reason this Lease is determined by a court of competent jurisdiction to be invalid as to any space that would otherwise be a part of the Leased Property and that is subject to a pre-existing lease as of the date hereof (between Tenant’s predecessor in interest prior to the date hereof, as landlord, and a third party as tenant), then Landlord shall be deemed to be the landlord under such pre-existing lease, and the Parties agree that Tenant shall be deemed to be the collection agent for Landlord for purposes of collecting rent and other amounts payable by the tenant under such pre-existing lease and shall remit the applicable collected amounts to Landlord. In such event, the Rent payable hereunder shall be deemed to be reduced by any amounts so collected by Tenant and remitted to Landlord with respect to any such pre-existing lease.

41.16 Agency Relationship with Respect to Water Infrastructure. Landlord hereby appoints Tenant as its exclusive agent until the expiration or earlier termination of this Lease in, to and with respect to the Water Permit and Water Infrastructure (collectively, the “Water Assets”). It is the intention of Landlord to maintain a binding arrangement until the expiration or earlier termination of the Lease whereby Tenant is authorized as the exclusive agent of Landlord, (a) to use and exercise (or cause to be used and exercised) the Water Assets for reasonable and beneficial use at the Facility, (b) to protect the Water Assets from forfeiture or cancellation, (c) to enter into licenses or leases or other similar temporary arrangements with Tenant’s Affiliates with respect to the Water Assets, or any portion of them, in each case, not (1) extending past the expiration or earlier termination of the Lease or (2) impairing the ability of the Facility to have sufficient benefit of the Water Assets necessary for the continued operation of all features and uses of Water Assets existing as of the Effective Date through the Term (including any Renewal Terms) and the remaining useful life of such features thereafter, (d) to make customary applications, filings, notices and reports with respect to the foregoing, all at Tenant’s expense, (e) at the good faith and reasonable discretion of Tenant, to represent Landlord (at Tenant’s sole cost and expense) in any court adjudication, administrative proceeding, groundwater, management plan, or other determination or management of the Water Assets, (f) pay, or cause to be paid, any and all fees and assessments charged to or levied against the Water Assets by any governmental entity, and (g) upon written approval of Landlord, to exercise any other rights on behalf of Landlord with respect to the Water Assets, or any portion of them. This agency shall be effective and irrevocable until the expiration or earlier termination of the Lease and the same is intended to be and shall be deemed an agency coupled with an interest. Promptly following the Effective Date, Landlord shall complete, execute and deliver to the applicable governmental entity any and all reasonable and customary documents that Tenant may reasonably require (i) to notify the applicable governmental entity that Tenant is leasing the Water Assets and Tenant is Landlord’s exclusive agent with respect to the Water Assets during the Term, and (ii) to ensure that the applicable government entity sends Tenant notice of all actions, meetings, hearings, and copies of all documents pertaining to the Water Assets. Tenant shall maintain a record with respect to its actions taken as agent and shall provide Landlord with (x) notice of any events which could reasonably expected to give rise to the forfeiture or cancellation of any of the Water Assets, (y) upon Landlord’s reasonable request, details regarding any leases or licenses or similar arrangements made by Tenant with respect to any Water Assets and (z) upon expiration or earlier termination of the Lease, all information and documentation regarding the Water Assets reasonably necessary for Landlord to maintain the continued benefit and ownership of the Water Assets. In the event that Landlord determines in its reasonable and good faith discretion that Tenant is not performing its functions with respect to the Water Assets or taking actions with respect to the Water Assets in a manner that could reasonably be expected to result in the forfeiture, cancellation or depletion of any Water Assets, Landlord shall have the right to take such actions as Landlord deems reasonably necessary to preserve such Water Assets in the event that Tenant does not cure such deficiencies within thirty (30) days’ prior written notice thereof.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, this Lease has been executed by Landlord and Tenant as of the date first written above.

LANDLORD
MARKER LV PROPCO LLC,
a Delaware limited liability company

By:	/s/ Phil Bateman
Name: Phil Bateman
Title: Managing Director and Vice President

TENANT
NEVADA PROPERTY 1 LLC,
a Delaware limited liability company

By:	/s/ Jonathan Halkyard
Name: Jonathan Halkyard
Title: Chief Financial Officer & Treasurer

[Signature Page to Lease]

Exhibit E

Form of Guaranty

This GUARANTY OF LEASE DOCUMENTS (this “Guaranty”), is made and entered into as of [ª] by and between [ª], a [ª] (“Guarantor”), and MARKER LV PROPCO LLC, a Delaware limited liability company (“Landlord”).

RECITALS

A. Landlord and certain subsidiaries of Guarantor, including Nevada Property 1 LLC, a Delaware limited liability company (“Tenant”), have entered into (i) that certain Lease dated of even date herewith (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Lease”) and (ii) that certain Transition Services Agreement dated of even date herewith (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “TSA”; and together with the Lease, the “Lease Documents”). All capitalized terms used and not otherwise defined herein shall have the same meanings given such terms in the Lease.

B. Guarantor is an Affiliate of Tenant, will derive substantial benefits from the Lease Documents and acknowledges and agrees that this Guaranty is given in accordance with the requirements of the Lease and that Landlord would not have been willing to enter into the Lease Documents unless Guarantor was willing to execute and deliver this Guaranty.

AGREEMENTS

NOW, THEREFORE, in consideration of Landlord entering into the Lease Documents with Tenant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guaranty. In consideration of the benefit derived or to be derived by it therefrom, as to the Lease Documents, from and after the Effective Date thereof, Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, (i) the payment when due of all Rent and all other sums payable by Tenant under the Lease, and (ii) the faithful and prompt performance when due of each and every one of the terms, conditions and covenants of any nature to be kept and performed by the applicable non-Landlord counterparty or counterparties under and as set forth in each Lease Document, including, without limitation, all indemnification obligations, insurance obligations, all obligations to operate, rebuild, restore or replace any facilities or improvements now or hereafter located on the Leased Property covered by the Lease, all obligations to perform the Required CapEx, all obligations to fund amounts or security under the Lease (including without limitation, funding any required amounts (or delivering a Letter of Credit, to the extent applicable) to the CapEx Reserve, the FF&E Reserve, the Covenant Security Escrow Account, the Construction Security Escrow Account and any impound account), and all obligations under Article XXXVI under the Lease (together with Guarantor’s obligations under Section 13 hereof, collectively, the “Obligations”). In the event of the failure of Tenant to pay any such Rent or other sums, or to render any other performance required of the applicable non-Landlord counterparty under the Lease Documents, when due or within any applicable cure period, Guarantor shall forthwith perform or cause to be performed all

Exhibit E

provisions of the applicable Lease Document to be performed by the applicable non-Landlord counterparty thereunder, and pay all reasonable costs of collection or enforcement and other damages that may result from the non-performance thereof to the full extent provided under the applicable Lease Document. As to the Obligations, Guarantor’s liability under this Guaranty is without limit except as provided in Section 12 hereof. Guarantor agrees that its guarantee provided herein constitutes an absolute, direct, immediate, continuing and unconditional guaranty of guarantee of payment and performance when due and not of collection.

2. Survival of Obligations. The obligations of Guarantor under this Guaranty shall survive and continue in full force and effect notwithstanding:

(a) any amendment, modification, or extension of any of the Lease Documents;

(b) any compromise, release, consent, extension, indulgence or other action or inaction in respect of any terms of any Lease Document or any other guarantor;

(c) any substitution or release, in whole or in part, of any security for this Guaranty which Landlord may hold at any time;

(d) any exercise or non-exercise by Landlord of any right, power or remedy under or in respect of any Lease Document or any security held by Landlord with respect thereto, or any waiver of any such right, power or remedy;

(e) any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, or the like of Tenant or any other guarantor;

(f) (i) any limitation of Tenant’s liability under any Lease Document, (ii) any limitation of Tenant’s liability under any Lease Document which may now or hereafter be imposed by any statute, regulation or rule of law, or (iii) any illegality, irregularity, invalidity or unenforceability, in whole or in part, of any Lease Document or any term thereof;

(g) any sale, lease, or transfer of all or any part of any interest in the Facility or any or all of the assets of Tenant to any Person other than to Landlord;

(h) any act or omission by Landlord with respect to any security instrument or any failure to file, record or otherwise perfect the same;

(i) any extensions of time for performance under any Lease Document;

(j) the release of Tenant from performance or observation of any of the agreements, covenants, terms or conditions contained in any Lease Document by operation of law or otherwise;

(k) the fact that Tenant may or may not be personally liable, in whole or in part, under the terms of the Lease Documents to pay any money judgment;

Exhibit E

(l) the failure to give Guarantor any notice of acceptance, default or otherwise;

(m) any other guaranty now or hereafter executed by Guarantor or anyone else in connection with any of the Lease Documents;

(n) any rights, powers or privileges Landlord may now or hereafter have against any other Person; or

(o) any other circumstances, whether or not Guarantor had notice or knowledge thereof.

3. Primary Liability. The liability of Guarantor with respect to the Lease Documents shall be primary, direct and immediate, and Landlord may proceed against Guarantor: (a) prior to or in lieu of proceeding against Tenant, its assets, any security deposit, or any other guarantor; and (b) prior to or in lieu of pursuing any other rights or remedies available to Landlord. All rights and remedies afforded to Landlord by reason of this Guaranty or by law are separate, independent and cumulative, and the exercise of any rights or remedies shall not in any way limit, restrict or prejudice the exercise of any other rights or remedies.

In the event of any default under any Lease Document, a separate action or actions may be brought and prosecuted against Guarantor whether or not Tenant is joined therein or a separate action or actions are brought against Tenant. Landlord may maintain successive actions for other defaults. Landlord’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all Obligations the payment and performance of which are hereby guaranteed have been paid and fully performed.

4. Obligations Not Affected. In such manner, upon such terms and at such times as Landlord in its sole discretion deems necessary or expedient, and without notice to Guarantor, Landlord may: (a) amend, alter, compromise, accelerate, extend or change the time or manner for the payment or the performance of any Obligation hereby guaranteed; (b) extend, amend or terminate the Lease Documents; or (c) release Tenant by consent to any assignment (or otherwise) as to all or any portion of the Obligations hereby guaranteed, in each case pursuant to the terms of the Lease Documents. Any exercise or non-exercise by Landlord of any right hereby given Landlord, dealing by Landlord with Guarantor or any other guarantor, Tenant or any other Person, or change, impairment, release or suspension of any right or remedy of Landlord against any Person including Tenant and any other guarantor will not affect any of the Obligations of Guarantor hereunder or give Guarantor any recourse or offset against Landlord.

5. Waiver. With respect to the Lease Documents, Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provisions, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies including, but not limited to:

(a) any right to require Landlord to proceed against Tenant or any other Person or to proceed against or exhaust any security held by Landlord at any time or to

Exhibit E

pursue any other remedy in Landlord’s power before proceeding against Guarantor or to require that Landlord cause a marshaling of Tenant’s assets or any assets given as collateral for this Guaranty, or to proceed against Tenant and/or any collateral, including collateral, if any, given to secure such Guarantor’s obligation under this Guaranty, held by Landlord at any time or in any particular order;

(b) any defense that may arise by reason of the incapacity or lack of authority of any other Person or Persons;

(c) notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Tenant, Landlord, any creditor of Tenant or Guarantor or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Landlord or in connection with any obligation hereby guaranteed;

(d) any defense based upon an election of remedies by Landlord which destroys or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor to proceed against Tenant for reimbursement, or both;

(e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(f) any duty on the part of Landlord to disclose to Guarantor any facts Landlord may now or hereafter know about Tenant, regardless of whether Landlord has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Tenant and of all circumstances bearing on the risk of non-payment or non-performance of any Obligations hereby guaranteed;

(g) any defense arising because of Landlord’s election, in any proceeding instituted under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code;

(h) any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code;

(i) any defense relating to the exercise by Landlord of its rights under Section 365(n) of the federal Bankruptcy Code; and

(j) any defense relating to the application of 502(b)(6) of the federal Bankruptcy Code; and

(k) all rights and remedies accorded by applicable law to guarantors, including without limitation, any extension of time conferred by any law now or hereafter in effect and any requirement or notice of acceptance of this Guaranty or any other notice to which the undersigned may now or hereafter be entitled to the extent such waiver of notice is permitted by applicable law.

Exhibit E

6. Information. Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of Tenant and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder and agrees that Landlord will not have any duty to advise Guarantor of information regarding such circumstances or risks.

7. No Subrogation. Until all Obligations of Tenant under the Lease Documents have been satisfied and discharged in full, Guarantor shall have no right of subrogation and waives any right to enforce any remedy which Guarantor now has or may hereafter have against Tenant (including any such remedy of Landlord) and any benefit of, and any right to participate in, any security now or hereafter held by Landlord with respect to the Lease Documents.

8. Agreement to Comply with terms of the Lease Documents . Guarantor hereby agrees (a) to comply with all terms of the Lease Documents applicable to it, (b) that it shall take no action, and that it shall not omit to take any action, which action or omission, as applicable, would cause a breach of the terms of any Lease Document and (c) that it shall not commence an involuntary proceeding or file an involuntary petition in any court of competent jurisdiction seeking (i) relief in respect of Tenant or any of Tenant’s Significant Subsidiaries, or of a substantial part of the property or assets of Tenant or any of Tenant’s Significant Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Tenant or any of Tenant’s Significant Subsidiaries or for a substantial part of the property or assets of Tenant or any of Tenant’s Significant Subsidiaries. As used herein, the term “Significant Subsidiary” shall mean, with respect to any Person, any Subsidiary of that Person that would be a “significant subsidiary” as defined in Article I, Rule 1 02 of Regulation S-X, promulgated pursuant to the Securities Act as such Regulation is in effect on the date hereof.

9. Agreement to Pay; Contribution; Subordination. Without limitation of any other right of Landlord at law or in equity, upon the failure of Tenant to pay any Obligation when and as the same shall become due, Guarantor hereby promises to and will forthwith pay, or cause to be paid, to Landlord in cash the amount of such unpaid Obligation. Upon payment by Guarantor of any sums to Landlord as provided above, all rights of Guarantor against Tenant arising as a result thereof by way of subrogation, contribution, reimbursement, indemnity or otherwise shall be subject to the limitations set forth in this Section 9. If for any reason whatsoever Tenant now or hereafter becomes indebted to Guarantor or any Affiliate of Guarantor, such indebtedness and all interest thereon shall at all times be subordinate to Tenant’s obligation to Landlord to pay as and when due in accordance with the terms of any Lease Document the guaranteed Obligations, it being understood that Guarantor and each Affiliate of Guarantor shall be permitted to receive payments from Tenant on account of such obligations except during the continuance of an Event of Default under any Lease Document relating to failure to pay amounts due under such Lease Document. During any time in which an Event of Default relating to failure to pay amounts due under a Lease Document has occurred and is continuing under such Lease Document (and provided that Guarantor has received written notice thereof), Guarantor agrees to make no claim for such indebtedness that does not recite that such claim is expressly subordinate to Landlord’s rights and remedies under the Lease Documents.

Exhibit E

10. Application of Payments. With respect to the Lease Documents, and with or without notice to Guarantor, Landlord, in Landlord’s sole discretion and at any time and from time to time and in such manner and upon such terms as Landlord deems appropriate, may (a) apply any or all payments or recoveries following the occurrence and during the continuance of an Event of Default from Tenant or from any other guarantor under any other instrument or realized from any security, in such manner and order of priority as Landlord may determine, to any indebtedness or other obligation of Tenant with respect to the Lease Documents and whether or not such indebtedness or other obligation is guaranteed hereby or is otherwise secured, and (b) refund to Tenant any payment received by Landlord under any Lease Document.

11. Guaranty Default. Upon the failure of Guarantor to pay the amounts required to be paid hereunder when due following the occurrence and during the continuance of an Event of Default under any Lease Document, Landlord shall have the right to bring such actions at law or in equity, including appropriate injunctive relief, as it deems appropriate to compel compliance, payment or deposit, and among other remedies to recover its reasonable attorneys’ fees in any proceeding, including any appeal therefrom and any post judgment proceedings.

12. Maximum Liability. Guarantor and, by its acceptance of the guarantees provided herein, Landlord, hereby confirms that it is the intention of all such Persons that the guarantees provided herein and the obligations of Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guarantees provided herein and the obligations of Guarantor hereunder. To effectuate the foregoing intention, Landlord hereby irrevocably agrees that the obligations of Guarantor under this Guaranty shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent transfer or conveyance.

13. Financial Covenant Obligations. In the event of a bankruptcy of Tenant, Guarantor will perform, or will cause the performance of, the Tenant’s obligations set forth under Section 23.3 of the Lease even if such obligations are subject to a stay by the bankruptcy court.

14. Material Guarantor Acknowledgements. Without limitation of any of the other provisions, terms, and conditions hereof, Guarantor expressly acknowledges and agrees that:

(a) in connection with the implementation of a Foreclosure Assignment or Foreclosure COC, this Guaranty shall remain in full force and effect and Guarantor shall be obligated in all respects under the Guaranty without any termination, reduction, impairment or reduction whatsoever, irrespective of whether any of the following shall have occurred (whether or not notice thereof is given to Guarantor) (in each and any such case, irrespective of whether Guarantor shall execute an affirmation or reaffirmation of its obligations under the Lease Guaranty, or otherwise affirm or reaffirm its obligations hereunder in connection therewith): (i)

Exhibit E

any foreclosure or such other termination of Tenant’s interest in the Lease or of any or all of the equity in Tenant, (ii) any other exercise of remedies by the applicable Permitted Leasehold Mortgagee, (iii) any changes in the nature of the relationship between Tenant, on the one hand, and Guarantor, on the other hand, including by reason of the replacement of Tenant with a Foreclosure Transferee and the delivery of a guaranty by a Qualified Transferee (as defined in the Lease)) that is unrelated to Guarantor, or (iv) any changes or modifications with respect to the Lease of any nature in connection with such Foreclosure Assignment or Foreclosure COC pursuant to and contemplated by paragraph of Section 22.2 of the Lease;

(b) if a New Lease is successfully entered into in accordance with Section 17.1(f) of the Lease, then, in any such event, this Guaranty shall remain in full force and effect and Guarantor shall be obligated in all respects under this Guaranty without any termination, reduction, impairment or reduction whatsoever, irrespective of whether any of the following shall have occurred (whether or not notice thereof is given to Guarantor) (in each and any such case, irrespective of whether Guarantor shall execute an affirmation or reaffirmation of its obligations under the Guaranty, or otherwise affirm or reaffirm its obligations hereunder in connection therewith): (i) any foreclosure or such other termination of Tenant’s interest in the Lease or of any or all of the equity in Tenant or any other exercise of remedies by the applicable Permitted Leasehold Mortgagee, (ii) any termination of the Lease, (iii) any changes in the nature of the relationship between Tenant, on the one hand, and Guarantor, on the other hand, including by reason of the replacement of Tenant with a Foreclosure Transferee and the delivery of a guaranty by a Qualified Transferee (as defined in the Lease)) that is unrelated to Guarantor, or (iv) the entry into the New Lease on the terms and conditions contemplated under Section 17.1(f) of the Lease.

(c) Guarantor expressly acknowledges and agrees that Guarantor shall, at the request of Landlord, affirm or reaffirm in writing all of its obligations under this Guaranty in respect of the Lease Documents or any New Lease, as applicable, upon the occurrence of any of the following: (i) at the request of Landlord in connection with any prospective Fee Mortgage or conveyance of the Leased Property by Landlord, (ii) any Foreclosure Assignment or Foreclosure COC in accordance with Section 22.2(a)(i) of the Lease; (iii) the assumption by any Person (including a Person that is unrelated to Guarantor) of Tenant’s rights and obligations under the Lease in connection with any such Foreclosure Assignment; or (iv) the execution of any New Lease by any Person (including a Person that is unrelated to Guarantor) in accordance with Section 17.1(f) of the Lease. Guarantor expressly acknowledges and agrees that Guarantor’s failure to so reaffirm in a writing reasonably acceptable to Landlord all of its obligations under this Agreement within ten (10) days of a request from Landlord shall be an immediate default by Guarantor. In addition, and without limitation of anything otherwise contained in this Agreement, Guarantor acknowledges it hereby appoints Landlord as its attorney-in-fact with full power in Guarantor’s name and behalf to execute and deliver at any time an affirmation or reaffirmation of this Agreement, including as to the Guaranty.

(d) in connection with Guarantor no longer being Tenant’s Parent, this Guaranty shall remain in full force and effect and Guarantor shall be obligated in all respects under the Guaranty without any termination, reduction, impairment or reduction whatsoever, irrespective of whether Guarantor shall execute an affirmation or reaffirmation of its obligations under the Guaranty, or otherwise affirm or reaffirm its obligations hereunder in connection therewith.

Exhibit E

(e) GUARANTOR HEREBY IRREVOCABLY WAIVES ANY CONTENTION THAT ITS OBLIGATIONS UNDER THIS GUARANTY ARE UNENFORCEABLE, AND HEREBY ACKNOWLEDGES THAT IT IS ESTOPPED TO ASSERT TO THE CONTRARY.

15. Notices. Any notice, request or other communication (“Notice”) to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address:

To Guarantor:

[ª]

With a copy to

(that shall not constitute notice):

[ª]

To Landlord:

MARKER LV PROPCO LLC

[ª]

With a copy to

(that shall not constitute notice):

[ª]

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.

16. Miscellaneous.

(a) No term, condition or provision of this Guaranty may be waived except by an express written instrument to that effect signed by Landlord. No waiver of any term, condition or provision of this Guaranty will be deemed a waiver of any other term, condition or provision, irrespective of similarity, or constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No term, condition or provision of this Guaranty may be amended or modified with respect to Guarantor except by an express written instrument to that effect signed by Landlord and Guarantor.

Exhibit E

(b) If any one or more of the terms, conditions or provisions contained in this Guaranty is found in a final award or judgment rendered by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions of this Guaranty shall not in any way be affected or impaired thereby, and this Guaranty shall be interpreted and construed as if the invalid, illegal, or unenforceable term, condition or provision had never been contained in this Guaranty.

(c) THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT THE LAWS OF THE STATE OF NEVADA SHALL GOVERN THIS AGREEMENT TO THE EXTENT NECESSARY (I) TO OBTAIN THE BENEFIT OF THE RIGHTS AND REMEDIES SET FORTH HEREIN WITH RESPECT TO ANY OF THE LEASED PROPERTY AND (II) FOR PROCEDURAL REQUIREMENTS WHICH MUST BE GOVERNED BY THE LAWS OF THE STATE. GUARANTOR CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF NEW YORK AND AGREES THAT ALL DISPUTES CONCERNING THIS GUARANTY SHALL BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. GUARANTOR FURTHER CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF EACH STATE WITH RESPECT TO ANY ACTION COMMENCED BY LANDLORD SEEKING TO RETAKE POSSESSION OF ANY OR ALL OF THE LEASED PROPERTY IN WHICH GUARANTOR IS REQUIRED TO BE NAMED AS A NECESSARY PARTY. GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATE OF NEW YORK AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK OR, TO THE EXTENT APPLICABLE IN ACCORDANCE WITH THE TERMS HEREOF, LOCATED IN CLARK COUNTY IN THE STATE OF NEVADA.

(d) GUARANTOR, BY ITS EXECUTION OF THIS GUARANTY, AND LANDLORD, BY ITS EXECUTION AND ACCEPTANCE OF THIS GUARANTY, EACH HEREBY WAIVE TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND ARISING ON, UNDER, OUT OF, BY REASON OF OR RELATING IN ANY WAY TO THIS GUARANTY OR THE INTERPRETATION, BREACH OR ENFORCEMENT THEREOF.

(e) In the event of any suit, action, arbitration or other proceeding to interpret this Guaranty, or to determine or enforce any right or obligation created hereby, the prevailing party in the action shall recover such party’s reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees and costs of appeal, post judgment enforcement proceedings (if any) and bankruptcy proceedings (if any). Any court, arbitrator or panel of arbitrators shall, in entering any judgment or making any award in any such suit, action, arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party’s reasonable costs and expenses as provided in this Section 16(e).

(f) Guarantor (i) represents that it has been represented and advised by counsel in connection with the execution of this Guaranty; (ii) acknowledges receipt of a copy of the Lease Documents; and (iii) further represents that Guarantor has been advised by counsel with respect thereto. This Guaranty shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against Guarantor or Landlord, and as a whole, giving effect to all of the terms, conditions and provisions hereof.

Exhibit E

(g) Except as provided in any other written agreement now or at any time hereafter in force between Landlord and Guarantor, this Guaranty shall constitute the entire agreement of Guarantor with Landlord with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof will be binding upon Landlord or Guarantor unless expressed herein.

(h) All stipulations, obligations, liabilities and undertakings under this Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Landlord and to the benefit of Landlord’s successors and assigns.

(i) Whenever the singular shall be used hereunder, it shall be deemed to include the plural (and vice-versa) and reference to one gender shall be construed to include all other genders, including neuter, whenever the context of this Guaranty so requires. Section captions or headings used in the Guaranty are for convenience and reference only, and shall not affect the construction thereof.

(j) This Guaranty may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

17. No Third Party Beneficiaries. Landlord and its successors and assigns are the beneficiaries of this Guaranty. No other Person shall be a third-party beneficiary hereof. Without limiting the foregoing, no other creditor or equity holder of Landlord, any parent company or its Subsidiaries shall have any rights or be entitled to any benefits hereunder. For the avoidance of doubt, Guarantor hereby consents to the collateral assignment of this Guaranty to any Fee Mortgagee and agrees that any Person who succeeds to Landlord’s interest under any of the Lease Documents in accordance with the terms thereof (or enters into a new lease with Tenant in accordance with Section 31.2 of the Lease) shall constitute a permitted successor and/or assignee and intended beneficiary hereof (and shall become, be recognized by Guarantor as, and have all of the rights of “Landlord” hereunder).

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Exhibit E

EXECUTED as of the date first set forth above.

GUARANTOR
[ª],
a [ª]

By:
Name:
Title:

LANDLORD
MARKER LV PROPCO LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit E